UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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PPL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PPL Corporation

Notice of Annual Meeting
May 18, 2011

and

Proxy Statement

PPL CORPORATION
Two North Ninth Street
Allentown, Pennsylvania 18101

Notice of Annual Meeting of Shareowners

Time and Date	10:00 a.m., Eastern Daylight Time, on Wednesday, May 18, 2011.

Place	Zoellner Arts Center 420 East Packer Ave. Bethlehem, Pennsylvania

Items of Business	• To elect ten directors for a term of one year, as listed in this Proxy Statement.

• To approve an Internal Revenue Code Section 162(m) compliant annual cash incentive compensation plan, called the Short-term Incentive Plan.

• To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2011.

• To conduct an advisory vote on executive compensation.

• To conduct an advisory vote on the frequency of future executive compensation votes.

• To consider two shareowner proposals, if properly presented.

• To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date	You can vote if you were a shareowner of record on February 28, 2011.

Proxy Voting	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone. See details under the heading “General Information — How do I vote?”

  By Order of the Board of Directors,

Robert J. Grey
Senior Vice President,
General Counsel and Secretary

April 6, 2011

Important Notice Regarding the Availability of Proxy
Materials for the Shareowner Meeting to Be Held on May 18, 2011:

This Proxy Statement and the Annual Report to Shareowners are available at
http://www.pplweb.com/PPLCorpProxy

(i)

(ii)

PPL CORPORATION
Two North Ninth Street
Allentown, Pennsylvania 18101

Proxy Statement
Annual Meeting of Shareowners
May 18, 2011
10:00 a.m. (Eastern Daylight Time)

We are providing these proxy materials in connection with the solicitation by the Board of Directors of PPL Corporation of proxies to be voted at the company’s Annual Meeting of Shareowners to be held on May 18, 2011, and at any adjournment or postponement of the Annual Meeting. Directors, officers and other company employees may also solicit proxies by telephone or otherwise. Brokers, banks and other holders of record will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. We first released this proxy statement and the accompanying proxy materials to shareowners on or about April 6, 2011.

GENERAL INFORMATION

What am I voting on?

There are seven proposals scheduled to be voted on at the meeting:

•	the election of ten directors for a term of one year, as listed in this proxy statement;

•	the approval of an Internal Revenue Code Section 162(m) compliant annual cash incentive compensation plan, referred to as the company’s Short-term Incentive Plan;

•	the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2011;

•	an advisory vote on executive compensation;

•	an advisory vote on the frequency of future executive compensation votes; and

•	the consideration of two shareowner proposals, if properly presented to the meeting.

Who can vote?

Holders of PPL Corporation common stock as of the close of business on the record date, February 28, 2011, may vote at the Annual Meeting, either in person or by proxy. Each share of PPL Corporation common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a shareowner of record and as a beneficial owner?

If your shares are registered directly in your name with PPL Corporation’s transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the “shareowner of record.” The Notice of Annual Meeting, Proxy Statement, 2010 Annual Report, proxy card and accompanying documents have been sent directly to you by PPL Corporation.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name” and the “shareholder of record” of your shares is your broker, bank or other holder of record. The Notice of Annual Meeting, Proxy

Statement, 2010 Annual Report, proxy card and accompanying documents have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareowner of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in their mailing or by following their instructions for voting by telephone or on the Internet, if offered. The company urges you to instruct your broker, bank or other holder of record on how to vote your shares. Please understand that in this case, the company does not know that you are a shareowner, or how many shares you own.

How do I vote?

If you are a shareowner of record, you can vote by mail, by telephone, on the Internet or in person at the Annual Meeting.

•	By mail

Be sure to complete, sign and date the proxy card and return it in the postage-paid envelope we have provided. If you are a shareowner of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

If you are a shareowner of record, and the postage-paid envelope is missing, please mail your completed proxy card to PPL Corporation, c/o Shareowner Servicessm, P.O. Box 64873, St. Paul, MN 55164-0873.

•	By telephone or on the Internet

The telephone and Internet voting procedures we have established for shareowners of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

By telephone: You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

On the Internet: The website for Internet voting is at www.eproxy.com/ppl/.  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded.

The telephone and Internet voting facilities for shareowners of record will be available 24 hours a day and will close at 11:59 p.m., Central Time, on May 17, 2011.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive from them.

•	In person at the Annual Meeting

If you are a shareowner of record, you may come to the Annual Meeting and cast your vote there, either by proxy or by ballot. Please bring your admission ticket with you to the Annual Meeting. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares. Please see the attendance requirements discussed under “Who can attend the Annual Meeting?”

If you mail to us your properly completed and signed proxy card, or vote by telephone or on the Internet, your shares of PPL Corporation common stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted:

•	FOR the election of all nominees listed for director;

•	FOR the approval of the Short-term Incentive Plan;

•	FOR the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2011;

•	FOR the advisory vote on executive compensation;

•	For “1 YEAR” with respect to the frequency of future advisory votes on executive compensation; and

•	AGAINST the two shareowner proposals.

We do not expect that any other matters will be brought before the Annual Meeting. By giving your proxy, however, you appoint the persons named as proxies as your representatives at the meeting. If an issue comes up for vote at the Annual Meeting that is not included in the proxy material, the proxy holders will vote your shares in accordance with their best judgment.

As a participant in the PPL Corporation Employee Stock Ownership Plan, how do I vote shares held in my plan account?

If you are a participant in our Employee Stock Ownership Plan, you have the right to provide voting directions to the plan trustee, Fidelity Investments, by submitting your ballot card for those shares of our common stock that are held by the plan and allocated to your account. Plan participant ballots are treated confidentially. Full and fractional shares credited to your account under the plan as of February 28, 2011 will be voted by the trustee in accordance with your instructions. Participants may not vote in person at the Annual Meeting. Similar to the process for shareowners of PPL Corporation common stock, you may vote by mail, telephone or on the Internet. To allow sufficient time for voting by the trustee of the plan, your ballot must be returned by the close of business on May 13, 2011 if by mail and, if voting by telephone or on the Internet, by 11:59 p.m., Central Daylight Time, on May 13, 2011. Please follow the ballot instructions specific to the participants in the Employee Stock Ownership Plan.

If you do not return your ballot, or return it unsigned, or do not vote by phone or on the Internet, the plan provides that the trustee will vote your shares in the same percentage as shares held by participants for which the trustee has received timely voting instructions. The plan trustee will follow participants’ voting directions and the plan procedure for voting in the absence of voting directions, unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974.

May I change or revoke my vote?

Any shareowner giving a proxy has the right to revoke it at any time before it is voted by:

•	giving notice in writing to our Corporate Secretary, provided such statement is received not later than the close of business on May 17, 2011;

•	providing a later-dated vote using the telephone or Internet voting procedures; or

•	attending the Annual Meeting and voting in person.

Will my shares be voted if I do not provide my proxy?

It depends on whether you hold your shares in your own name or as the beneficial owner in the name of a broker, bank or other holder of record. If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or vote in person at the Annual Meeting. Brokerage firms, banks or other holders of record generally have the authority to vote customers’ unvoted shares on certain routine matters. For example, if your shares are held in the name of a brokerage firm, bank or other holder of record, such firm can vote your shares for the ratification of the appointment of Ernst & Young LLP, as this matter is considered routine under the applicable rules. The election of directors is no longer considered a routine matter as to which a broker, bank or other holder of record may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to an uncontested director election. The company urges you to instruct your broker, bank or other holder of record on how to vote your shares.

Who can attend the Annual Meeting?

If you are a shareowner of record, your admission ticket is enclosed with your proxy card. If you hold shares through the Employee Stock Ownership Plan, your admission ticket is the letter enclosed with your ballot card. You will need to bring your admission ticket, along with picture identification, to the meeting. If you own shares as a beneficial owner (in street name), please bring proof of your PPL common stock ownership, such as your most recent brokerage statement, or an ownership confirmation letter from your broker, or a portion of your PPL voting instruction card sent to you by your broker, along with picture identification, to the meeting. PPL will use your brokerage document to verify your ownership of PPL common stock and admit you to the meeting.

What constitutes a quorum?

As of the record date, there were 484,431,366 shares of common stock outstanding and entitled to vote, and no shares of preferred stock of the company were outstanding. In order to conduct the Annual Meeting, a majority of the outstanding shares entitled to vote must be present, in person or by proxy, in order to constitute a quorum. If you submit a properly executed proxy card or vote by telephone or on the Internet, you will be considered part of the quorum. Abstentions, “broker non-votes” and votes withheld from director nominees will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record who holds shares for another person has not received voting instructions from the beneficial owner of the shares and, under New York Stock Exchange, or NYSE, listing standards, does not have discretionary authority to vote on a proposal.

What vote is needed for these proposals to be adopted?

•	Election of Directors (Proposal 1)

The nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected. Authority to vote for any individual nominee can be withheld by writing the number, which is beside that person’s name in the list of nominees, in the box provided to the right of such list on the accompanying proxy or by following the instructions if voting by telephone or on the Internet.

In any uncontested election of directors (an election in which the number of nominees is the same as the number of directors to be elected), any incumbent director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her resignation following the final tabulation of shareowner votes. Your Board of Directors will decide whether to accept the resignation within 90 days following the final vote tabulation, through a process managed by the Compensation, Governance and Nominating Committee, excluding the director in question. Thereafter, your Board of Directors promptly will disclose its decision whether to accept the director’s resignation (and the reasons for rejecting the resignation, if applicable) in a Form 8-K filed with the Securities and Exchange Commission.

•	Approval of Short-term Incentive Plan (Proposal 2)

In order to approve the company’s Short-term Incentive Plan, the proposal must receive a majority of the votes cast, in person or by proxy, by the shareowners voting as a single class.

•	Ratification of the Appointment of Ernst & Young LLP (Proposal 3)

In order to approve the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, the proposal must receive a majority of the votes cast, in person or by proxy, by the shareowners voting as a single class.

•	Advisory Vote on Executive Compensation (Proposal 4)

In order to approve, on an advisory basis, the compensation paid to the company’s named executive officers, the proposal must receive a majority of the votes cast, in person or by proxy, by the shareowners voting as a single class.

•	Advisory Vote on the Frequency of Future Executive Compensation Votes (Proposal 5)

This item offers three alternatives plus abstention. The alternative which receives a majority of the votes cast, in person or by proxy, by the shareowners voting as a single class will be approved on an advisory basis.

•	Shareowner Proposals (Proposals 6 and 7)

In order to approve either shareowner proposal, the proposal must receive a majority of the votes cast, in person or by proxy, by the shareowners voting as a single class. The two shareowner proposals are advisory votes, which require further action by the company to implement any changes.

Proposal 1 (election of directors) is not considered a routine matter as to which a broker, bank or other holder of record may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to an uncontested director election. Because the company has a plurality voting standard for the election of directors, broker non-votes and abstentions will not affect the outcome of the vote on this proposal.

Proposals 2, 4, 5, 6 and 7 are “non-routine” matters under NYSE rules, and brokerage firms, banks or other holders of record are prohibited from voting on each of these proposals without receiving instructions from the beneficial owners of the shares. Broker non-votes will not be considered as votes cast and will have no effect on the outcome of the vote. Abstentions will likewise not be treated as votes cast for purposes of these proposals and will have no effect on the outcome of the vote.

Proposal 3 (ratification of auditors) is considered to be a “routine” matter under NYSE rules, and brokers, banks or other holders of record may vote in their discretion on behalf of clients who have not furnished voting instructions. Abstentions will not be treated as votes cast and will have no effect on the outcome of the vote on this proposal.

Who conducts the proxy solicitation and how much will it cost?

PPL Corporation will pay the cost of soliciting proxies on behalf of the Board of Directors. In addition to the solicitation by mail, a number of regular employees may solicit proxies in person, over the Internet, by telephone or by facsimile. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for the Annual Meeting, and we expect that the remuneration to Innisfree for its services will not exceed $15,000, plus reimbursement for out-of-pocket expenses. Brokers, dealers, banks and other holders of record who hold shares for the benefit of others will be asked to send proxy material to the beneficial owners of the shares, and we will reimburse them for their expenses.

How does the company keep voter information confidential?

To preserve voter confidentiality, we voluntarily limit access to shareowner voting records to certain designated employees of PPL Services Corporation. These employees sign a confidentiality agreement that prohibits them from disclosing the manner in which a shareowner has voted to any employee of PPL affiliates or to any other person (except to the Judges of Election or the person in whose name the shares are registered), unless otherwise required by law.

What is householding, and how does it affect me?

Beneficial owners of common stock in street name may receive a notice from their broker, bank or other holder of record stating that only one proxy statement and/or other shareowner communications and notices will be delivered to multiple security holders sharing an address. This practice, known as “householding,” will reduce PPL’s printing, shipping and postage costs. Beneficial owners who participate in householding will continue to receive separate proxy forms. If any beneficial owner wants to revoke consent to this practice and wishes to receive his or her own documents and other communications, however, then he or she must contact the broker, bank or other holder of record with a notice of revocation. Any shareowner may obtain a copy of such documents now or in the future from PPL promptly upon request to the address and phone number for PPL listed on the back cover page of this proxy statement. If beneficial owners sharing an address wish to receive single copies of such materials in the future, they should contact their broker, banker or other holder of record.

When are the 2012 shareowner proposals due?

To be included in the proxy material for the 2012 Annual Meeting, any proposal intended to be presented at that Annual Meeting by a shareowner must be received by the Secretary of the company in writing no later than December 8, 2011:

Corporate Secretary’s Office
PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101

To be properly brought before the Annual Meeting, any other proposal must be received no later than 75 days in advance of the date of the 2012 Annual Meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Ten members of our Board are standing for re-election, to hold office until the next Annual Meeting of Shareowners. Because the shareowners approved the company’s proposal at last year’s annual meeting to amend the company’s bylaws to eliminate the classification of the terms of the Board of Directors, all 10 directors will stand for election at this year’s Annual Meeting of Shareowners. Each nominee elected as a Director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

The Board of Directors has no reason to believe that any of the nominees will become unavailable for election, but, if any nominee should become unavailable prior to the Annual Meeting, the accompanying proxy will be voted for the election of such other person as the Board of Directors may recommend in place of that nominee.

The proxies appointed by the Board of Directors intend to vote the proxy for the election of each of these nominees, unless you indicate otherwise on the proxy or ballot card.

The following pages contain biographical information about the nominees. See also “Director Nomination Process” on page 16 regarding information concerning the particular experience, qualifications, attributes and/or skills that led the Compensation, Governance and Nominating Committee and the Board to determine that each nominee should serve as a director. In addition, a majority of our directors serve or have served on boards and board committees (including, in many cases, as committee chairs) of other public companies, which we believe provides them with additional board leadership and governance experience, exposure to best practices, and substantial knowledge and skills that further enhance the functioning of our Board.

Nominees for Directors:

FREDERICK M. BERNTHAL, 68, is the former President of Universities Research Association (“URA”), a position he held from 1994 until March 2011. Located in Washington, D.C., URA is a consortium of 87 research universities engaged in the construction and operation of major research facilities on behalf of the U.S. Department of Energy and the National Science Foundation. Dr. Bernthal served from 1990 to 1994 as Deputy Director of the National Science Foundation, from 1988 to 1990 as Assistant Secretary of State for Oceans, Environment and Science, and from 1983 to 1988 as a member of the U.S. Nuclear Regulatory Commission. He received a Bachelor of Science degree in chemistry from Valparaiso University and a Ph.D. in nuclear chemistry from the University of California at Berkeley. Dr. Bernthal is chair of the Nuclear Oversight Committee and a member of the Audit and Executive Committees. He has been a director since 1997.

JOHN W. CONWAY, 65, is Chairman of the Board, President and Chief Executive Officer of Crown Holdings, Inc. of Philadelphia, Pennsylvania, a position he has held since 2001. Prior to that time, he served as President and Chief Operating Officer. Crown is an international manufacturer of packaging products for consumer goods. Mr. Conway joined Crown in 1991 as a result of its acquisition of Continental Can International Corporation. Prior to 1991, he served as President of Continental Can and in various other management positions. Mr. Conway is the past Chairman of the Can Manufacturers Institute. He received his B.A. in Economics from the University of Virginia and his law degree from Columbia Law School. He is a member of the Executive and Finance Committees. He has been a director since 2000.

STEVEN G. ELLIOTT, 64, is the retired senior vice chairman of The Bank of New York Mellon Corporation, an asset management and securities servicing company. He served in that position from 1998 until his retirement in December 2010. He joined Mellon in 1987 as executive vice president and head of the finance department. He was named chief financial officer in 1990, vice chairman in 1992 and senior vice chairman in 1998. Before joining Mellon, he had held senior officer positions at First Commerce Corporation, New Orleans; Crocker National Bank, San Francisco; Continental Illinois National Bank, Chicago; and First Interstate Bank of California. He served as a director of Mellon Financial Corporation from 2001 until the July 2007 merger and then as a director of BNY Mellon through July 2008. He also serves as a director of Huntington Bancshares Incorporated and AllianceBernstein Corporation. Mr. Elliott earned a bachelor’s degree in finance from the University of Houston and a master’s degree in business administration from Northwestern University’s Kellogg School of Management. He is a certified public accountant and a member of the American Institute of Certified Public Accountants and Financial Executives Institute. He also serves on the board of the Pittsburgh Cultural Trust. He is a member of the Audit and Finance Committees.

LOUISE K. GOESER, 57, is President and Chief Executive Officer of Grupo Siemens S.A. de C.V. and is responsible for Siemens Mesoamérica. Siemens Mesoamérica is the Mexican, Central American and Caribbean unit of multinational Siemens AG, a global engineering company operating in the industry, energy and healthcare sectors. Before accepting this position in March 2009, Ms. Goeser served as President and Chief Executive Officer of Ford of Mexico from January 2005 until November 2008. Ford of Mexico manufactures cars, trucks and related parts and accessories. Prior to this position, she served as Vice President, Global Quality for Ford Motor Company, a position she had held since 1999. In that position, she was responsible for ensuring superior quality in the design, manufacture, sale and service of all Ford cars, trucks and components worldwide. Prior to 1999, she served as Vice President for Quality at Whirlpool Corporation, and served in various leadership positions with Westinghouse Electric Corporation. Ms. Goeser received a bachelor’s degree in mathematics from Pennsylvania State University and a master’s degree in business administration from the University of Pittsburgh. She also serves as a director of MSC Industrial Direct Co., Inc. She is a member of the Compensation, Governance and Nominating Committee and has been a director since 2003.

STUART E. GRAHAM, 65, retired in April 2008 as President and Chief Executive Officer of Sweden-based Skanska AB, an international project development and construction company. He continues to serve as chairman of Skanska USA Inc., a U.S. subsidiary. Mr. Graham was named President and CEO of Skanska AB and was elected to its board of directors in 2002. From 2000 to 2002, Mr. Graham served as executive vice president and as a member of the senior executive team of Skanska AB. Mr. Graham’s career includes more than four decades of experience in the infrastructure and construction industry, including executive management responsibilities for Skanska’s business units in the United States, the United Kingdom, Hong Kong and South America. He is past chairman of the Engineering and Construction Governors Council of the World Economic Forum and founded the Engineering and Construction Risk Institute. He also serves as a member of the board of directors of Harsco Corporation, Securitas AB and Skanska AB. Mr. Graham graduated from Holy Cross College with a B.S. in economics. He is a member of the Compensation, Governance and Nominating Committee, Executive Committee, and the Nuclear Oversight Committee. He has been a director since 2008.

STUART HEYDT, 71, retired in 2000 as Chief Executive Officer of the Geisinger Health System, a nonprofit healthcare provider, a position he held since 1991. He is past president and a Distinguished Fellow of the American College of Physician Executives. Dr. Heydt attended Dartmouth College and received an M.D. from the University of Nebraska. He is chair of the Audit Committee and a member of the Compensation, Governance and Nominating Committee, as well as the Executive and Nuclear Oversight Committees. Dr. Heydt has been a director since 1991.

JAMES H. MILLER, 62, is Chairman, President and Chief Executive Officer of PPL Corporation. Prior to his current appointment in October 2006, Mr. Miller was named President in August 2005; Chief Operating Officer in September 2004, a position he held until the end of June 2006; Executive Vice President in January 2004; and also served as President of PPL Generation, LLC, a PPL Corporation subsidiary that operates power plants in the United States. He also serves on the boards of Crown Holdings, Inc., PPL Electric Utilities Corporation and PPL Energy Supply, LLC. Mr. Miller earned a bachelor’s degree in electrical engineering from the University of Delaware and served in the U.S. Navy nuclear program. Before joining PPL Generation in February 2001, Mr. Miller served as Executive Vice President and Vice President, Production of USEC, Inc. from 1995, and prior to that time as President of ABB Environmental Systems, President of UC Operating Services, President of ABB Resource Recovery Systems and in various engineering and management positions at the former Delmarva Power and Light Co. He is chair of the Executive Committee and chair of the Corporate Leadership Council, an internal committee comprised of the senior officers of PPL Corporation. Mr. Miller has been a director since 2005.

CRAIG A. ROGERSON, 54, is Chairman, President and Chief Executive Officer of Chemtura Corporation, a position he has held since December 2008. Chemtura, located in Middlebury, Connecticut, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Chemtura, which filed for protection under Chapter 11 of the United States Bankruptcy Code in March 2009, successfully completed its financial restructuring and emerged from bankruptcy in November 2010. From December 2003, Mr. Rogerson served as President, Chief Executive Officer and director of Hercules Incorporated until its acquisition by Ashland, Incorporated in November 2008. Located in Wilmington, Delaware, Hercules was a global manufacturer and marketer of specialty chemicals and related services for a broad range of business, consumer and industrial applications. Mr. Rogerson joined Hercules in 1979 and served in a number of management positions before leaving the company to serve as President and Chief Executive Officer of Wacker Silicones Corporation in 1997. In May 2000, Mr. Rogerson rejoined Hercules and was named President of its BetzDearborn Division in August 2000. Prior to being named CEO of Hercules in December 2003, Mr. Rogerson held a variety of senior management positions with the company, including president of the FiberVisions and Pinova Divisions, Vice President of Global Procurement and Chief Operating Officer. Mr. Rogerson serves on the boards of the American Chemistry Council and the Society of Chemical Industry. He holds a chemical engineering degree from Michigan State University. He is a member of the Compensation, Governance and Nominating Committee, the Executive Committee and the Nuclear Oversight Committee. He has been a director since 2005.

NATICA VON ALTHANN, 60, is currently a founding partner of C&A Advisors, a consulting firm in the financial services and risk management areas. She retired in June 2008 as the Senior Credit Risk Management Executive for Bank of America, and Chief Credit Officer of U.S. Trust, an investment management company. Prior to being appointed to the Bank of America position in 2007 after U.S. Trust was acquired by Bank of America, Ms. von Althann served as Chief Credit Officer of U.S. Trust since 2003. Prior to joining U.S. Trust in 2003, Ms. von Althann served as managing director at IQ Venture Partners, an investment banking boutique. Previously, she spent 26 years at Citigroup, including in a number of senior management roles. During her time at Citigroup, among other positions, she served as managing director and co-head of Citicorp’s U.S. Telecommunications-Technology group, managing director and global industry head of the Retail and Apparel group and division executive and market region head for Latin America in the Citigroup private banking group. Ms. von Althann earned a bachelor’s degree in political science from Bryn Mawr College and completed master’s level work in Iberian and Latin American history at the University of Cologne, Germany. She serves as a director of TD Bank, N.A. and also serves on the board of a nonprofit organization, Neighbors Link in Mt. Kisco, New York. She is chair of the Finance Committee and is a member of the Audit Committee and the Nuclear Oversight Committee and has been a director since December 2009.

KEITH H. WILLIAMSON, 58, is Senior Vice President, Secretary and General Counsel of Centene Corporation, a position he has held since 2006. Centene Corporation is located in St. Louis, Missouri and is a multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including Supplemental Security Income and the State Children’s Health Insurance Program. He previously served as President of the Capital Services Division of Pitney Bowes Inc., a position he held since 1999. Pitney Bowes is a global provider of integrated mail, messaging and document management solutions headquartered in Stamford, Connecticut. Mr. Williamson joined Pitney Bowes in 1988 and held a series of positions in the company’s tax, finance and legal operations, including oversight of the treasury function and rating agency activity. Mr. Williamson earned a B.A. from Brown University, a J.D. and M.B.A. from Harvard University and an LL.M. in taxation from New York University Law School. He is a member of the Finance Committee and has been a director since 2005.

E. Allen Deaver, the company’s Lead Director, in compliance with the company’s “Guidelines for Corporate Governance,” will retire from the Board prior to the 2011 Annual Meeting of Shareowners, which follows his 75th birthday. Mr. Deaver retired in 1998 as Executive Vice President and a director of Armstrong World Industries, Inc., of Lancaster, Pennsylvania. He is also a director of the Geisinger Health System. He graduated from the University of Tennessee with a B.S. in Mechanical Engineering and is a former United States Army officer. He began his Armstrong career in 1960 and served as Executive Vice President for 10 years. Prior to that time, he gained experience in a variety of engineering and manufacturing positions in the United States and abroad. Mr. Deaver is chair of the Compensation, Governance and Nominating Committee and a member of the Executive, Finance and Nuclear Oversight Committees.

Your Board of Directors recommends that shareowners
vote FOR Proposal 1, the election of these nominees for director

GOVERNANCE OF THE COMPANY

Board of Directors

Attendance. The Board of Directors met nine times during 2010. Each director attended at least 75% of the meetings held by the Board and the committees on which they served during the year, except for Mr. Conway. The average attendance of directors at Board and Committee meetings held during 2010 was 96%. Directors are expected to attend all meetings of shareowners, the Board, and the Committees on which they serve. All of our then-serving directors attended the 2010 Annual Meeting of Shareowners.

Independence of Directors. The Board has established guidelines to assist it in determining director independence, which conform to the independence requirements of the NYSE listing standards. In addition to applying these guidelines, which are summarized below and are available in the Corporate Governance section of our website (www.pplweb.com/about/corporate+governance), the Board considers all relevant facts and circumstances in making an independence determination. At its January 2011 meeting, the Board determined that the following 10 directors (constituting all of PPL’s non-employee directors) are independent from the company and management pursuant to its independence guidelines: Drs. Bernthal and Heydt, Messrs. Conway, Deaver, Elliott, Graham, Rogerson and Williamson, and Ms. Goeser and Ms. von Althann.

In reaching this conclusion, the Board considered transactions and relationships between each director or any member of his or her immediate family and the company and its subsidiaries. From time to time, our subsidiaries have transacted business in the ordinary course with companies with which several of our directors are or were affiliated. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated the following relationships:

•	Each of Mr. Conway and Mr. Graham were officers at companies with which PPL has engaged in business transactions in the ordinary course. The Board reviewed all transactions with each of these companies and determined that the annual amount of revenues received by PPL in each fiscal year was significantly below 1 percent of the consolidated gross revenues of PPL and each of these companies. As part of its determination, the Board also considered that most of the transactions were competitively bid.

The Board determined that all of these relationships were immaterial. Under the categorical standard of independence that the Board adopted for the company, business transactions between the company (and its subsidiaries) and a director’s employer or the employer of the director’s “immediate family member,” as defined by the rules of the NYSE, not involving more than 2 percent of the employer’s consolidated gross revenues in any fiscal year, will not impair the director’s independence. All of the transactions considered were significantly below 1 percent of the consolidated gross revenues of any of the companies involved.

Also, pursuant to NYSE standards, a director is not independent from the company and management if, within the last three years, the director or an immediate family member of the director:

•	is or has been an employee of the company (and its subsidiaries), in the case of the director, or is or has been an executive officer of the company (and its subsidiaries), in the case of an immediate family member of the director;

•	has received more than $120,000 in direct compensation from the company (and its subsidiaries) during any 12-month period (excluding director or committee fees);

•	is or was a partner or employee of any of the auditors of the company, subject to certain exceptions;

•	is or was employed as an executive officer of another company where any of the company’s present executive officers at the same time serves or served on the other company’s compensation committee; or

•	is a current employee, in the case of the director, or is a current executive officer, in the case of an immediate family member, of a company that has made payments to, or received payments from, our company for property or services in an amount which exceeds the greater of $1 million, or 2 percent of such other company’s consolidated gross revenues.

In addition to the independence requirements set forth above, the Board evaluates additional independence requirements under applicable Securities and Exchange Commission, or SEC, rules for directors who are members of the audit committee. If a director is considered independent pursuant to the standards set forth above, the director also will be deemed to be independent for purposes of being a member of our Audit Committee if:

•	the director does not directly or indirectly, including through certain family members, receive any consulting, advisory or other compensatory fee from the company (and its subsidiaries) except in such person’s capacity as a director or committee member; and

•	the director is not an “affiliated person” of the company (or any of its subsidiaries), meaning that the director does not directly or indirectly (through one or more intermediaries) control, is not controlled by or is not under common control with the company (and its subsidiaries), all within the meaning of applicable securities laws.

Executive Sessions; Presiding and Lead Director. The independent directors meet in regular executive sessions during each Board meeting without management present. The Board has designated Mr. Deaver as the presiding director to chair these executive sessions. Mr. Deaver also serves as the “lead” director of the Board. At the time of Mr. Deaver’s retirement, the Board will designate a new presiding and lead director.

Board Leadership Structure. The positions of Chairman and Chief Executive Officer, or CEO, are held by Mr. Miller. Mr. Deaver has served as a strong independent “lead” director for a number of years. The Board believes that the responsibilities delegated to the lead director are substantially similar to many of the functions typically fulfilled by a board chairman. The Board believes that its lead director position balances the need for effective and independent oversight of management with the need for strong, unified leadership. Of our 11 directors, only Mr. Miller is not independent from the company. All of our committees, with the exception of the Executive Committee on which Mr. Miller serves, are composed entirely of independent directors and the agendas are driven by the independent chairs through discussions with designated management liaisons. Each independent director is encouraged to, and does, regularly contact management with questions or suggestions for agenda items. The Board does not believe that the establishment of an independent Chairman is necessary or recommended at the present time. The Board continues to have the right to separate those roles if it were to determine that such a separation would be in the best interest of the company, its shareowners and other stakeholders.

The lead director serves in the following roles:

•	presides at all meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors that occur at each Board meeting;

•	serves as an adviser to the Chairman and CEO, as well as a non-exclusive liaison between the independent directors and the Chairman and CEO;

•	responds to shareowner and other stakeholder questions that are directed to the presiding or lead director, as well as to the independent directors as a group;

•	periodically reviews or suggests meeting agendas and schedules for the Board and at least annually solicits suggestions from the Board on meeting topics, such as strategy, management performance and governance matters;

•	leads the process for evaluating the performance of the CEO, through his role as the Chair of the Compensation, Governance and Nominating Committee; and

•	fulfills such other responsibilities as the Board may from time to time request.

The Corporate Secretary’s Office, together with any other key employees requested by the lead director, provides support to the lead director in fulfilling his role.

Guidelines for Corporate Governance. You can find the full text of our Guidelines for Corporate Governance in the Corporate Governance section of our website (www.pplweb.com/about/corporate+governance).

Communications with the Board. Shareowners or other parties interested in communicating with the lead director, with the Board or with the independent directors as a group may write to the following address:

The Lead Director or the Board of Directors
c/o Corporate Secretary’s Office
PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101

The Corporate Secretary’s Office forwards all correspondence to the respective Board members, with the exception of commercial solicitations, advertisements or obvious “junk” mail. Concerns relating to accounting, internal controls or auditing matters are to be brought immediately to the attention of the company’s Office of Business Ethics and Compliance and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Ethics. We maintain a code of business conduct and ethics, our Standards of Conduct and Integrity, which are applicable to all Board members and employees of the company and its subsidiaries, including the principal executive officer, the principal financial officer and the principal accounting officer of the company. You can find the full text of the Standards in the Corporate Governance section of our website (www.pplweb.com/about/corporate+governance).

Board Committees

The Board of Directors has five standing committees:

•	the Executive Committee;

•	the Compensation, Governance and Nominating Committee;

•	the Finance Committee;

•	the Nuclear Oversight Committee; and

•	the Audit Committee.

Each non-employee director usually serves on one or more of these committees. All of our committees, with the exception of the Executive Committee, are composed entirely of independent directors. The charters of all of the committees are available in the Corporate Governance section of the company’s website (www.pplweb.com/about/corporate+governance).

Executive Committee. During periods between Board meetings, the Executive Committee may exercise all of the powers of the Board of Directors, except that the Executive Committee may not elect directors, change the membership of or fill vacancies in the Executive Committee, fix the compensation of the directors, change the Bylaws, or take any action restricted by the Pennsylvania Business Corporation Law or the Bylaws (including actions committed to another Board committee). The Executive Committee met six times in 2010. The members of the Executive Committee are Mr. Miller (chair), Drs. Bernthal and Heydt, and Messrs. Conway, Deaver, Graham and Rogerson.

Messrs. Conway, Graham and Rogerson became members of the Executive Committee in January 2011.

Compensation, Governance and Nominating Committee. The principal functions of the Compensation, Governance and Nominating Committee, or CGNC, are:

•	to review and evaluate at least annually the performance of the chief executive officer and other senior officers of the company and its subsidiaries, and to set their remuneration, including incentive awards;

•	to review management’s succession planning;

•	to identify and recommend to the Board of Directors candidates for election to the Board;

•	to review the fees paid to outside directors for their services on the Board of Directors and its Committees;

•	to establish and administer programs for evaluating the performance of Board members; and

•	to develop and recommend to the Board corporate governance guidelines for the company.

All of the members of the CGNC are independent within the meaning of the listing standards of the NYSE and the company’s standards of independence described above under the heading “Independence of Directors.” In addition, each member of the CGNC is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code. This committee met six times in 2010. The members of the CGNC are Mr. Deaver (chair), Ms. Goeser, Messrs. Graham and Rogerson, and Dr. Heydt. Mr. Conway resigned from the CGNC in December 2010, and Mr. Rogerson joined the CGNC in January 2011.

Compensation Processes and Procedures

Decisions regarding the compensation of our executive officers are made by the CGNC. Specifically, the CGNC has strategic and administrative responsibility for a broad range of issues, including ensuring that we compensate executive officers effectively and in a manner consistent with our stated compensation strategy. The CGNC also oversees the administration of our executive compensation plans, including the design of, and performance measures and award opportunities for, the executive incentive programs, and some employee benefits. The CGNC has delegated the ability to authorize stock awards to non-executive officers within the terms of a stock plan to the Corporate Leadership Council, composed of the top four senior executive officers, all of whom are named executive officers in this proxy statement.

The CGNC periodically reviews executive officer compensation to ensure that compensation is consistent with our compensation philosophies, company and personal performance, changes in market practices and changes in an individual’s responsibilities. At the CGNC’s first regular in-person meeting each year, which it holds in January, the CGNC reviews the performance of executive officers and makes awards for the just-completed fiscal year.

To assist in its efforts to meet the objectives outlined above, the CGNC previously retained Towers Watson, a nationally known executive compensation consulting firm, to advise it on a regular basis on executive compensation programs. A group of former Towers Perrin and Watson Wyatt executive compensation consultants created Pay Governance, LLC, an independent consulting firm, in 2010 and the CGNC retained Pay Governance to advise it as of May 18, 2010. Pay Governance provides additional information to the CGNC so that it can determine whether the company’s executive compensation programs are reasonable and consistent with competitive practices. Representatives of Pay Governance regularly participate in CGNC meetings and provide advice as to compensation trends and best practices, plan design and competitive market comparisons.

The CGNC regularly engages Pay Governance to provide the following information and analyses:

•	Utility Industry Executive Compensation Trends Presentation — provides a report on current trends in utility industry executive compensation.

•	Director Pay Analysis — reviews the pay program for PPL’s non-employee directors relative to a group of utility companies and to a broad spectrum of general industry companies.

•	Executive Compensation Analysis — provides a review of compensation for the top 25 executive positions of PPL, including all of the named executive officers. This review includes both utility and general industry medians and 75th percentile data, and it results in a report on the compensation of executive officers and competitive market data. A detailed discussion of the competitive market comparison process is provided below, in “Compensation Discussion and Analysis-Compensation Elements-Direct Compensation.”

•	Change in Control Analysis — conducted annually to prepare calculations of severance benefit and tax gross-up values for named executive officers for disclosure in the proxy statement (see “Termination Benefits” on page 68 and “Potential Payments upon Termination or Change in Control of PPL Corporation” table on page 73).

Additionally, management may request analyses or information from Pay Governance in order to assist it in the administration of the executive compensation programs, including competitive analysis on new executive positions and valuation support for the company’s stock award program — such as Black-Scholes calculations for stock options and the valuation of performance unit grants for accounting purposes.

The vice president of Human Resources and Services is management’s liaison to the CGNC, and his staff provides support for the CGNC and regularly interacts with Pay Governance.

Annually, the CGNC requests that Pay Governance present emerging issues and trends in executive compensation among the 25 largest U.S. utilities at its July meeting and continues with a detailed analysis of competitive pay levels and practices at its year-end meeting. The CGNC uses this analysis to provide a general understanding of current market practices when it assesses performance and considers salary levels and incentive awards at its January meeting following the performance year.

Senior management develops the business plan and recommends to the CGNC the related goals for the annual cash incentive program and the long-term incentive program for the upcoming year, based on industry and market conditions and other factors. All of the incentive goals are reviewed and approved by the CGNC.

The CGNC has the authority to review and approve annually the compensation structure, including goals and objectives, of the chief executive officer, or CEO, and other executive officers who are subject to Section 16 of the Exchange Act, including all of the executive officers named in this proxy statement. The CEO reviews with the CGNC his evaluation of the performance and leadership of: (1) the executive officers who report directly to him; (2) the presidents of the major business lines who report to the chief operating officer, or COO, with input from the COO; and (3) the treasurer and the controller, with input from the chief financial officer. The CEO presents his compensation recommendations to the CGNC, and based in large part on such recommendations, the CGNC approves the annual compensation, including salary, incentive compensation and other remuneration of such executive officers. In preparing his recommendations, the CEO may discuss his evaluations and potential recommendations with the vice president of Human Resources and Services and representatives of Pay Governance. The CEO does not discuss his own compensation with Pay Governance.

The CGNC manages a process for the Board of Directors to evaluate our CEO. Each director, other than the CEO, completes an evaluation of the CEO and submits the evaluation to the Chair of the CGNC, who is also the lead director. The evaluation is presented to the outside directors of the Board and discussed at the January meeting. A summary evaluation is compiled by the Chair of the CGNC, who then discusses the evaluation with the CEO. The CGNC determines the CEO’s salary and incentive awards at its January meeting, based on the Board’s evaluation.

The Board of Directors, with recommendations from the CGNC, determines the amount and form of director compensation. Pay Governance also assists the CGNC with this determination.

Prior to retaining Pay Governance in May 2010, Towers Watson provided the CGNC with executive compensation and benefits consulting services. Towers Watson also regularly provides the company with other services, such as actuarial valuation of pension plans and retiree welfare plans, due diligence reviews of acquisition opportunities and workforce management and human resource consulting services. The CGNC annually reviews, but did not formally approve, total expenditures paid to Towers Watson prior to May 2010, and to Pay Governance after May 2010. The CGNC does specifically approve expenditures for executive compensation consulting. Management reviews and approves all other expenses. In 2010, the aggregate amount paid to Towers Watson and Pay Governance for executive compensation consultant services to the CGNC was $304,000 and $28,000, respectively. The amount paid to Towers Watson for all other services was $1,406,000. Pay Governance does not provide any other services to the company.

Director Nomination Process

The CGNC establishes guidelines for new directors and evaluates director candidates. In considering candidates, the CGNC seeks individuals who possess strong personal and professional ethics, high standards of integrity and values, independence of thought and judgment and who have senior corporate leadership experience. The company believes that prior business experience is valuable, and it seeks candidates who have certain prior experience relevant to serving on the Board, such as financial, operating and nuclear.

In addition, the CGNC seeks individuals who have a broad range of demonstrated abilities and accomplishments beyond corporate leadership. These abilities include the skill and expertise sufficient to provide sound and prudent guidance with respect to all of the company’s operations and interests. The CGNC believes that, while diversity and variety of experiences and viewpoints represented on the board should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, color, gender, national origin or sexual orientation or identity. In selecting a director nominee, the CGNC focuses on skills, expertise or background that would complement the existing board, recognizing that the company’s businesses and operations are diverse and global in nature. Our directors come from diverse backgrounds including industrial, financial, non-profit and healthcare. Finally, the CGNC seeks individuals who are capable of devoting the required amount of time to serve effectively, including preparation time and attendance at Board, committee and shareowner meetings.

Nominations for the election of directors may be made by the Board of Directors, the CGNC or any shareowner entitled to vote in the election of directors generally. The CGNC screens all candidates in the same manner regardless of the source of the recommendation. The CGNC’s review is typically based on any written materials provided with respect to the candidate. The CGNC determines whether the candidate meets the company’s general qualifications and specific qualities and skills for directors and whether requesting additional information or an interview is appropriate.

If the CGNC or management identifies a need to add a new Board member to fulfill a special need or to fill a vacancy, the CGNC usually retains a third-party search firm to identify a candidate or candidates. The CGNC seeks prospective nominees through personal referrals, independent inquiries by directors and search firms. Once the CGNC has identified a prospective nominee, it generally requests the third-party search firm to gather additional information about the prospective nominee’s background and experience. The CEO, the chair of the CGNC and other members of the CGNC, if available, then interview the prospective candidates in person. After completing the interview and evaluation process, which includes evaluating the prospective nominee against the standards and qualifications set out in the company’s Guidelines for Corporate Governance, the CGNC makes a recommendation to the full Board as to the persons who should be nominated by the Board. The Board then votes on whether to approve the nominee after considering the recommendation and report of the CGNC.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ or nominees’ biographical information set forth on pages 7 to 10. In particular, in connection with the nominations of each director for election as directors at the 2011 Annual Meeting of Shareowners, the Board considered their contributions to the company’s success during their previous years of Board service. With regards to Dr. Bernthal, the Board considered his service with the U.S. Nuclear Regulatory Commission and his governmental and leadership experience. For Mr. Conway, the Board considered his general business background and his leadership expertise as a CEO of a publicly traded company. With regards to Mr. Deaver, the Board considered his engineering and general business background, as well as his senior executive experience. For Mr. Elliott, the Board considered his broad experience in the financial services industry, and his accounting and risk management expertise. With regards to Ms. Goeser, the Board considered her leadership and business experience in a variety of industry positions. For Mr. Graham, the Board considered his international construction and development experience, as well as his leadership skills from serving as a CEO of a publicly traded company. With regards to Dr. Heydt, the Board considered his business experience and leadership expertise from serving as CEO of a large healthcare system. For Mr. Miller, the Board considered his operating and nuclear experience, as well as his leadership skills. With regards to Mr. Rogerson, the Board considered his general business background and his leadership expertise as a CEO of several publicly traded companies. With regards to Ms. von Althann, the Board considered her financial and risk management experience, as well as senior management experience. With regards to Mr. Williamson, the Board considered his general business, finance and legal background.

Shareowners interested in recommending nominees for directors should submit their recommendations in writing to:

Corporate Secretary
PPL Corporation
Two North Ninth Street
Allentown, Pennsylvania 18101

In order to be considered, we must receive nominations by shareowners at least 75 days prior to the 2012 Annual Meeting. The nominations must also contain the information required by our Bylaws, such as the name and address of the shareowner making the nomination and of the proposed nominees and certain other information concerning the shareowner and the nominee. The exact procedures for making nominations are included in our Bylaws, which can be found at the Corporate Governance section of our website (www.pplweb.com/about/corporate+governance).

Compensation Committee Interlocks and Insider Participation. None of the members of the CGNC during 2010 or as of the date of this proxy statement is or has been an officer or employee of the company, and no executive officer of the company served on the compensation committee or board of any company while that company employed any member of the CGNC or the company’s Board of Directors. Mr. Conway resigned from the CGNC in December 2010, prior to the appointment of Mr. Miller to the Board of Directors of Crown Holdings, Inc., the company for which Mr. Conway serves as Chairman of the Board, President and Chief Executive Officer.

Finance Committee. The principal functions of the Finance Committee are:

•	to review and approve annually the business plan for the company;

•	to approve company financings and corporate financial policies;

•	to authorize certain capital expenditures;

•	to authorize acquisitions and dispositions in excess of $75 million; and

•	to review, approve and monitor the policies and practices of the company and its subsidiaries in managing financial risk.

All of the members of this committee are independent within the meaning of the listing standards of the NYSE and the company’s standards of independence described above under the heading “Independence of Directors.” The Finance Committee met four times in 2010. The members of the Finance Committee are Ms. von Althann (chair), and Messrs. Conway, Deaver, Elliott and Williamson. Mr. W. Keith Smith, the former chair of the Finance Committee, resigned when he retired from the Board in May 2010. Mr. Elliott joined the Finance Committee in January 2011 when he was elected to the Board of Directors.

Nuclear Oversight Committee. The principal functions of the Nuclear Oversight Committee are:

•	to assist the Board of Directors in the fulfillment of its responsibilities for oversight of the company’s nuclear operations;

•	to advise company management on nuclear matters; and

•	to provide advice and recommendations to the Board of Directors concerning the future direction of the company and management performance related to the nuclear operations.

All of the members of this committee are independent within the meaning of the listing standards of the NYSE and the company’s standards of independence described above under the heading “Independence of Directors.” The Nuclear Oversight Committee met three times in 2010. The members of the Nuclear Oversight Committee are Dr. Bernthal (chair), Messrs. Deaver, Graham and Rogerson, Dr. Heydt and Ms. von Althann.

Audit Committee. The primary function of the Audit Committee is to assist the company’s Board of Directors in the oversight of:

•	the integrity of the financial statements of the company and its subsidiaries;

•	the effectiveness of the company’s internal control over financial reporting;

•	the identification and management of risk;

•	the company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the company’s independent auditor and internal audit function.

The Charter of the Audit Committee, which specifies the Audit Committee’s responsibilities, is available on our website (www.pplweb.com/about/corporate+governance). The Audit Committee met eight times during 2010. The members of the Audit Committee are not employees of the company, and the Board of Directors has determined that each of its Audit Committee members has met the independence and expertise requirements of the NYSE, the rules of the SEC and the company’s independence standards described above under the heading “Independence of Directors.” The members of the Audit Committee are Dr. Heydt (chair), Dr. Bernthal, Mr. Elliott and Ms. von Althann. Mr. W. Keith Smith resigned from the Audit Committee when he retired from the Board in May 2010. Mr. Elliott joined the Audit Committee in January 2011 when he was elected to the Board of Directors. Our Board of Directors has determined that Mr. Elliott and Ms. von Althann are audit committee financial experts as defined by the rules and regulations of the SEC.

Report of the Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to, among other items, the integrity of the company’s financial statements. Company management is responsible for the preparation and integrity of the company’s financial statements, the financial reporting process and the associated system of internal controls over financial reporting and assessing the effectiveness of such controls. Ernst & Young LLP, the company’s principal independent registered public accounting firm, is responsible for auditing the company’s annual financial statements, expressing an opinion as to whether the financial statements present fairly, in all material respects, the company’s financial position and results of operations in conformity with U.S. generally accepted accounting principles, and expressing an opinion as to the effectiveness of internal control over financial reporting in accordance with the Standards of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee’s responsibility is to monitor and review these processes. PricewaterhouseCoopers LLP, an independent registered public accounting firm, audited the financial statements of LG&E and KU Energy LLC (LKE), a wholly owned subsidiary, for the period November 1, 2010 (date of acquisition) to December 31, 2010. Ernst & Young LLP referred to PricewaterhouseCoopers LLP’s audit opinion of LKE in their audit opinion of the company’s annual financial statements. The Audit Committee has reviewed and discussed the audited financial statements with management, as well as Ernst & Young LLP and PricewaterhouseCoopers LLP, hereinafter referred to as the “independent auditors.”

In its capacity as a Committee of the Board of Directors, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. The independent auditors report directly to the Audit Committee, and the Audit Committee is responsible for preapproving all audit and permitted non-audit services to be provided by the independent auditors. The Audit Committee has a policy to periodically solicit competitive proposals for audit services from independent accounting firms. The Audit Committee has discussed with the independent auditors the matters required to be discussed by applicable Auditing Standards as periodically adopted or amended, and the rules of the Securities and Exchange Commission (SEC) including the appropriateness and application of accounting principles.

The Audit Committee has received the written disclosures and the letters from its independent auditors required by applicable requirements of the PCAOB and the American Institute of Certified Public Accountants (AICPA) regarding the independent auditors’ communications with the Audit Committee concerning independence, and has had discussions with the independent auditors about their independence. The Audit Committee also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the independence of such independent auditors.

In the performance of its responsibilities, the Audit Committee met periodically with the internal auditor and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

The Audit Committee has reviewed and discussed, together with management and the independent auditors, management’s assessment of internal controls relating to the adequacy and effectiveness of financial reporting. The Audit Committee has also discussed with company management and the internal auditor the process utilized in connection with the certifications of the company’s principal executive officer and principal financial officer under the Sarbanes-Oxley Act of 2002 and related SEC rules for the company’s annual and quarterly filings with the SEC.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements and management’s assessment of the effectiveness of the company’s internal control over financial reporting be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The Audit Committee has a Committee Charter that specifies its responsibilities. The Committee Charter, which has been approved by the Board of Directors, is available on the company’s website (www.pplweb.com/about/corporate+governance). Also, the Audit Committee’s procedures and practices comply with the requirements of the SEC and the NYSE applicable to corporate audit committees.

The Audit Committee

Stuart Heydt, Chair Frederick M. Bernthal Steven G. Elliott Natica von Althann

The Board’s Role in Risk Oversight

The Board provides oversight of the company’s risk management practices. The Board reviews material risks associated with the company’s business plan periodically as part of its consideration of the ongoing operations and strategic direction of the company. At meetings of the Board and its committees, directors receive periodic updates from management regarding risk management activities. Outside of formal meetings, the Board, its committees and individual Board members have full access to senior executives and other key employees, including the CFO, the COO and the chief risk officer, or CRO.

Each of the committees of the Board, other than the Executive Committee, reports regularly to the full Board on risk-related matters. The committees also oversee the management of material risks that fall within such committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisers. The CRO communicates key risks to the Audit and Finance Committees. This communication includes the identification of key risks, emerging risks and how these risks are being managed.

A primary function of the Audit Committee is to assist the Board in the oversight of the identification and management of risk. More specifically, the Audit Committee is responsible for the review of the company’s process for identifying, assessing and managing business risks and exposures and discussing related guidelines and procedures. The Audit Committee regularly reviews risk management activities related to the financial statements, legal and compliance matters, information technology and other key areas. The Audit Committee also periodically meets in executive session with representatives from the company’s independent registered public accounting firm, the Executive Director-Corporate Audit Services and the Senior Director-Business Ethics and Compliance.

The Audit Committee also oversees the company’s enterprise risk management process. The CRO has responsibility for leading the company’s enterprise risk management process. The company’s Risk Management group and Corporate Audit Services department report to the Audit Committee regarding key risk matters. The Executive Director-Corporate Audit Services reports directly to the Audit Committee.

The Finance Committee is responsible for, among other items provided in its Charter, reviewing, approving and monitoring the policies and practices to be followed by the company and its subsidiaries in managing market risk, credit risk, liquidity risk and currency risk. The company’s internal Risk Management Committee is chaired by the CRO. The Risk Management Committee and the CRO serve at the direction of the Finance Committee to provide oversight of risk management activities related to buying and selling electric energy and gas, fuel procurement and the issuance of corporate debt.

The Compensation, Governance and Nominating Committee considers various risks including those related to the attraction and retention of talent, the design of compensation programs, succession planning, governance matters and the identification of qualified individuals to become board members. The company has determined that any risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the company.

The Nuclear Oversight Committee considers risks in connection with its responsibilities for oversight of the company’s nuclear function, including various risks related to ensuring the company has appropriate systems in place to protect the health and safety of the public and maintain compliance with applicable laws and regulations.

Compensation of Directors

Annual Retainer. Directors who are company employees do not receive any separate compensation for service on the Board of Directors or committees of the Board of Directors. During 2010, directors who were not employees of PPL, except for Messrs. Rogerson and Williamson, received an annual retainer of $151,400, of which a minimum of $101,400 was mandatorily allocated to a deferred stock account under the Directors Deferred Compensation Plan, or DDCP. Messrs. Rogerson and Williamson, for the reasons explained below, received an annual retainer of $120,000, of which $70,000 was mandatorily allocated to a deferred stock account under the DDCP. The remaining $50,000 portion of the annual retainer for all directors was paid in cash in monthly installments to each director, unless voluntarily deferred to their stock account or to their deferred cash account (as discussed below). The stock portion was allocated in monthly installments to each director’s deferred stock account.

In June 2008, the Board revised the terms of the annual retainer paid to directors for service on the Board. As described below in “— One-time Grant of Restricted Stock Units,” prior to the effective date of this revision, upon a director’s first-time election to the Board, the director received a one-time award of 7,000 deferred restricted stock units, or “Special Stock Units,” mandatorily allocated to the director’s deferred stock account in the DDCP. Special Stock Units are subject to a five-year restriction period and forfeiture in the event a director leaves the Board before the five-year restriction period lapses. Effective June 16, 2008, the award of Special Stock Units to newly elected directors was eliminated, and the mandatory deferred stock unit annual retainer was increased. The new retainer terms were applicable (1) to all new directors who join the Board on or after June 16, 2008, including Messrs. Elliott and Graham and Ms. von Althann, and (2) to ongoing directors serving on our Board as of June 16, 2008, beginning on January 1 of the year immediately following the year in which the restrictions on their Special Stock Units lapse. Because Messrs. Rogerson and Williamson joined the Board after most of the other Board members, except Messrs. Elliott and Graham and Ms. von Althann, their Special Stock Units did not vest until September 1, 2010 and they did not receive the increased deferred stock unit retainer until January 1, 2011. The increase to the portion of the annual retainer that is mandatorily allocated to a deferred stock account was to replace the loss in value of the Special Stock Units as they vest.

Each deferred stock unit represents the right to receive a share of PPL common stock and, except for the Special Stock Units, is fully vested upon grant, but does not have voting rights. Deferred stock units accumulate quarterly dividend-equivalent payments, which are reinvested in additional deferred stock units.

Effective January 1, 2011, the annual retainer increased by $5,100 for all directors, with a $2,000 increase to the cash portion and a $3,100 increase to the portion mandatorily allocated to a deferred stock account.

One-time Grant of Restricted Stock Units. Each non-employee director who was on the Board on January 1, 2004 received Special Stock Units as a one-time additional retainer equal to 7,000 deferred restricted stock units (which reflect the 2-for-1 common stock split completed in August 2005), which were mandatorily allocated to such director’s deferred stock account under the DDCP. Any new director joining the Board of Directors after that time, but before June 2008, also received this one-time additional retainer of Special Stock Units. These deferred stock units have a five-year restriction period and are subject to forfeiture if the director leaves the Board of Directors before the five-year restriction period ends. The five-year restriction period for most directors, except for Messrs. Rogerson and Williamson, lapsed on January 1, 2009. Messrs. Rogerson and Williamson did not receive their one-time awards until September 1, 2005, when they joined the Board, so their restrictions did not lapse until September 1, 2010. They began receiving the same mandatory deferral into their stock accounts as all of the other directors as of January 1, 2011. In June 2008, the Board eliminated the award of any new Special Stock Units to newly elected directors. As a result, no such award was granted to Mr. Graham when he joined the Board on July 1, 2008, to Ms. von Althann when she joined the Board on December 1, 2009, or to Mr. Elliott when he joined the Board on January 1, 2011, but each such director received the higher adjusted retainer.

Committee Retainers. During 2010, each committee chair, except for the Audit Committee Chair, received an annual cash retainer of $10,000, which was paid in monthly installments. The Audit Committee Chair received an annual cash retainer of $15,000 during 2010.

Presiding Director Retainer. The presiding director, who is also our “lead” independent director, receives an annual cash retainer of $30,000, which is paid in monthly installments.

Other Fees. During 2010, each non-employee director also received a fee of $1,500 for attending each Board of Directors meeting, committee meeting and other meetings at the company’s request, and a fee of $1,000 for participating in meetings held by telephone conference call. Effective

January 1, 2011, the fee for attending each meeting of the Board of Directors increased to $2,000 per meeting. PPL also reimburses each director for usual and customary travel expenses.

Directors Deferred Compensation Plan. Pursuant to the DDCP, non-employee directors may elect to defer all or any part of the fees and any retainer that is not part of the mandatory stock unit deferrals. Under this plan, directors can defer compensation other than the mandatory deferrals into a deferred cash account or the deferred stock account. The deferred cash account earns a return as if the funds had been invested in one or more of the core investment options offered to employees as part of PPL’s 401(k) plans, including publicly available mutual funds, institutionally managed funds and “lifestyle funds” available from a mutual fund provider (for 2010, the lifestyle funds were Fidelity Investments’ Freedom Funds). The brokerage account option that is available to employees is not available to directors. For 2010, only two directors elected to defer any of their cash retainer or fees into a deferred cash account. These directors deferred cash into one or more of the following Fidelity funds, with the annual return shown for each fund: Fidelity Freedom 2020 (12.93%); Spartan Total Market Index (17.41%); JPM Core Bond R5 Fund (7.48%); and a stable value fund managed by Fidelity (2.39%). Payment of the amounts allocated to the deferred cash account and accrued earnings, together with the deferred stock units and accrued dividend equivalents, is deferred until after the directors’ retirement from the Board of Directors, at which time they receive the deferred cash and stock in one or more annual installments for a period of up to ten years as previously elected by the director.

The following table summarizes all compensation earned during 2010 by our non-employee directors.

2010 DIRECTOR COMPENSATION

	Fees Earned
	or Paid
	in Cash
		Deferred into
	Paid in	Restricted	Stock	All Other
Name of Director	Cash(2)	Stock Units(3)	Awards(4)	Compensation(5)	Total
Frederick M. Bernthal	$0	$90,500	$101,400	$520	$192,420

John W. Conway	0	70,000	101,400	520	171,920

E. Allen Deaver	126,000	0	101,400	520	227,920

Louise K. Goeser	70,000	0	101,400	520	171,920

Stuart E. Graham	80,000	0	101,400	520	181,920

Stuart Heydt	106,500	0	101,400	520	208,420

Craig A. Rogerson	66,000	0	70,000	520	136,520

W. Keith Smith(1)	39,000	0	42,250	2,217	83,467

Natica von Althann	88,833	0	101,400	520	190,753

Keith H. Williamson	69,500	0	70,000	520	140,020

(1)	Mr. Smith retired from the Board immediately prior to the 2010 Annual Meeting of Shareowners on May 19, 2010.

(2)	This column reports the amount of retainers and fees actually paid in cash or deferred into cash accounts in 2010 for Board and committee service by each director, including a $30,000 annual cash retainer for Mr. Deaver for serving as presiding director and the cash retainers for the committee chairs: Dr. Heydt (Audit — $15,000), Dr. Bernthal (Nuclear Oversight — $10,000), Mr. Deaver (CGNC — $10,000), Mr. Smith (Finance — $4,167 for five months), and Ms. von Althann (Finance — $5,833 for seven months). Messrs. Deaver and Rogerson voluntarily deferred $96,000 and $66,000, respectively, of cash fees into their deferred cash accounts under PPL’s DDCP and these amounts are included in this column for each such director.

(3)	This column reports the dollar amount of retainers and fees voluntarily deferred into restricted stock accounts under the DDCP. Dr. Bernthal and Mr. Conway voluntarily deferred all of their cash retainers and fees into their deferred stock accounts under the DDCP.

(4)	This column represents the grant date fair value of mandatorily deferred stock units granted during 2010 as calculated under ASC Topic 718 as of the date of grant. For additional information on PPL’s accounting methods and assumptions for stock-based awards, refer to Notes 1 and 12 of the PPL financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC. The grant date fair value for the deferred stock units was calculated using the closing price of PPL stock on the NYSE on the date of grant.

As of December 31, 2010, all deferred stock units held in each director’s deferred stock account were vested.

(5)	This column shows the dollar value of life insurance premiums paid by the company during 2010 for each director. The company provides life insurance to each director equal to twice the amount of the annual retainer fee. Effective June 1, 2010, after Mr. Smith retired from the Board, the company also entered into a consulting agreement with him for a term of one year for the purpose of assisting the company with certain management, consulting, financial and related matters. Mr. Smith was paid $2,000 for his services during 2010, which is reflected in this column.

STOCK OWNERSHIP

Directors and Executive Officers

All directors and executive officers as a group hold less than 1 percent of PPL’s common stock. The table below shows the number of shares of our common stock beneficially owned as of March 4, 2011 by each of our directors and each named executive officer for whom compensation is disclosed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of our directors and executive officers as a group. The table also includes information about stock options, stock units, restricted stock, restricted stock units granted to executive officers under the company’s Incentive Compensation Plan, or ICP, and stock units credited to the accounts of our directors under the Directors Deferred Compensation Plan, or DDCP.

	Shares of
	Common Stock
Name	Owned(1)

F. M. Bernthal	68,417	(2)
J. W. Conway	66,201	(3)
E. A. Deaver	62,858	(4)(5)
S. G. Elliott	687	(6)
P. A. Farr	397,952	(7)
L. K. Goeser	30,022	(8)
S. E. Graham	14,458	(9)
R. J. Grey	358,670	(10)
S. Heydt	77,410	(5)(11)
J. H. Miller	1,273,482	(12)
C. A. Rogerson	20,616	(13)
W. H. Spence	383,858	(14)
V. A. Staffieri	80,940	(15)
N. von Althann	4,839	(16)
K. H. Williamson	20,616	(17)
All 21 executive officers and directors as a group	3,565,804	(18)

(1)	The number of shares owned includes: (a) shares directly owned by certain relatives with whom directors or officers share voting or investment power; (b) shares held of record individually by a director or officer or jointly with others or held in the name of a bank, broker or nominee for such individual’s account; (c) shares in which certain directors or officers maintain exclusive or shared investment or voting power, whether or not the securities are held for their benefit; and (d) with respect to executive officers, shares held for their benefit by the Trustee under PPL’s Employee Stock Ownership Plan, or ESOP.

(2)	Consists of 68,417 shares credited to Mr. Bernthal’s deferred stock account under the DDCP.

(3)	Includes 63,256 shares credited to Mr. Conway’s deferred stock account under the DDCP.

(4)	Includes 53,329 shares credited to Mr. Deaver’s deferred stock account under the DDCP.

(5)	Includes additional deferred stock credited to their accounts in connection with the termination of the Directors Retirement Plan in 1996, as follows: Mr. Deaver — 5,269 shares and Dr. Heydt — 3,928 shares.

(6)	Includes 687 shares credited to Mr. Elliott’s deferred stock account under the DDCP.

(7)	Includes 40,000 shares of restricted stock, 55,520 restricted stock units and 270,763 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(8)	Includes 30,022 shares credited to Ms. Goeser’s deferred stock account under the DDCP.

(9)	Includes 9,458 shares credited to Mr. Graham’s deferred stock account under the DDCP.

(10)	Includes 32,100 restricted stock units and 325,766 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(11)	Includes 73,482 shares credited to Dr. Heydt’s deferred stock account under the DDCP.

(12)	Includes 185,860 restricted stock units and 1,027,123 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(13)	Includes 20,616 shares credited to Mr. Rogerson’s deferred stock account under the DDCP.

(14)	Includes 78,540 restricted stock units and 289,939 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP.

(15)	Includes 80,940 restricted stock units.

(16)	Includes 4,839 shares credited to Ms. von Althann’s deferred stock account under the DDCP.

(17)	Includes 20,616 shares credited to Mr. Williamson’s deferred stock account under the DDCP.

(18)	Includes 70,000 shares of restricted stock, 561,640 restricted stock units, 2,383,180 shares of common stock that may be acquired within 60 days upon the exercise of stock options granted under the ICP, 9,197 additional shares credited to directors’ accounts in connection with the termination of a retirement plan, and 344,721 shares credited to the directors’ deferred stock accounts under the DDCP.

Principal Shareowners

Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of February 14, 2011, the only persons known by the company to be beneficial owners of more than 5% of PPL’s common stock are as follows:

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership	Percent of Class
BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	30,062,377	6.22%

FMR LLC and related parties(2) 82 Devonshire Street Boston, MA 02109	26,321,818	5.42%

(1)	Based solely on a review of the Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 2, 2011. As reported on the Schedule 13G, as of December 31, 2010, BlackRock, Inc. had sole voting and dispositive power with respect to 30,062,377 shares held by BlackRock Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Asset Management Deutschland AG, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Asset Management Ireland Limited, BlackRock International Limited and BlackRock Investment Management (UK) Limited.

(2)	Based solely on a review of the Schedule 13G jointly filed with the SEC by FMR LLC (“FMR”), its chairman Edward C. Johnson 3d and Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR, on February 14, 2011. As reported on the Schedule 13G, as of December 31, 2010, each of FMR and Mr. Johnson beneficially owned 26,321,818 shares of common stock and had sole voting power with respect to 1,634,036 of such shares and sole dispositive power with respect to 26,321,818 shares as follows: (a) Mr. Johnson and FMR, through its control of Fidelity, each had sole power to dispose of the 24,614,352 shares owned by the funds that Fidelity advises; (b) FMR beneficially owned 3,833 shares through Strategic Advisers, Inc., its wholly owned subsidiary; (c) Mr. Johnson and FMR, through its control of Pyramis Global Advisors, LLC, an indirect wholly owned subsidiary of FMR (“PGALLC”), each had sole power to vote or to direct the vote of and to dispose of 546,720 shares owned by the institutional accounts or funds advised by PGALLC; (d) Mr. Johnson and FMR, through its control of Pyramis Global Advisors Trust Company, an indirect wholly owned subsidiary of FMR (“PGATC”), each had sole dispositive power over 598,336 shares and sole power to vote or to direct the voting of 547,566 shares owned by the institutional accounts managed by PGATC; and (e) FIL Limited (“FIL”), whose chairman is Mr. Johnson, had sole dispositive power over 558,577 shares, sole power to vote or direct the voting of 535,917 shares and no power to vote or direct the voting of 22,660 shares held by the international funds that FIL advises. Shares reported include beneficial ownership by the following entities: Fidelity (24,614,352 shares, including 1,599,122 shares resulting from the assumed conversion of 921,100 equity units of PPL); Strategic Advisers, Inc. (3,833 shares); PGALLC (546,720 shares, including 265,450 shares resulting from the assumed conversion of 152,900 equity units of PPL); PGATC (598,336 shares, including 30,382 shares resulting from the assumed conversion of 17,500 equity units of PPL); and FIL (558,577 shares, including 309,547 shares resulting from the assumed conversion of 178,300 equity units of PPL).

Members of the family of Mr. Johnson are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

In addition, according to the Schedule 13G, FMR and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act. FMR, however, indicated that it was making the filing on a voluntary basis as if all of the shares were beneficially owned by FMR and FIL on a joint basis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, our directors and executive officers met all filing requirements under Section 16(a) of the Exchange Act during 2010.

TRANSACTIONS WITH RELATED PERSONS

The Board of Directors adopted a written related-person transaction policy in January 2007 to recognize the process the Board will use to identify potential conflicts of interest arising out of financial transactions, arrangements or relations between PPL and any related persons. This policy applies to any transaction or series of transactions in which PPL Corporation or a subsidiary is a participant, the amount exceeds $120,000 and a “related person” has a direct or indirect material interest. A related person includes not only the company’s directors and executive officers, but others related to them by certain family relationships, as well as shareowners who own more than 5% of any class of PPL Corporation’s voting securities.

Under the policy, each related-person transaction must be reviewed and approved or ratified by the disinterested independent members of the Board, other than any employment relationship or transaction involving an executive officer and any related compensation, which must be approved by the Compensation, Governance and Nominating Committee, or CGNC. We collect information about potential related-person transactions in annual questionnaires completed by directors and executive officers. We also review any payments made by the company or its subsidiaries to each director and executive officer and their immediate family members, and to or from those companies that either employ a director or an immediate family member of any director or executive officer. We also review any payments made by the company or its subsidiaries to, or any payments received by the company and its subsidiaries from, any shareowner who owns more than 5% of any class of PPL Corporation’s voting securities. The company’s Office of General Counsel determines whether a transaction requires review by the Board or the CGNC. Transactions that fall within the definition of the policy are reported to the Board or the CGNC. The disinterested independent members of the Board, or the CGNC, as applicable, review and consider the relevant facts and circumstances and determine whether to approve, deny or ratify the related-person transaction.

BlackRock, Inc. filed a Schedule 13G in February 2011, stating that it holds 6.22% of PPL’s common stock. As a result of beneficially owning more than 5% of PPL’s common stock, BlackRock is currently considered a “related person” under PPL’s related-person transaction policy. After conducting a review of any relationships between BlackRock and its subsidiaries and our company and its subsidiaries, the company determined that the company invests its short-term cash overnight in money market funds managed by BlackRock Institutional Management Corporation, which received fees in the amount of approximately $250,400 during 2010. Certain affiliates of BlackRock also provided asset management investment services for one of the company’s U.S. retirement plan trust and the company’s legacy pension trusts in the United Kingdom, all of which are separate from the company and are managed by independent trustees. These relationships were reviewed and ratified by the Board of Directors in compliance with the company’s related-person transaction policy.

FMR LLC filed a Schedule 13G in February 2011, stating that it holds 5.42% of PPL’s common stock. As a result of beneficially owning more than 5% of PPL’s common stock, FMR is currently considered a “related person” under PPL’s related-person transaction policy. After conducting a review of any relationships between FMR and its subsidiaries and our company and its subsidiaries, the company determined that affiliates of FMR provide a variety of services to the company under the general umbrella of “Fidelity Investments” in connection with our stock plans and benefit plans:

•	The company paid FMR affiliates an aggregate of approximately $403,800 for the following services during 2010:

•	One FMR affiliate provides trustee services for several of our 401(k) plans and the PPL Employee Stock Ownership Plan.

•	FMR affiliates provide recordkeeping services in connection with several of our 401(k) plans, the PPL Employee Stock Ownership Plan, the PPL Directors Deferred Compensation Plan, the PPL Officers Deferred Compensation Plan and the PPL Supplemental Executive Retirement Plan.

•	Affiliates of FMR also provide administrative services to some of the company’s U.S. retirement plans and our stock plans.

•	The company paid another FMR affiliate $135,700 for consulting services in connection with employee communications.

•	Certain affiliates of FMR also received investment management fees incurred by plan participants in the amount of about $4.6 million in the aggregate during 2010 from Fidelity mutual funds offered under the 401(k) plans based on a percentage of the plan assets invested in such mutual fund, as well as certain administrative fees.

•	Another FMR affiliate provided services to some of our U.S. retirement plans, such as paying the monthly retirement benefits to retirees and processing employee retirement requests. Fidelity also provides Internet site information to PPL employees on estimating retirement benefits and planning for retirement. Fees in the aggregate amount of about $307,700 are paid by the pension trust, since it benefits plan participants. Pyramis Global Advisors, an affiliate of FMR, provided investment management services to some of PPL’s U.S. retirement plans. Payments to Pyramis were made directly by PPL’s retirement plan trust, which is separate from the company and is managed by an independent trustee.

All of these relationships with FMR affiliates were reviewed and ratified by the company’s Board of Directors in compliance with the company’s related-person transaction policy.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation, Governance and Nominating Committee has reviewed the following Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the committee recommended that the Compensation Discussion and Analysis be incorporated by reference into the company’s Annual Report on Form 10-K for the year ended December 31, 2010 and included in this Proxy Statement.

Compensation, Governance and Nominating Committee

E. Allen Deaver, Chair Louise K. Goeser Stuart E. Graham Stuart Heydt Craig A. Rogerson

Compensation Discussion and Analysis (“CD&A”)

Overview

The discussion below outlines our approach to executive compensation. In conjunction with the Compensation, Governance and Nominating Committee of the Board of Directors, or the Committee, we regularly review the appropriateness of the program in aligning executive compensation with the short- and long-term interests of shareowners. Recognizing the dynamic business environment over the past few years, the Committee’s 2010 review of the executive compensation program concluded that the program continued to meet its objectives and was in the best interest of shareowners.

As we describe in detail below, one of the central tenets of our approach to rewarding PPL executives is aligning executive rewards with value creation for our shareowners by providing a balanced approach to rewarding executives to achieve shorter-term business plan objectives as well as strategic, longer-term objectives.

Our executive compensation program performed exactly as designed during this period. When the company’s results did not meet its 2008 earnings forecast, the top executives of the company received no cash bonus. When the company exceeded earnings targets despite extremely challenging conditions in 2009 and 2010, executives were rewarded with above-target cash incentive awards.

The longer-term focus for our executives is encouraged through grants of restricted stock units, performance units and stock options, as well as a requirement that executives hold a significant amount of PPL common stock. In all cases, the executives of the company saw the value of this compensation drop as the company’s stock price remained relatively flat over the past several years. And, in the case of the performance units granted in 2008, the award was forfeited because total shareowner return failed to meet the threshold for receiving an award. Accordingly, the named executive officers received no value for this award in 2010.

Since mid-2008, PPL’s stock price has been pressured by the significant decline in wholesale power prices. Reflecting a long-term focus, in 2010 and early 2011, the executives of the company took steps to fundamentally transform PPL Corporation into a significantly larger, more financially robust company. This transformation was accomplished through the acquisitions of E.ON U.S. LLC, now known as LG&E and KU Energy LLC, or LKE, in Louisville, Kentucky, and the Central

Networks businesses in the United Kingdom, which not only have grown the company but also re-balanced its business mix.

These acquisitions of regulated enterprises were pursued and executed in a bold, yet deliberate fashion. In our industry, acquisition opportunities that clearly enhance shareowner value are few and far between. They also traditionally have been very difficult to bring across the finish line. These strategic initiatives underscore the value of a compensation program that encourages both long-term and short-term perspectives among our senior executive team.

As a result, our regulated operations will provide a significant majority of the company’s annual earnings and cash flows, materially improving our risk profile. This strategic objective was established, in part, in response to the relative contribution of competitive earnings and cash flows from our Supply business and the inherent volatility of these earnings and cash flows, which are driven by commodity market cycles.

For 2011 and beyond, we expect that our regulated businesses will produce an increasing proportion of our earnings, reducing our relative exposure to commodity market swings. In addition, our competitive supply segment is well-positioned to benefit when wholesale electricity markets rebound. This new balance in our business provides the company with the ability to thrive in a wide variety of future scenarios, which should benefit shareowners over the long term.

Our improved business mix also strengthens our financial stability and provides the potential to grow our already solid dividend in years to come.

During this time, the company has reviewed and, aside from minor adjustments, decided to maintain its general approach to direct compensation. We believe our compensation approach serves the company’s, as well as shareowners’, interests by attracting and retaining a highly qualified team of executives and by emphasizing both short-term earnings performance as well as long-term stock price and total return growth.

As we maintain a steady approach to paying executives to keep a balanced focus on both the shorter- and longer-term, we are confident that the recent strategic decisions management has made will position the company for improving financial performance and increased shareowner value going forward.

2010 Highlights

•	Total direct compensation awarded to our executive officers is composed of base salary, annual short-term cash incentives, and mid- and long-term stock-based incentives. More than 80% of total direct compensation of the chief executive officer each year is “at risk,” while more than 70% of total direct compensation of all the executive officers each year is “at risk.”

•	Equity-based compensation, directly aligning executive and shareowner interests, comprised the majority of executive direct compensation. More than 60% of the chief executive officer’s annual compensation and more than 50% of other executive officers’ compensation is in the form of PPL stock-based compensation.

•	Our compensation program reflects the company’s ongoing commitment to a pay-for-performance philosophy, where executive compensation is linked to company performance and, in some instances, to individual performance, and aligned with shareowner interests. For example:

•	in 2008, net income and earnings from ongoing operations fell short of targeted goals and no annual short-term cash incentive awards were made to those named executive officers who serve on the company’s Corporate Leadership Council, or CLC;

•	in 2009 and 2010, net income and earnings from ongoing operations significantly exceeded targeted performance and significant annual cash incentive awards were made to the CLC; and

•	our relative, total shareowner equity award component — introduced in 2008 with the first potential payout following the close of 2010 — was forfeited by executives because performance during this period did not meet the threshold for receiving an award.

•	In light of market volatility, the mix of equity-based awards was reviewed to ensure continued appropriateness. Considering the loss of value of outstanding equity held by our executives (for example, all stock options issued since 2005 currently have no value), the Committee decided to retain the mix and balance of the current program.

Objectives of PPL’s Executive Compensation Program

PPL’s executive compensation program is designed to recruit, retain and motivate executive leadership and align compensation with the company’s performance. Because executive officer performance has the potential to affect the company’s profitability, the elements of our executive compensation program are intended to further the company’s business objectives by encouraging and retaining leadership excellence and expertise, by rewarding our executive officers for sustained financial and operating performance, and by aligning executive rewards with value creation for our shareowners over both the short-and long-term.

A key component of the program is total direct compensation — salary and a combination of annual cash and stock-based incentive awards — which is intended to provide an appropriate, competitive level of compensation, to reward recent results and to motivate longer-term contributions to achieving the company’s strategic business objectives. We evaluate the direct compensation program as a whole, seeking to deliver a balance of current cash compensation and stock-based compensation. The program also balances a level of fixed compensation paid regularly — salary — with incentive compensation that varies with the performance of the company. The incentive compensation program focuses executive awards on annual and longer-term performance and, for executive officers including the named executive officers reflected in the Summary Compensation Table on page 52, provides the major portion of direct compensation in the form of PPL stock, ensuring that management and shareowner interests are aligned.

Other elements of PPL’s executive compensation program include: a target amount of stock ownership to align executive interests with those of our shareowners; a reasonable level of retirement income; and, in the event of special circumstances like termination of employment in connection with a change in control of PPL, special severance protection to help ensure executive retention during the change in control process and to ensure executive focus on serving the company and shareowner interests without the distraction of possible job and income loss.

To ensure appropriate alignment with business strategy and objectives and shareowner interests, the Committee regularly reviews the executive compensation program and each of its components.

Acquisition of E.ON U.S. LLC

On November 1, 2010, PPL acquired E.ON U.S. LLC, now known as LG&E and KU Energy LLC, or LKE, from the German company E.ON AG. In connection with the acquisition, PPL agreed to continue, for 24 months, specified components of the executive compensation program in place for the LKE executives on terms materially no less favorable in the aggregate than those executives’ then-current terms, including each executive’s annual base salary, annual cash incentive opportunity and long-term incentive opportunity. Additionally, for a smaller group of executives, PPL agreed to continue specified benefits such as a supplemental executive retirement plan, a non-qualified deferred compensation plan and certain perquisites.

Effective for 2011, PPL integrated the senior executives of LKE, including Victor A. Staffieri, a named executive officer of PPL and the Chairman of the Board, Chief Executive Officer and President of LKE, into the PPL executive compensation structure to the extent possible under the terms of the existing contracts and obligations with respect to the pre-acquisition program. In particular, we have aligned LKE performance measures for purposes of 2011 annual cash incentive awards with the PPL program and we have granted LKE senior executives PPL equity for the 2011 grants.

PPL modified the E.ON AG financial performance components in determining Mr. Staffieri’s 2010 annual cash incentive award. Instead of the annual cash incentive component previously based solely on E.ON AG financial performance, it was revised to be based on a combination of LKE and PPL financial performance. Specifically, PPL used LKE performance for the 10 months prior to the acquisition and PPL 2010 earnings per share performance for the two months following the acquisition.

In many respects, the LKE approach to executive compensation is similar to PPL’s approach. Pay levels and mix of forms of compensation are similar, though the LKE program contains certain features, particularly as pertains to perquisites, that PPL does not provide within its compensation approach. Many of those perquisites have been eliminated to align with PPL’s pay practices, as described below in “Perquisites and Other Benefits.”

Compensation Elements

Our executive compensation program consists of: (1) direct compensation; (2) indirect compensation; and (3) special compensation.

Direct Compensation

The direct compensation program includes salary, an annual cash incentive award and stock-based, long-term incentive awards. Stock-based incentive awards are granted in three forms of equity: restricted stock units, performance units and stock options.

Broadly stated, the direct compensation program is intended to reward:

•	Expertise and experience through competitive salaries;

•	Short-term financial and operational performance through annual cash incentive awards, which are tied to specific, measurable objectives;

•	Achievement of sustained financial results through performance-based restricted stock unit awards;

•	Medium-term financial total shareowner return performance — stock appreciation plus accumulated dividend payments — through peer-group relative performance-based performance unit awards; and

•	Stock price growth through awards of stock options.

In general, we offer a direct compensation program that is intended, in the aggregate and at target performance levels, to be competitive with that of companies of similar size and complexity, which are also the companies with which we compete for talent. The Committee and the company target direct compensation to be generally at the median of the competitive market. Each year, competitive data are provided by the Committee’s compensation consultant, Pay Governance, based on companies of similar size in terms of revenue scope, both in the energy services industry and general industry companies other than energy services or financial services companies. In providing these competitive data, Pay Governance uses published compensation surveys, (including Towers Watson’s Executive Compensation Database and Long-Term Incentive Report (approximately 809 corporate participants), Energy Services Industry Executive Compensation Database (approximately 102 corporate participants), and Benchmark Compensation Survey of Energy Trading and Marketing Positions (approximately 64 corporate participants)). When possible and appropriate, analyses are performed to size-adjust the survey data to achieve a closer correlation with the appropriate revenue scope for the applicable PPL business position. We do not generally review specific pay levels of individual survey companies, but rather review the statistical median of a large group of companies in order to better understand the market for executive-level positions with minimal year-to-year volatility that might exist when surveying a smaller group of companies. The result of these analyses produces a market median reference point we refer to as the “PPL competitive data,” which we believe appropriately reflects the competitive marketplace in which we compete for executive talent. General industry data determine the PPL competitive data used for staff positions and for purposes of maintaining internal equity across business lines and corporate positions for setting incentive levels. Energy industry data are used as the PPL competitive data reference point for salaries of business line positions.

PPL competitive data are used in conjunction with the respective executive officer’s performance, expertise and experience for evaluating salary levels to ensure that PPL direct compensation remains competitive in the aggregate, as well as to set target incentive levels for different levels of executives. For example, salary amounts for a particular position are based on the chief executive officer’s assessment (other than with respect to his own compensation), with input from the chief operating officer and the chief financial officer, as appropriate, and the Committee’s assessment of the individual’s performance, expertise and experience. Total direct compensation in relation to other executives, as well as prior year individual performance and performance of the business line for which the executive is responsible, are also taken into consideration in determining any adjustment in pay level. Pay levels are reviewed based on the PPL competitive data provided by the compensation consultant’s analyses to ensure competitive pay is maintained to retain incumbent talent and to attract required expertise. The PPL competitive data are also used to ensure that recommended compensation levels provide competitive compensation for PPL executives over time.

In addition to assessing competitive trends and general pay levels, Pay Governance reports to the Committee regularly on recent and emerging compensation trends they perceive in the energy services industry.

The majority of direct compensation for executive officers consists of incentive compensation that varies with the performance of the company. A portion of incentive compensation is intended to reward annual or “short-term” performance; the rest consists of restricted stock units and performance units, which are intended to promote medium-term performance, and stock options, which are intended to promote longer-term stock price growth.

Table 1 below provides our allocation of direct compensation for our executive officers for 2010, which is shown as a percentage of total direct compensation. For example, the salary of the chief executive officer, or CEO, is targeted to represent less than 20% of his total direct compensation. Incentive compensation — annual and long-term — is targeted to represent more than 80% of our CEO’s direct pay, with over 60% stock-based and linked to longer-term financial performance.

TABLE 1

Elements of Targeted Compensation as a Percentage of Total Direct Compensation — 2010(1)

	Percentage of Total Direct Compensation
	Chief Executive	Chief Operating	Chief Financial	Other Executive
Direct Compensation Element	Officer	Officer	Officer	Officers(2) (average)
Salary	17.9%	23.0%	25.3%	31.5%

Target Annual Cash Incentive Award	19.6%	19.5%	19.0%	19.1%

Target Long-term Incentive Awards	62.5%	57.5%	55.7%	49.4%

	100%	100%	100%	100%

(1)	Percentages based on target award levels as a percentage of total direct compensation. Values of restricted stock units, performance units and stock option awards shown in the Summary Compensation Table in this proxy statement for 2010 reflect equity awards granted in 2010. Restricted stock unit awards granted in 2010 are based on company performance prior to 2010.

(2)	Includes the positions of Senior Vice President, General Counsel and Secretary; and four presidents of major business lines, including Mr. Staffieri.

Base Salary

We set base salaries to reward expertise and experience. Salaries are not “at risk” in the sense that, once established, they are paid regularly and are not contingent on attainment of specific objectives. Salaries are established annually based on the expertise and experience of each executive and sustained individual performance and performance of the business line for which the executive is responsible, if applicable. In determining individual performance, we review individual effectiveness, business line results, if applicable, and conformity with expected behavior based on PPL’s corporate values. Additionally, the critical need for a particular executive’s skill and an overall assessment of an executive’s pay in relation to others within the company are considered in determining an individual’s base salary. Once pay levels are established using this criteria, the Committee reviews the level of pay relative to the PPL competitive data.

Generally, we expect to pay salaries at the median of the PPL competitive data. Salaries are considered paid competitively if they are within 15% of the PPL competitive data median, or within the PPL competitive range for a particular position. For example, if the median of PPL competitive data for an executive position is $1,000,000, we consider appropriate market compensation for this position as ranging between $850,000 and $1,150,000, or 15% less than and 15% greater than the market reference point of $1,000,000. An executive’s salary is intended to be within this competitive range over time; accordingly, there is no established policy to prescriptively align with any particular market position and, based on individual circumstances, salary may exceed or fall below the competitive range.

Because target incentive award levels are set as a percentage of base salary, increases in salary also affect annual cash incentive award and equity incentive award opportunities.

In January of each year, the Committee reviews base salary levels for all executive officers, including the named executive officers.

At its meeting on January 21, 2010, the Committee approved base salaries for the named executive officers as described below, except for Mr. Staffieri:

TABLE 2

2010 Salary Adjustments by Position
(effective January 1, 2010 unless otherwise noted)

		PPL Competitive
Name and Position	Prior Salary	Range	2010 Salary	% Change
J. H. Miller
Chairman, President and Chief Executive Officer	$1,145,000	$922,000-$1,248,000	$1,179,500	3.0%

W. H. Spence
Executive Vice President and Chief Operating Officer	$660,000	$582,000-$788,000	$693,000	5.0%

P. A. Farr
Executive Vice President and Chief Financial Officer	$535,000	$493,000-$667,000	$570,000	6.5%

R. J. Grey
Senior Vice President, General Counsel and Secretary	$425,900	$374,000-$506,000	$437,000	2.6%

V. A. Staffieri(1)
Chairman of the Board, Chief Executive Officer and President LG&E and KU Energy LLC (LKE)	—	—	$811,220	—

(1)	Mr. Staffieri became an executive officer of PPL Corporation effective November 1, 2010. The 2010 annual base salary shown in the above table reflects the base salary previously set by E.ON AG prior to the acquisition.

The Committee increased Mr. Miller’s salary in January 2010 in recognition of his leadership during a difficult economic period and wholesale commodity market and his management of the company, which exceeded earnings from ongoing operations targets for 2009. The Committee considered it appropriate, given Mr. Miller’s experience and expertise, that his salary and total direct compensation be in the upper half of the PPL competitive data.

The increase in base salary for Mr. Spence reflected his contribution to the success of the operations of PPL including the energy marketing and trading operations, the generation operations as well as in the company’s energy delivery operations. The Committee determined that Mr. Spence’s expertise and experience and his sustained performance justified his pay level, which includes salary just above the median and total direct compensation in the upper half of the PPL competitive data.

Mr. Farr and his organization successfully managed the financial positioning of the company in light of the challenging credit markets experienced during 2008 and 2009. Over the past few years, Mr. Farr’s pay has been in the lower half of the PPL competitive range as he gained experience in his role as CFO. His 2010 salary increase recognized his expertise and sustained performance and places his pay near the median of the PPL competitive data.

The salary increase for Mr. Grey reflected his continued effective performance and Mr. Miller’s and the Committee’s intention to reward his experience, expertise and sustained performance.

At its October 21, 2010 meeting, pursuant to the terms of the purchase and sale agreement and prior to the closing of the LKE acquisition, the Committee ratified Mr. Staffieri’s annual base salary at his then-current 2010 level of $811,220 effective as of the closing of the acquisition, as well as annual cash incentive target and long-term incentive target opportunities at his then-current 2010 level of 75% and 175% of annual base salary, respectively, each effective as of the closing of the acquisition.

Annual Cash Incentive Awards

The annual cash incentive award program is designed to reward annual performance compared to business objectives established at the beginning of the year. Unlike salary, where payment is a fixed amount paid regularly, this compensation element is “at risk” because awards are based on achievement of prescribed objective financial and operational results. Awards may vary from the target award (that is, the result at which payouts would be at 100% of the target opportunity) to the threshold or minimum payment of 50% of target or to the program maximum of 200% of target established for each position. No payment will be made if the corporate financial performance results are below the 50% payment threshold.

The Committee makes annual cash incentive awards to executive officers under the shareowner-approved PPL Corporation Short-term Incentive Plan. The awards are based on objective corporate financial and operational measures. Specific written performance objectives and business objectives are established by management and approved by the Committee during the first quarter of each calendar year. The Committee establishes target award levels, set as a percentage of salary for each executive, based on an internal comparison of executive positions and targeted at the approximate median of the PPL competitive data.

The annual cash incentive program is aligned with competitive practice where the typical payment range is 50% to 200% of the target. The program cutoff that was introduced in 2009 eliminates any annual cash incentive payments for executive officers for operating unit performance if performance on the corporate financial earnings per share, or EPS, goal is 20% or more lower than the target for the 2010 performance period. Previous to the 2009 performance period, even if EPS goal performance did not exceed the threshold, operating unit results may have produced an annual cash incentive award for executive officers other than the members of the CLC.

The Committee set the following target award levels for the PPL positions listed, except for Mr. Staffieri, for the 2010 annual cash incentive awards under the Short-term Incentive Plan, which did not change from 2009. The target award level for Mr. Staffieri is the 2010 target award level previously set by E.ON AG and ratified by the Committee at its October 21, 2010 meeting prior to the LKE acquisition.

TABLE 3

Annual Cash Incentive Targets by Position for 2010

Targets as %
Position	of Salary
Chief Executive Officer	110%

Executive Vice President and Chief Operating Officer	85%

Executive Vice President and Chief Financial Officer	75%

President of LKE	75%

Senior Vice President, General Counsel and Secretary	65%

At its July 2010 and October 2010 meetings, the Committee conducted a review of the incentive compensation program design in light of the power market volatility, the changing mix of the company’s business and trends in industry compensation practices. The Committee concluded that the Short-term Incentive Plan component of the incentive compensation program was, for the most part, operating appropriately. The link between financial performance achieved and annual cash incentive awards for 2008, 2009 and 2010 for the named executive officers who serve on the Corporate Leadership Council, or CLC, demonstrates that our program design for annual cash incentive is aligned to our business objectives. Specifically, in 2008, PPL did not achieve the target EPS. Therefore, there was no annual cash incentive award made to the named executive officers who serve on the CLC for 2008. For 2009 and 2010, the named executive officers who serve on the CLC were eligible for annual cash incentive awards at levels above the pre-established objective earnings targets as a percentage of salary for achievement of higher-than-target EPS.

At its December 2010 and January 2011 meetings, after reviewing competitive data provided by Pay Governance, the Committee increased the target award level for the Executive Vice President and Chief Operating Officer position from the 85% shown above to 95% for the 2011 performance period. The target award level was increased to ensure internal equity with other executive positions and to be more reflective of market practice for companies that are comparable in revenue size to PPL.

At its March 2010 meeting, the Committee approved the performance goals for 2010 for those named executive officers who are members of CLC.

The corporate financial goal for 2010 represented 100% of the total award for the CLC members. There was no discretionary component to any awards for Messrs. Miller, Spence, Farr and Grey as they were fully based on pre-established objective financial measures. For Mr. Staffieri, the 20% portion of the annual incentive target originally attributable to E.ON AG financial performance was calculated by using the financial performance of LKE for the first 10 months of 2010 and PPL 2010 EPS performance for the last two months of 2010, representing a split of 83% and 17%, respectively.

The following table summarizes the weightings allocated to financial and operational results, by named executive officer position, for determining 2010 annual cash incentive awards:

TABLE 4

Annual Cash Incentive Weightings Applied to Financial and Operational Results

	CEO;
	COO; CFO;	President
Category	SVP(1)	of LKE
Financial Results

PPL Corporation	100%

Combined PPL and LKE	—	20%

LKE	—	30%

Operational Results

LKE	—	10%

Individual Performance	—	40%

(1)	Annual cash incentive awards for members of the Corporate Leadership Council are based solely on the corporate financial results or EPS for the year and are not further adjusted for individual performance.

At its January 2011 meeting, the Committee reviewed 2010 performance results to determine whether the named executive officers had met pre-established 2010 performance objectives. Annual cash incentive awards are determined as summarized below by multiplying the financial results, and where applicable, operational results and individual performance, by the weightings in Table 4 above to determine the total performance result for each position. The total performance result is then multiplied by the target award opportunity as detailed in Table 3 above and then multiplied by salary as of December 31, 2010, the end of the performance period.

annual
				target award		year-end		cash
results	×	weights	×	%	×	salary	=	incentive
		(Table 4)		(Table 3)		(Table 2)		award

As a result, the Committee approved the following annual cash incentive awards, which are reflected in the Summary Compensation Table in the column headed “Non-Equity Incentive Plan Compensation.”

TABLE 5

Annual Cash Incentive Awards for 2010 Performance

	Salary Basis for	Total Goal	2010 Annual Cash
Name	Award	Results	Award
J. H. Miller	$1,179,500	200%	$2,594,900

W. H. Spence	693,000	200%	1,178,100

P. A. Farr	570,000	200%	855,000

R. J. Grey	437,000	200%	568,100

V. A. Staffieri	811,220	127.9%	778,400 (1)

(1)	Shows full award. Only about 1/6 of this amount, or $129,733, is reflected in the Summary Compensation Table for Mr. Staffieri who did not become an executive officer of PPL until the closing of the acquisition on November 1, 2010.

As noted above, the total goal results are based on corporate financial results and, in the case of Mr. Staffieri, a combination of PPL corporate and LKE financial results, LKE segment financial results, LKE operational results and individual performance. The PPL financial objectives, described in detail below, are based on PPL’s business plan, which is approved annually by the Finance Committee of the Board of Directors. In the case of Mr. Staffieri, the segment financial and operational objectives are based on LKE’s business plan under E.ON AG prior to the acquisition.

Because Mr. Staffieri became an executive officer of PPL as of the acquisition on November 1, 2010, his 2010 annual cash incentive award was also determined by the Committee at its January 2011 meeting, along with other executive officers. Only that portion of his annual cash incentive attributable to November and December, the two months that LKE was owned by PPL Corporation, is reflected in the Summary Compensation Table.

Awards for the positions of the named executive officers over the most recent five years have ranged from 0% to 200% of target for the corporate executive officers.

Financial Results. Target PPL Corporation EPS for the annual cash incentive program was $2.87 for 2010, with a 200% payout maximum at $3.10 and a 50% payout threshold at $2.61. Results below $2.61 would result in a zero payout for Corporate Leadership Council members. The target EPS used for goal purposes is earnings per share from ongoing operations. No annual cash incentive awards would have been paid if EPS results were less than $2.36.

The PPL Corporation EPS achieved for purposes of the annual cash incentive program for 2010 was $3.13, which was above the target resulting in the 200% payment maximum.

Prior to the acquisition, 20% of Mr. Staffieri’s annual cash incentive target was based on E.ON AG earnings before interest and taxes, or EBIT, performance versus budget. Because E.ON AG would not be in a position to share financial information with LKE after the closing of the acquisition, and waiting for the public release of E.ON AG financial results would not be timely as to the normal PPL incentive award grants, the E.ON AG financial goal was replaced with a combination of LKE and PPL financial goals. The replacement goals consist of an adjusted LKE EBIT target of $490 million for the first 10 months of 2010 and PPL 2010 EPS performance for two months (a split of 83% - 17%). As such, the 20% portion of the annual incentive target originally attributable to E.ON AG financial performance was determined on this basis. The combined PPL and LKE financial results represent a combined financial result of 151.7%, with a total award result for Mr. Staffieri of 30.3% for the 20% corporate financial component.

Mr. Staffieri also had a 30% financial objective in 2010 to achieve the adjusted LKE EBIT target of $490 million. Actual achievement was $551 million, which represents slightly more than 110% of target and results in a 142% payout for that objective, which produced a total award result for Mr. Staffieri of

42.6% for the LKE financial component. Total award results for Mr. Staffieri are shown in Table 6 below.

Operational and Individual Results.

In addition to financial results, Mr. Staffieri’s 2010 annual cash incentive award was based on certain operating results and individual performance determined as follows.

Lost Time Injury Frequency (LTIF). Mr. Staffieri had an operational objective tied to “lost time injury frequency,” or LTIF. This measure was a specific goal established by E.ON AG. The achievement of the LTIF goal resulted in a payout percentage of 150%. The performance calculation of the LTIF is as follows:

•	Employee LTIF (25% weighting) of 0.38 was favorable to target of 1.2. There were only two lost time injuries at LKE during 2010, which was the best performance in LKE history. This result outperformed the maximum target of 200%.

•	Contractor LTIF (25% weighting) of 0.95 was favorable to target of 1.3. There were only seven lost time cases reported in over 6.5 million hours worked in 2010. This result outperformed the maximum target of 200%.

•	Safety Systems and Safety Culture Indicator (50% weighting) reflects the prepared and fully implemented 2010 “Bridge to Excellence” Operational Safety Improvement Plan at LKE. There were no fatalities at LKE in 2010. The result of this measure was 100%.

Individual Performance. The final component of the annual incentive for Mr. Staffieri was performance against individual goals. These goals were established between Mr. Staffieri and his E.ON AG management at the beginning of 2010. At the end of the performance period, success was measured on a scale of 0 — 200% achievement.

Mr. Staffieri’s individual performance goals for 2010 were as follows:

•	Successful prosecution of 2010 rate case before the Kentucky Public Service Commission, or KPSC, as measured by annualized revenue increase granted. Consideration would be given, as appropriate, to the impact of strategic initiatives, financing costs, depreciation expense and other regulatory proceedings.

•	Maintenance of good regulatory relations and full recovery of Environmental Cost Recovery surcharge for regulated expenditures.

•	Effective management of investment program, balancing capital constraints with internal and regulatory expectations of providing safe and reliable service.

•	Development of scenarios to understand effects of possible CO2 requirements.

In determining individual performance for the annual cash incentive award for Mr. Staffieri, the Committee considered the recommendations of Mr. Miller, the CEO. In developing his recommendations, the CEO consulted with the chief operating officer, or COO, and conducted a performance review at the end of the performance year with assessment input from the COO and the Vice President-Human Resources and Services of PPL. The assessment contained two dimensions — an assessment of attainment of overall objectives for the year, as well as an assessment of values behaviors and key attributes.

In particular, the Committee considered that, under Mr. Staffieri’s leadership: (1) LKE achieved the successful rate case goal with annualized revenue increase exceeding goal target of $187 million; (2) the quality of his operations’ regulatory relations was reflected in the KPSC approval of the rate case settlement without adjustments; (3) the achievement of the ECR recovery which fell short of the maximum target of $221 million and the GAAP budget capital spending at $610 million; and (4) LKE successfully updated the long-term financing planning model to adjust for the various tenets of proposed CO2 legislation and calculated the impact of various proposals throughout the year. This effort was expanded to cover a number of new proposed Environmental Protection Agency regulations.

The specific operational target objectives and weights for LKE that produced the total annual cash incentive goal results in Table 5 for Mr. Staffieri are detailed in Table 6 below.

TABLE 6

Annual Cash Incentive Goals and Results
V. A. Staffieri

		WEIGHT
		WITHIN			WEIGHT
		FINANCIAL/			IN	TOTAL
		OPERATING		OBJECTIVE	TOTAL	AWARD
GROUP	OBJECTIVE SUMMARY STATEMENTS	UNIT	RESULTS	SCORE	AWARD	RESULT
FINANCIAL RESULTS

Combined PPL and LKE	Achieve PPL Corporation Earnings Per Share from Ongoing	16.7%	200%
	Operations ≥ $2.87.			151.7%	20%	30.3%

	Achieve LG&E/KU Adjusted EBIT Target $490 ($ Millions).	83.3%	142%

LKE	Achieve LG&E/KU Adjusted EBIT Target $490 ($ Millions).		142%	142.0%	30%	42.6%

FINANCIAL GOAL SUB-TOTAL					50%	72.9%

OPERATIONAL RESULTS

LKE	1. Achieve an employee lost-time injury frequency of ≤ 1.2.	25%	200%	50.0%

	2. Achieve a contractor lost-time injury frequency of ≤ 1.3.	25%	200%	50.0%

	3. Achieve Safety Systems and Safety Culture Indicator.	50%	100%	50.0%

		100%		150.0%	10%	15.0%

FINANCIAL/OPERATIONAL GOAL SUB-TOTAL					60%	87.9%

INDIVIDUAL PERFORMANCE GOAL ACHIEVEMENT					40%	40.0%

TOTAL					100%	127.9%

Special Cash Incentive Award

The LKE acquisition was an extraordinary transaction for PPL. It was significant and precedent-setting, as it was the largest cash acquisition in the utility sector since 2007 and the second largest in over a decade. The strategic logic of the transaction was based on the view that a higher proportion of rate-regulated utility earnings would benefit our shareowners by providing long-term growth, strengthening support for our dividend and stabilizing credit ratings.

Given the strategic importance of the acquisition to PPL’s longer-term financial results, a special cash incentive award opportunity is being implemented for Messrs. Miller, Spence, Farr and Grey for the two-year performance period of 2011-2012.

Specific metrics must be achieved in order for PPL to realize the longer-term benefits of the acquisition for shareowners. At its March 2011 meeting, the Committee established a special limited eligibility, incremental cash incentive award designed to motivate the executives who are members of CLC to focus on specific acquisition metrics and realize the anticipated shareowner value from the acquisition.

The metrics for the special cash incentive are:

•	Achieving a specific consolidated net income target for LKE in each of 2011 and 2012;

•	Achieving a specific consolidated net cash from operations target for LKE in each of 2011 and 2012; and

•	Achieving specific consolidated return-on-equity at LKE.

The target annual opportunities range from 55% to 75% of annual base salary, with individual payment ranging from 0 to 150% of target annual opportunity based on attainment of each metric within a range of performance of 90% to 120% of target over the two-year period 2011-2012. Each year will have specific metrics to be achieved, with one payment potential in 2013. If achievement of any metric is below 90% of target, no payment will be made for that metric. In addition to metric achievement, in each year, corporate EPS achievement must be no less than 85% of target. Complete details of this program will be fully discussed in the 2011 CD&A.

This incremental special award aligns with our overall compensation philosophy and structure. The payments, if made, would be based on superior performance that provides enhanced value to shareowners.

Long-term Incentive Awards (Equity Awards)

We grant long-term incentive awards to align the interests of the executive officers with those of our shareowners. Long-term incentive awards for executive officers are made annually under the shareowner-approved PPL Corporation Incentive Compensation Plan.

The long-term incentive program is designed to reward mid- and long-term performance and is composed of three awards:

•	Restricted stock unit awards for sustained financial and operational performance;

•	Performance unit awards for three-year performance relative to our industry peers based on total shareowner return — stock price growth and dividends; and

•	Stock option awards for stock price growth.

General

We grant restricted stock unit awards based on the achievement of targeted business results, which is currently the most recent three-year average of corporate financial results as determined for the annual cash incentive program. Restricted stock unit awards provide executives the right to receive an equivalent number of shares of PPL common stock after a restriction or holding period. These grants are therefore “at risk” because awards may vary from zero to the program maximum of 200% of target. Restricted stock unit awards are also “at risk” compensation because the awards are denominated in shares of PPL stock and are subject to vesting and potential forfeiture, and the ultimate value realized by the executives is directly related to PPL’s stock price performance.

Restricted stock unit awards granted in 2011, based on company performance prior to 2010, have a three-year restriction period, with restrictions scheduled to lapse in 2014. During the restriction period, each restricted stock unit entitles the executive to receive quarterly payments from the company equal to the quarterly dividends on one share of PPL stock, thereby recognizing both current income generation and stock price appreciation or depreciation in line with PPL shareowners.

Performance units are a total shareowner return-based performance unit award under which executives receive a target number of performance units at the beginning of the performance period, with the actual amount of shares of common stock earned at the end of the performance period dependent on the three-year total shareowner return results of the company compared to the total return of companies in the S&P Electric Utilities Index. Total shareowner return reflects the combined impact of changes in stock price plus dividends reinvested over the performance period. The performance unit awards provide executives the right to receive a number of shares of PPL common stock based on PPL total shareowner return relative to industry peers. Performance units are granted at the beginning of a three-year performance period and are payable in shares of PPL common stock following the performance period. Cash or stock dividend equivalent amounts payable on PPL common shares are converted into additional performance units and are payable in shares of PPL common stock at the end of the performance period based on the determination by the Committee of whether the performance goals have been achieved. These grants are “at risk” because total shares distributed at the end of the performance period, including shares distributed in respect of the performance unit grant itself and all reinvested cash or stock dividend equivalents, may vary from zero to the program maximum of 200% of target and are subject to potential forfeiture. The ultimate value realized by the executives is directly related to PPL’s total shareowner return relative to its industry peers and to PPL’s stock price performance. The Committee has no discretion to provide for payment of the performance units absent attainment of the stated target levels.

We also grant stock options. Stock options provide the holder the right to purchase PPL stock at a future time at an exercise price equal to the closing price of PPL stock on the grant date. Stock options normally will not be exercised by the holder if the stock price does not increase after the grant date. As a result, stock option awards are designed to reward executives for increases in PPL’s stock price.

Stock options granted in 2010 become exercisable over three years — one-third at the end of each anniversary of the grant date — and are exercisable for 10 years from the grant date, subject to earlier expiration following specified periods after termination of employment.

Under the terms of the company’s Incentive Compensation Plan, restricted stock units, performance units and unvested stock options are forfeited if the executive voluntarily leaves PPL and generally become vested if the executive retires from the company prior to the scheduled vesting date. However, any stock options granted within 12 months prior to an executive officer’s retirement date will be forfeited. See “Termination Benefits — Long-term Incentive Awards” for a description of conditions of the provisions and expiration dates applicable to awards.

From time to time, as an additional incentive to encourage and reward an executive’s superior performance and service with PPL and to retain key talent, we may also grant additional restricted stock or stock units under our company’s Incentive Compensation Plan. See “Retention Agreements” on page 68 for previous additional restricted stock awards granted to Messrs. Miller and Farr and a 2010 restricted stock unit award granted to Mr. Staffieri as a retention measure and in consideration for the loss of certain perquisites previously provided by LKE.

During 2010, the company undertook a review of its incentive compensation program in light of market conditions and evolving trends in industry compensation practices to ensure continued appropriateness and considering the loss of value of outstanding equity held by our executives due to depressed stock prices and “under water” stock options. The Committee approved a continuation of the current program structure but also approved changes to the total shareowner return-based performance unit award as noted below.

Structure of Awards

The Committee introduced the performance unit component of the long-term incentive program in 2008. At the same time, the Committee also rebalanced the value of the three stock-based components to the following percentages of an executive’s total long-term incentive opportunity: 40% restricted stock units; 20% performance units; and 40% stock options. This decision was based on changes recognized in market practice and on the Committee’s view of the appropriate balance of the three forms of stock-based compensation. The Committee made no changes to this balance for 2010.

Target award levels for each component of the long-term incentive program seek to balance executive focus on the company’s business objectives, to balance the internal compensation levels of executive positions and to reflect the PPL competitive data. The target award levels for the named executive officers, with the exception of Mr. Staffieri, were set by the Committee. In the case of Mr. Staffieri, target award levels, set as a percentage of salary for 2010, by E.ON AG prior to the LKE acquisition, were ratified by the Committee as of the closing of the acquisition, consistent with the terms of the related purchase and sale agreement, and are provided below:

TABLE 7

Long-term Incentive Award Targets

	(Targets as % of Salary)
	Restricted
	Stock	Performance	Stock
Position	Units	Units	Options	Total
Chief Executive Officer	140%	70%	140%	350%

Executive Vice President and Chief Operating Officer	100%	50%	100%	250%

Executive Vice President and Chief Financial Officer	88%	44%	88%	220%

President of LKE(1)	70%	35%	70%	175%

Senior Vice President, General Counsel and Secretary	64%	32%	64%	160%

(1)	Mr. Staffieri was not eligible for 2010 annually granted long-term incentive awards. The referenced values represent the award mix based on Mr. Staffieri’s pre-acquisition target opportunity under the PPL program. Annual PPL performance unit awards and stock option awards were initially granted in January 2011, and restricted stock unit awards for 2011 performance will be granted in January 2012.

Restricted Stock Unit Awards

A restricted stock unit award is made by the Committee after the end of each year, based on the most recent three-year average financial results of the annual cash incentive program. Grants are subject to a three-year restriction period:

target award %	×	salary	×	3-year average EPS results	÷	market price of PPL stock as of award date	=	number of units granted

This award is designed to reward sustained financial performance.

Performance Unit Awards

A grant of performance units is made each year at each executive’s target award level:

target award %	×	salary	÷	market price of PPL stock as of award date	=	number of units granted

At the end of the performance period, PPL total shareowner return, or TSR, for the three-year period will be compared to the total return of companies in the S&P Electric Utilities Index. The Committee will determine whether the performance goals are satisfied. Upon certification that the performance goals have been satisfied, the performance units and reinvested dividend equivalents will vest and will be paid based on the following table. Percentile ranks falling between the thresholds listed below will result in a payout calculated on a linear basis between payout thresholds (for example, a percentile rank of 45% would result in a payout at 75% of target).

Percentile Rank
(PPL TSR performance, relative to	Payout
companies in Index)	(Expressed as a % of Target Award)

85th Percentile or above	200% (the Maximum Award)

50th Percentile	100% (the Target Award)

40th Percentile	50%

Below 40th Percentile	0%

This award is designed to reward performance relative to our industry peers. Performance units are payable in shares of PPL common stock and the reinvested cash dividend equivalents and any stock dividend equivalents are payable in additional shares of PPL common stock, each after the three-year performance period and after the Committee has determined that the performance goals are satisfied.

The performance unit component of the long-term incentive program was first introduced for the 2008 to 2010 performance period, with the inaugural grant in 2008 and potential payout in early 2011. At its January 2011 meeting, the Committee reviewed the results for the performance period of the inaugural performance unit grant. The three-year performance period ended December 31, 2010, and in accordance with the terms of the grant, the Committee was required to determine whether the performance goals were satisfied and certify the results. The results did not meet the minimum level for any award, and therefore, the units previously granted were forfeited according to program provisions. Accordingly, the named executive officers realized no value from this award.

At its July 2010 and October 2010 meetings, the Committee reviewed the long-term incentive compensation component as part of its overall review of the incentive compensation program design. To better align with competitive practice, the Committee approved a change to the measurement method to average share price over a period of a number of days at the beginning and end of the performance period rather than using a single day to determine the measurement points. Additionally, as noted below for the 2011 awards, the Committee approved a minimum payment amount.

Stock Option Awards

A grant of stock options is made each year at each executive’s target award level:

target award %	×	salary	÷	option value as of award date	=	number of options granted

This award is designed to promote stock price growth.

The value of the long-term incentive awards as of the grant date, based on the targets, delivers a level of total direct compensation intended to pay executive officers at a level that compares to the median of the PPL competitive data. The ultimate value of long-term incentive awards to executives is tied to the future value of PPL’s total shareowner return — stock price growth and dividends. To the extent total shareowner value increases, executives may realize values that exceed the values as determined on the grant date. Similarly, should shareowner value decline, executive compensation levels for these awards could fall below the grant values, possibly to zero.

Based on PPL’s stock price as of the filing of this proxy statement, stock option awards granted since 2005 have no current value because the current market price is below the grant price of each option. Based on future stock price performance, outstanding options may realize positive value if PPL’s stock price increases. The recent acquisitions by the company and continued operational excellence are expected to enhance future stock value for shareowners and PPL executives.

Awards for 2010

At its January 2010 meeting, the Committee approved performance unit and stock option awards for 2010.

At its meeting in January 2011, the Committee reviewed and certified the performance results for the 2010 cash incentive compensation award. These results impact the following restricted stock unit award granted in January 2011 for 2010 performance:

•	Restricted stock unit award for sustained financial results: the 2010 annual cash incentive results for executives were averaged with results for 2009 and 2008, which were based solely on EPS achievement and formed the basis for the award made in 2010 for performance over the preceding three years. The average results were 133.3%, which represents the average of 2010-200.0%; 2009-200.0%; and 2008-0%.

The Committee also approved restricted stock unit awards for 2010 performance for the named executive officers, excluding Mr. Staffieri who will be eligible for a restricted stock unit award under the PPL plan for 2011 performance in 2012. The 2010 awards are set forth in the table below. The restricted stock unit awards included in the Summary Compensation Table for 2010 were granted in January 2010, but were part of the 2009 compensation package for the named executive officers. The awards for 2010 performance below will be included in the Summary Compensation Table for 2011 as they were granted in 2011.

TABLE 8

Long-Term Incentive Awards for 2010

	(Awards in Dollars)
	Restricted
	Stock	Performance	Stock
Name	Units(1)	Units(2)	Options(2)
J. H. Miller	$2,201,700	$801,500	$1,603,000

W. H. Spence	924,000	330,000	660,000

P. A. Farr	668,800	235,400	470,800

R. J. Grey	372,900	136,300	272,600

V. A. Staffieri	—	—	—

(1)	Includes restricted stock awards granted in January 2011 as part of the 2010 compensation package for the named executive officers except for Mr. Staffieri. The restricted stock unit awards in the Summary Compensation Table were granted in 2010, but were part of the 2009 compensation package for the named executive officers.

(2)	Includes performance units and stock options granted in January 2010.

Changes to the Long-Term Incentive Program for 2011

The Committee’s analysis did not suggest any material changes in the design of the performance unit awards. However, given market volatility and the program objective that the program be retentive as well as effective in motivating executives, the Committee approved a modification to the program that will only affect future grants, beginning with the 2011 grants.

Within the performance unit award, PPL currently uses a 40th percentile threshold below which no payout is made. An award is paid at 50% of target if 40th percentile performance is achieved, and an award is paid at target (100%) if 50th percentile performance is achieved. Introducing a “floor” or threshold payment would provide a minimal payout, similar to a time-vested restricted stock grant, and is consistent with the competitive practice of granting time-vested restricted stock. The Committee agreed to change the program starting with the 2011 awards to include a 25% of target award threshold payment. The performance period for the 2011 grant will conclude on December 31, 2013.

Perquisites and Other Benefits

As a general rule, PPL provides remuneration through the direct compensation program — salary, annual cash incentive and long-term incentive opportunities — and indirect executive benefits such as supplemental executive retirement (SERP) and non-qualified deferred compensation opportunities. Additionally, PPL provides carefully selected executive perquisites, consistent with market practices, that serve a direct business interest, such as financial planning services to assist executives who generally have more complex financial situations than regular employees and severance protection in the event of termination of employment under limited circumstances.

Officers of the company, including the named executive officers, are eligible for company-paid financial planning services. These services include financial planning, tax preparation support and a one-time payment for estate documentation preparation. These services are provided in recognition of time constraints on busy executives and their more complex compensation program that requires professional financial and tax planning. We believe that good financial planning by experts reduces the amount of time and attention that executive officers must spend on such issues. Such planning also helps ensure that the objectives of our compensation programs are met and not frustrated by unexpected tax or other consequences.

As an executive of E.ON AG, Mr. Staffieri previously received certain perquisites that PPL does not generally provide to its executives. Effective November 1, 2010, in consideration of our mutual concerns, and our interest in retaining Mr. Staffieri to lead LKE, we compensated Mr. Staffieri for loss of certain perquisites and memorialized their elimination with a retention agreement in the form of a restricted stock unit grant. The perquisites that were eliminated include (i) all tax gross-up payments on perquisites; (ii) employer-paid country club membership; and (iii) employer-paid use of air transportation for any non-business purpose. The details of Mr. Staffieri’s retention award are included under “Retention Agreements” on page 68. Under the terms of his amended and restated employment agreement, Mr. Staffieri continues to receive an executive car allowance under LKE’s Executive Automobile Policy, which provides for the lease of an eligible program vehicle, and executive life insurance, which provides LKE-paid life insurance in the amount of $2 million. Basic PPL life insurance, generally available to most U.S. employees, equals two times annual salary.

The value of all perquisites received by our named executive officers for 2010 is summarized in Note 7 to the Summary Compensation Table and includes Mr. Staffieri for the two months following the November 1, 2010 acquisition.

Indirect Compensation

Officers of the company, including the named executive officers, participate in benefit programs offered to all PPL employees, or in the case of Mr. Staffieri, all LKE employees. In addition, officers, except for Mr. Staffieri who is covered under the LKE executive benefit plans, are eligible for the executive benefit plans referenced below. LKE executive benefit plans are identified and discussed separately below. In the short-term, benefits for Mr. Staffieri will continue to be provided under the LKE benefit programs. In the longer-term, we plan to integrate Mr. Staffieri and the other LKE executives into PPL’s executive benefits programs.

The company’s retirement income benefits are designed to provide a competitive level of income replacement in retirement for career executives. The primary retirement income program for executives consists of two plans: (1) the PPL Retirement Plan, a tax-qualified, defined benefit pension plan available to employees of the company generally; and (2) the Supplemental Executive Retirement Plan, or SERP, a nonqualified defined benefit pension plan available for officers of the company.

We have established a retirement income target for the PPL Retirement Plan and SERP for executives at 55% of pay (defined as five-year average total cash compensation) for a career employee with 30 years of service. Additional details on these plans are provided under “Executive Compensation Tables — Pension Benefits in 2010.”

The company’s SERP benefits are competitive relative to companies with which it competes for talent and are necessary to retain executives and to recruit new executives to join the company.

The primary capital accumulation opportunities for executives are: (1) stock gains under the company’s long-term incentive program and employee stock ownership plan; and (2) voluntary savings opportunities that, for 2010, included savings through the tax-qualified employee savings plan, which is a 401(k) plan (our PPL Deferred Savings Plan), and the Officers Deferred Compensation Plan, which is a nonqualified deferred compensation arrangement.

Under the PPL Deferred Savings Plan, the company provides matching cash contributions of up to 3% of the participating employee’s pay (defined as salary plus annual cash incentive award) up to contribution limits imposed by federal tax rules. Participating employees are vested in the company matching contributions after one year of service. This plan provides a selection of core investment options, including publicly available mutual funds, institutionally managed funds and “lifestyle funds” available from a mutual fund provider (for 2010, the lifestyle funds were Fidelity Investments’ Freedom Funds). The plan investment options also include a brokerage account option that allows participants to select from a broad range of publicly available mutual funds, including those of the plan trustee as well as competitor funds. Participants may request distribution of their accounts at any time following termination of employment.

Our Officers Deferred Compensation Plan permits participants to defer up to all but $75,000 of their base salary and up to all of their annual cash incentive awards. A hypothetical account is established for each participant who elects to defer, and the participant selects one or more investment choices that generally mirror those that are available generally to employees under the PPL Deferred Savings Plan. For additional details on the Officers Deferred Compensation Plan, see “Executive Compensation Tables — Nonqualified Deferred Compensation in 2010” table on page 64. Matching contributions are made under this plan on behalf of participating officers to make up for matching contributions that would have been made on behalf of such officers under the PPL Deferred Savings Plan but for the imposition of maximum statutory limits on qualified plan benefits (for example, annual limits on eligible pay and contributions). Executive officers who reach the maximum limits in the PPL Deferred Savings Plan are generally eligible for matching contributions under the Officers Deferred Compensation Plan. There is no vesting requirement for the company matching contributions. Retirement benefits and capital accumulation contributions under the Officers Deferred Compensation Plan are not affected by any long-term incentive or equity awards.

The company also has a tax-qualified employee stock ownership plan, the PPL Employee Stock Ownership Plan, or ESOP, to which the company makes an annual contribution. Historically, the company has contributed a dollar amount to the ESOP that is equal to the tax benefit it receives for a tax deduction on dividends paid on PPL common stock held by the trustee of the ESOP. Contributions are then allocated among the ESOP participants based on the following two measures: (1) the amount of total dividends paid on the participant’s account; and (2) a pro rata amount based on salary up to a median salary amount. The total allocation cannot exceed 5% of a participant’s compensation. The ESOP trustee invests exclusively in the company’s common stock. All named executive officers except Mr. Staffieri participate in the ESOP, as well as employees of the company’s major business lines (except LKE). Shares held for a minimum of 36 months are available for withdrawal, and participants may request distribution of their account at any time following termination of employment. There is no vesting period for contributions made under the ESOP. The participant has the option of receiving the actual shares of common stock or the cash equivalent of such shares at the time of withdrawal or distribution.

There are similar employee benefits, such as a retirement plan and savings plan, and executive benefits such as a supplemental executive retirement plan and a non-qualified deferred compensation plan, in place for Mr. Staffieri and other LKE executives that provide retirement income benefits and capital accumulation opportunities for executives. See “LG&E and KU Retirement Plan” at page 60 and “LG&E and KU Supplemental Executive Retirement Plan” on page 61, and the description of the LG&E and KU Nonqualified Savings Plan at “Nonqualified Deferred Compensation in 2010” at page 64. Over the next few years, it is expected that the LKE executive benefits programs will be aligned to the PPL programs.

Special Compensation

In addition to the annual direct and indirect compensation described above, the company provides special compensation under certain specific situations.

Hiring and Retention. As part of the executive recruiting process, the company makes offers of employment to new executive candidates that will attract talent to the company and compensate these candidates for compensation they may lose when terminating employment with their prior employer.

Generally, annual compensation for new executive officers is consistent with that of current executives in similar positions. Incentive awards for the year of hire are generally prorated for the period of service during the executive’s initial year of employment and made after the end of the year. One-time awards may be made in restricted stock or restricted stock units to replace awards a new executive may be losing from a former employer or as part of a sign-on award to encourage an executive to join the company.

In limited circumstances, generally involving mid-career hirings or, as needed, as part of a merger or acquisition, the company may enter into retention agreements with key executives to encourage their long-term employment with the company. These agreements typically involve the grant of restricted stock or restricted stock units on which the restrictions lapse after a period of time that may vary on a case-by-case basis. During the term of the restrictions, the executive receives dividends or dividend equivalents. The intention is to retain key executives for the long-term and to focus the executive’s attention on stock price growth during the retention period.

Individual awards vary based on an executive’s level, company service and the need for retention and/or the market demand for an executive’s talent. The amount of an award is typically a multiple of salary converted to restricted stock as of the grant date. For specific details on retention agreements that are outstanding for named executive officers, see “Retention Agreements” on page 68.

Severance. We generally do not enter into traditional employment agreements with executive officers. As agreed to in the acquisition of LKE, however, we agreed to honor the terms and conditions of the employment and severance agreement Mr. Staffieri had with E.ON U.S. LLC prior to PPL’s acquisition. The terms of Mr. Staffieri’s employment and severance agreement with E.ON U.S. LLC were amended and restated as of the closing of the LKE acquisition. Both the current and prior versions of the agreement provide severance, change in control protection (pertaining to a change in control of LKE) and other benefits on substantially similar terms, which are described below at “Employment and Severance Agreement for Mr. Staffieri” at page 69. The agreement provides for changes needed to reflect PPL’s acquisition of LKE, Mr. Staffieri’s retention with LKE and his anticipated role at the company and LKE after the acquisition.

There are no other specific agreements pertaining to length of employment that would commit the company to pay an executive for a specific period. Generally, our executives are “employees-at-will” whose employment is conditioned on performance and subject to termination by the company at any time.

We do not maintain a general severance policy for executives. Separation benefits are determined, as needed, on a case-by-case basis. However, as discussed below, there is a structured approach to separation benefits for involuntary (and select voluntary or “good reason” as defined in “Change-in-Control Arrangements” below on page 65) terminations of employment in connection with a change in control of PPL Corporation for Messrs. Miller, Spence, Farr and Grey.

The company has entered into agreements with certain executives, typically in connection with a mid-career hiring situation and as part of our offer of employment, in which we have promised a year’s salary in severance pay in the event the executive is terminated by the company for reasons other than cause. Severance benefits payable under these arrangements are conditioned on the executive agreeing to release the company from any liability arising from the employment relationship. Additional details on current arrangements for named executive officers are discussed under “Termination Benefits” below at page 68.

Change-in-Control Protections. The company believes executive officers who are terminated without cause or who resign for “good reason” (as defined in “Change-in-Control Arrangements” below at page 65) in connection with a change in control of PPL Corporation should be provided separation benefits. These benefits are intended to ensure that executives focus on serving the company and shareowner interests without the distraction of possible job and income loss.

The major components of the company’s change-in-control protections are:

•	accelerated vesting of outstanding equity awards in order to protect executives’ equity-based award value from an unfriendly acquirer;

•	severance benefits; and

•	trusts to fund promised obligations in order to protect executive compensation from an unfriendly acquirer.

The company’s change-in-control benefits are consistent with the practices of companies with whom PPL competes for talent and assist in retaining executives and recruiting new executives to the company.

Accelerated Vesting of Equity Awards. As of the close of a transaction that results in a change in control of PPL Corporation, all outstanding equity awards granted as part of the company’s compensation program (excluding restricted stock and restricted stock units issued pursuant to retention agreements) become available to executives. As a result, the vesting and exercisability of stock awards and option awards granted as part of the long-term incentive program accelerate — in other words, restrictions on all outstanding restricted stock units lapse, a pro rata portion of performance units become payable and all unexercisable stock options become exercisable. Stock options granted prior to 2007 are exercisable for 36 months following a qualifying termination of employment in connection with a change in control; options granted in 2007 and after are, after a change in control, exercisable for the remaining term of the stock option.

Severance Benefits. The company has entered into severance agreements with Messrs. Miller, Spence, Farr and Grey that provide benefits to the executives upon specified terminations of employment in connection with a change in control of PPL Corporation. The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL Corporation or any prior severance agreement. Additional details on the terms of these severance agreements are described in “Change-in-Control Arrangements” at page 65.

As stated previously, Mr. Staffieri had an employment and severance agreement with LKE. The terms of this agreement were amended and restated effective as of the closing of the LKE acquisition with a term of 24 months. The terms of this arrangement, described below at “Employment and Severance Agreement for Mr. Staffieri” at page 69, provides benefits to Mr. Staffieri in the event of a change-in-control of LKE and does not provide protection in the event of a change in control of PPL Corporation.

Rabbi Trust. The company has entered into trust arrangements that currently cover PPL compensation programs, namely the SERP, the Officers Deferred Compensation Plan, the severance agreements and the DDCP. These trust arrangements provide that specified trusts are to be funded when a “change in control” occurs. See “Change-in-Control Arrangements” at page 65 for a description of change-in-control events.

The trusts, which specifically relate to programs managed by PPL and do not currently cover the LKE programs, are currently unfunded but would become funded upon the occurrence of a potential change in control. The trust arrangements provide for immediate funding of benefits upon the occurrence of a potential change in control, and further provide that the trusts can be revoked and the contributions returned if a change in control in fact does not occur. There are no current plans to fund any of the trusts.

Timing of Awards

The Committee determines the timing of incentive awards for executive officers.

Incentive awards for executive officers, including annual cash incentive awards and long-term incentive awards, are made as soon as practical following the performance period for performance-based cash and restricted stock unit awards and early in the year for forward-looking performance unit and stock option awards. It has been the company’s long-time practice to make annual cash incentive awards and stock-based grants at the January Committee meeting, which occurs the day before the January Board of Directors meeting on the fourth Friday of January.

We do not have, nor do we plan to have, any program, plan or practice to time equity grants with the release of material non-public information other than the practice of making such awards annually and regularly at the January Committee meeting.

For awards made in 2010, the market price for restricted equity award grants was the closing price of PPL common stock on the date of grant. The exercise prices for stock option awards are determined as of the closing price on the day of the grant.

Off-cycle restricted stock, restricted stock unit, performance unit or stock option grants, if provided to newly hired executives as part of the hiring package, are made from time to time, normally as of the new executive’s hiring date. Prices for such stock awards are determined as of the day of hire or, if later, the day the Committee approves the grant, based on the closing price as of the date of grant.

Ownership Guidelines

Meaningful ownership of PPL common stock by executives has always been an important part of the company’s compensation philosophy. In 2003, the Committee adopted specific ownership requirements under the Executive Equity Ownership Program (“Equity Guidelines”). The Equity Guidelines, amended in January 2011 to include LKE executives, provide that executive officers should maintain levels of ownership of company Common Stock ranging in value from two times to five times base salary, as follows:

Multiple of
Base
Executive Officer	Salary

Chairman, President and CEO	5x
Executive Vice Presidents	3x
Senior Vice Presidents	2x
Presidents of major operating subsidiaries, including Mr. Staffieri	2x

Executive officers at a particular guideline level must attain their minimum Equity Guidelines level by the end of their fifth anniversary at that level. If an executive does not attain the guideline level within the applicable period, he or she must not sell any shares and will be required to retain shares acquired upon the exercise of stock options or upon the lapsing of restrictions on shares of restricted stock, restricted stock units or performance units, in each case net of required tax withholding, in PPL common stock until the guideline level is achieved. In addition, annual cash incentives awarded after that date may be in restricted stock unit grants until actual ownership meets or exceeds the guideline level.

To assist executive officers in achieving or surpassing their minimum ownership amount, the Committee previously adopted the Cash Incentive Premium Exchange Program (“Premium Exchange Program”), which expired in January 2009. Under this program, executives could elect to defer all or a portion of their annual cash incentive award and receive instead restricted stock units equal to 140% of the amount so deferred (an “Exchange”). The restricted stock units are subject to a three-year vesting period. Executive officers forfeit the 40% premium amount if they terminate employment during the restriction period. A pro rata portion of the premium is payable for executive officers who retire after attaining age 60. The full premium is payable if employment is terminated during the restriction period due to the death or disability of the executive officer. The full premium is also payable in connection with a change in control of PPL Corporation.

The Equity Guidelines encourage increased stock ownership on the part of the executive officers, which further aligns the interests of management and shareowners. All named executive officers were in compliance with the Equity Guidelines as of December 31, 2010.

Tax and Accounting Considerations

Section 162(m). Section 162(m) of the Internal Revenue Code generally provides that publicly held corporations may not deduct in any taxable year specified compensation in excess of $1,000,000 paid to the CEO and the next three most highly compensated executive officers (excluding the principal financial officer). Performance-based compensation in excess of $1,000,000 is deductible if specified criteria are met, including shareowner approval of applicable plans. In this regard, the PPL Corporation Short-term Incentive Plan is designed to enable us to make cash awards to officers that are deductible under Section 162(m). Similarly, the PPL Corporation Incentive Compensation Plan enables us to make stock option awards that are deductible under Section 162(m). Restricted stock awards granted based on sustained financial and operational results may also qualify as performance-based compensation under the terms of Section 162(m). The Committee generally seeks ways to limit the impact of Section 162(m). However, the Committee believes that the tax deduction limitation should not compromise our ability to establish and implement incentive programs that support the compensation objectives discussed above. Accordingly, achieving these objectives and maintaining required flexibility in this regard may result in compensation that is not deductible for federal income tax purposes.

Sections 280G and 4999. We have entered into separation agreements with Messrs. Miller, Spence, Farr and Grey that provide benefits to the executives upon specified terminations of employment in connection with a change in control of PPL Corporation. The agreements provide for tax protection in the form of a gross-up payment to reimburse the executive for any excise tax under Internal Revenue

Code Section 4999, as well as any additional income and employment taxes resulting from such reimbursement.

Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment,” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment. Payments as a result of a change in control must equal or exceed three times the executive’s base amount, a five-year average compensation as defined by the IRS, in order to be considered excess parachute payments, and then the lost deduction and excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to our executives who are displaced in the event of a change in control. We believe the provision of tax protection for the adverse tax consequences imposed on the executive under these rules is consistent with market practice, is an important executive retention component of our program and is consistent with our compensation objectives.

Section 409A. The Committee also considers the impact of Section 409A of the Internal Revenue Code on the company’s compensation programs. Section 409A was enacted as part of the American Jobs Creation Act of 2004 and substantially impacts the federal income tax rules applicable to nonqualified deferred compensation arrangements, as defined in the Section. In general, Section 409A governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including inclusion in current income of a 20% penalty tax and interest on the recipient employee. The company operates its covered arrangements in a manner intended to avoid the adverse tax treatment under Section 409A. The company has amended its executive compensation plans in a manner intended to comply with IRS final regulations under Section 409A.

ASC Topic 718. Under the guidance of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly, FASB Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” which was known as SFAS 123(R)), the following methods are used by PPL to determine the aggregate grant date fair value of PPL’s stock based awards: (1) the market price of its common stock at the date of grant is used to value its restricted stock and restricted stock unit awards; (2) a Monte Carlo pricing model that considers historic volatility over three years using daily stock price observations for PPL and all companies that are in the S&P Electric Utilities Index is used to determine the fair value of each of its performance unit awards; and (3) the Black-Scholes stock option pricing model is used to determine the fair value of its stock option awards.

In addition, because the restricted stock unit awards granted for 2010 performance of the named executive officers were not granted until January 2011, these awards will be included in next year’s, and not this year’s, Summary Compensation Table and next year’s, and not this year’s, Grants of Plan-Based Awards table, and the amounts in this year’s Summary Compensation Table will not tie directly to the values determined by our compensation grant methodology.

Executive Compensation Tables

The following table summarizes all compensation for our chief executive officer, our chief financial officer, and our next three most highly compensated executives, or “named executive officers,” for the last three fiscal years, for service for PPL and its subsidiaries. Mr. Miller also served as a director but received no compensation for board service. Mr. Staffieri became an executive officer of PPL Corporation effective November 1, 2010, the date PPL Corporation acquired E.ON U.S. LLC, now known as LG&E and KU Energy LLC, or LKE.

SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary(2)	Bonus	Awards(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total
James H. Miller	2010	$1,178,969	—	$2,684,229	$1,153,931	$2,594,900	$4,585,067	$74,412	$12,271,508
Chairman, President	2009	1,189,039	—	2,383,142	1,475,801	2,519,900	4,119,866	103,579	11,790,426
and Chief Executive Officer	2008	1,141,106	—	3,214,364	1,200,192	0	1,549,956	59,109	7,164,728

William H. Spence	2010	692,492	—	1,105,299	475,129	1,178,100	1,217,857	68,280	4,737,157
Executive Vice	2009	685,385	—	1,024,106	609,612	1,122,000	632,953	44,110	4,118,166
President and Chief Operating Officer	2008	657,664	—	1,704,142	530,100	0	382,460	48,279	3,322,645

Paul A. Farr	2010	569,462	—	788,348	338,905	855,000	706,792	30,602	3,289,109
Executive Vice	2009	553,828	—	682,386	405,095	802,500	354,433	29,650	2,827,891
President and Chief Financial Officer	2008	498,054	—	1,106,857	349,828	0	79,202	27,015	2,060,956

Robert J. Grey	2010	436,829	—	456,376	196,248	568,100	1,346,091	16,948	3,020,592
Senior Vice President,	2009	442,282	—	422,915	250,971	553,700	1,162,661	28,597	2,861,126
General Counsel and Secretary	2008	425,110	—	761,897	229,368	0	342,362	27,776	1,786,513

Victor A. Staffieri(1)	2010	124,803	—	2,129,531	—	129,733	46,738	11,966	2,442,771
Chairman of the Board, Chief Executive Officer and President — LG&E and KU Energy LLC

(1)	Mr. Staffieri was not a named executive officer during 2009 and 2008, so no information is included for 2009 and 2008. The compensation amounts included for Mr. Staffieri for 2010 reflect only that compensation associated with his service as an executive officer of PPL Corporation after the acquisition of LKE by PPL Corporation on November 1, 2010.

(2)	Salary includes cash compensation deferred to the PPL Officers Deferred Compensation Plan or to the LG&E and KU Nonqualified Savings Plan for Mr. Staffieri. The following executive officers deferred salary in 2010 in the amounts indicated: Spence ($20,775); Farr ($120,000); and Staffieri ($7,488).

(3)	This column represents the aggregate grant date value as calculated under ASC Topic 718, without taking into account estimated forfeitures. Aggregate grant date fair value is calculated using the closing price of PPL stock on the NYSE on the date of grant. The amount for Mr. Staffieri reflects a retention award of 80,940 restricted stock units that he received on November 1, 2010, the date he became an executive officer of PPL Corporation. For additional information on the assumptions made in the valuation, refer to Note 12 to the PPL financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC. See the “Grants of Plan-Based Awards During 2010” table below for information on awards made in 2010.

(4)	This column represents the aggregate grant date value as calculated under ASC Topic 718, without taking into account estimated forfeitures. For additional information on the valuation assumptions with respect to the 2010 stock option grants, refer to Note 12 to the PPL financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC. See the “Grants of Plan-Based Awards During 2010” table for information on options granted in 2010.

(5)	This column represents cash awards made in January 2011 under PPL’s Short-term Incentive Plan for performance under the company’s annual cash incentive award program in 2010.

(6)	This column represents the sum of the changes in the present value of accumulated benefit in the PPL Retirement Plan and PPL Supplemental Executive Retirement Plan during 2010, 2009 and 2008 for Messrs. Miller, Spence, Farr and Grey, as well as the Subsidiary Retirement Plan for Mr. Farr. For Mr. Staffieri, the amount reflects the changes in the present value of accumulated benefit in the LKE Pension Plan and LKE Supplemental Executive Retirement Plan for November and December 2010. See the “Pension Benefits in 2010” table on page 58 for additional information. No above-market earnings under the PPL Officers Deferred Compensation Plan are reportable for 2010, 2009 or 2008. As to Mr. Staffieri, no above-market earnings under the LG&E and KU Nonqualified Savings Plan are reportable for 2010. See the “Nonqualified Deferred Compensation in 2010” table on page 64 for additional information.

(7)	The table below reflects the components of this column for 2010, which include the company’s matching contribution for each individual’s 401(k) plan contributions under respective savings plans and the company’s matching contribution for each individual’s contributions under non-qualified deferred compensation plans (“NQDC” plan), annual allocations under the PPL Employee Stock Ownership Plan, reportable life insurance premiums, and the perquisites of financial planning and tax preparation services, company car, vacation payments, security system installation and monitoring.

		NQDC
	401(k)	Employer	ESOP	Tax	Financial	Life	Company	Benefits		Board
Name	Match	Contributions	Allocation	Services	Planning	Insurance(a)	Car(b)	Paid(c)	Other(d)	Fees(e)	Total
J. H. Miller	$7,350	$0	$435	—	$12,000	—	—	—	$1,627	$53,000	$74,412
W. H. Spence	7,350	16,912	383	—	10,500	—	—	$13,327	19,808	—	68,280
P. A. Farr	7,350	11,882	408	—		—	—	10,962	—	—	30,602
R. J. Grey	7,350	0	598	—	9,000	—	—	—	—	—	16,948
V. A. Staffieri		5,242	—	$583	1,000	$2,618	$2,523	—	—	—	11,966

(a)	Portion of premiums paid by LKE for supplemental executive term life insurance provided to Mr. Staffieri in the amount of $2 million associated with his service as an executive officer of PPL Corporation after the acquisition of LKE by PPL Corporation on November 1, 2010.

(b)	Includes that portion of Mr. Staffieri’s use of a vehicle leased for him by LKE, as well as fuel, attributed to personal use and associated with his service as an executive officer of PPL Corporation after the acquisition of LKE by PPL Corporation on November 1, 2010. The difference between the annual $15,000 allowance and the lesser total lease cost is paid in cash to Mr. Staffieri.

(c)	Payment to Messrs. Spence and Farr for vacation earned but not taken.

(d)	Includes cost of installing a home alarm system for Mr. Spence, as well as cost of installing and testing one-time “dual monitoring” capability of home alarm system at Mr. Spence’s residence, permitting the company to receive an alarm signal at any time such a signal is received by Mr. Spence’s external monitoring company. Also includes ongoing cost of similar “dual monitoring” of the alarm system at Mr. Miller’s residence.

(e)	Fees earned by Mr. Miller for serving as a director of Nuclear Electric Insurance Limited, of which an affiliate of PPL is a member.

GRANTS OF PLAN-BASED AWARDS DURING 2010

The following table provides information about equity and non-equity awards granted to the named executive officers in 2010, specifically: (1) the grant date of equity awards; (2) estimated possible payouts under the 2010 annual cash incentive award program; (3) estimated future payouts for performance units awarded to the named executive officers in 2010; (4) the number of shares underlying all other stock awards, which consist of restricted stock units awarded to the named executive officers in 2010 for their 2009 performance under PPL’s Incentive Compensation Plan; (5) the number of shares underlying stock options awarded to the named executive officers; (6) the exercise price of the stock option awards; and (7) the grant date fair value of each equity award.

											Grant
								All Other	All Other		Date
					Estimated Future Payouts			Stock	Option	Exercise	Fair
		Estimated Possible Payouts			Under			Awards:	Awards:	or Base	Value of
		Under Non-Equity Incentive			Equity Incentive Plan			Number of	Number of	Price of	Stock
		Plan Awards(1)			Awards(2)			Shares of	Securities	Option	And
	Grant							Stock or	Underlying	Awards(5)	Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Options(4)	($/Sh)	Awards(6)

J. H. Miller	3/25/2010	$648,625	$1,297,250	$2,594,500

	1/21/2010							58,220			$1,814,717

	1/21/2010								243,960	31.17	1,153,931

	1/21/2010				12,855	25,710	51,420				869,512

W. H. Spence	3/25/2010	294,525	589,050	1,178,100

	1/21/2010							23,970			747,145

	1/21/2010								100,450	31.17	475,129

	1/21/2010				5,295	10,590	21,180				358,154

P. A. Farr	3/25/2010	213,750	427,500	855,000

	1/21/2010							17,100			533,007

	1/21/2010								71,650	31.17	338,905

	1/21/2010				3,775	7,550	15,100				255,341

R. J. Grey	3/25/2010	142,025	284,050	568,100

	1/21/2010							9,900			308,583

	1/21/2010								41,490	31.17	196,248

	1/21/2010				2,185	4,370	8,740				147,793

V. A. Staffieri	11/1/2010	50,701	101,403	202,805

	11/1/2010							80,940			2,129,531

(1)	These columns show the potential payout range under the 2010 annual cash incentive award program. For additional information, see “CD&A — Compensation Elements — Direct Compensation — Annual Cash Incentive Awards” at page 34. The cash incentive payout range is from 50% to 200% of target; however, if the actual performance falls below the 50% level, the payout would be zero. The actual 2010 payout is found in the Summary Compensation Table on page 52 in the column entitled “Non-Equity Incentive Plan Compensation.” The potential payout range for Mr. Staffieri reflects 1/6 of annualized payout amounts.

(2)	These columns show the potential payout range for the performance units granted in 2010. For additional information, see “CD&A — Compensation Elements — Direct Compensation — Long-term Incentive Awards (Equity Awards)” at page 40. The payout range for performance unit awards is from 50% to 200% of target; however, if the actual relative total shareowner return performance falls below the 40th percentile, the payout would be zero for the units granted in 2010. The performance period is three years. At the end of the performance period, PPL total shareowner return for the three-year period is compared to the total return of the companies in the S&P Electric Utilities Index. The Compensation, Governance and Nominating Committee will determine at the end of the performance period whether the performance goals have been satisfied. Upon certification that the performance goals have been satisfied, shares of PPL stock reflecting the applicable number of performance units, as well as reinvested cash dividend equivalents, will vest and will either be paid according to the achievement of the performance goals or forfeited.

(3)	This column shows the number of restricted stock units granted on January 21, 2010 to the named executive officers, other than to Mr. Staffieri. In general, with respect to these awards, restrictions will lapse on January 21, 2013, three years from the date of grant. During the restricted period, each restricted stock unit entitles the individual to receive quarterly payments from the company equal to the quarterly dividends on one share of PPL stock. This column also reflects that Mr. Staffieri received a retention award on November 1, 2010 of 80,940 restricted stock units for which restrictions will lapse on December 1, 2012.

(4)	This column shows the number of stock options granted in 2010 to the named executive officers. These options vest and become exercisable in three equal annual installments, beginning on January 21, 2011, which is one year after the grant date.

(5)	This column shows the exercise price for the stock options granted in 2010, which was the closing price of PPL stock on the NYSE on the date the Compensation, Governance and Nominating Committee granted the options.

(6)	This column shows the full grant date fair value, as calculated under ASC Topic 718, of performance units, restricted stock units and stock options granted to the named executive officers, without taking into account estimated forfeitures. For restricted stock units granted on January 21, 2010, grant date fair value is calculated using the closing price of PPL stock on the NYSE on the grant date of $31.17. For the restricted stock units granted to Mr. Staffieri on November 1, 2010, the grant date fair value is calculated using the closing price of PPL stock on the NYSE on the grant date of $26.31. For performance units, grant date fair value is calculated using a Monte Carlo pricing model value on the grant date of $33.82. For stock options, grant date fair value is calculated using the Black-Scholes value on the grant date of $4.73. For additional information on the valuation assumptions for stock options, see Note 12 to the PPL financial statements in the Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2010

The following table provides information on all unexercised stock option awards, as well as all unvested restricted stock and restricted stock unit awards and unearned and unvested performance units for each named executive officer as of December 31, 2010. Each stock option grant, as well as each grant of performance units that are unearned and unvested, is shown separately for each named executive officer, and the restricted stock or restricted stock units that have not vested are shown in the aggregate. The vesting schedule for each grant is shown following this table, based on the option, stock award or performance unit award grant date. The market value of the stock awards is based on the closing price of PPL stock on the NYSE as of December 31, 2010, which was $26.32. For additional information about the stock option and stock awards, see “CD&A — Compensation Elements — Direct Compensation — Long-term Incentive Awards (Equity Awards)” at page 40.

						Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
								Number of	Payout
								Unearned	Value of
	Option Awards							Shares,	Unearned
							Market	Units or	Shares,
		Number of	Number of			Number of	Value of	Other	Units or
		Securities	Securities			Shares or	Shares or	Rights	Other
		Underlying	Underlying			Units of	Units of	That	Rights
		Unexercised	Unexercised	Option		Stock That	Stock That	Have	That
		Options	Options	Exercise	Option	Have Not	Have Not	Not	Have Not
	Grant	(#)	(#)	Price	Expiration	Vested(3)	Vested	Vested(4)	Vested
Name	Date(1)	Exercisable(2)	Unexercisable(2)	($)	Date	(#)	($)	(#)	($)
J. H. Miller	1/27/05	155,800		26.66	1/26/2015
	1/26/06	198,940		30.14	1/25/2016
	1/25/07	255,870		35.12	1/24/2017
	1/24/08	105,280	52,640	47.55	1/23/2018
	1/22/09	88,636	177,274	31.93	1/21/2019
	1/21/10		243,960	31.17	1/20/2020
						153,000	4,026,960
	1/22/09							13,637	358,926
	1/21/10							13,363	351,714

W. H. Spence	1/25/07	113,720		35.12	1/24/2017
	1/24/08	46,500	23,250	47.55	1/23/2018
	1/22/09	36,493	72,987	31.93	1/21/2019
	1/21/10		100,450	31.17	1/20/2020
						86,860	2,286,155
	1/22/09							5,618	147,866
	1/21/10							5,504	144,865

P. A. Farr	1/27/05	33,980		26.66	1/26/2015
	1/26/06	61,890		30.14	1/25/2016
	1/25/07	56,320		35.12	1/24/2017
	1/24/08	30,686	15,344	47.55	1/23/2018
	1/22/09	24,330	48,660	31.93	1/21/2019
	1/21/10		71,650	31.17	1/20/2020
						97,390	2,563,305
	1/22/09							3,743	98,516
	1/21/10							3,924	103,280

R. J. Grey	1/22/04	63,760		22.59	1/21/2014
	1/27/05	66,100		26.66	1/26/2015
	1/26/06	65,430		30.14	1/25/2016
	1/25/07	56,320		35.12	1/24/2017
	1/24/08	20,120	10,060	47.55	1/23/2018
	1/22/09	15,073	30,147	31.93	1/21/2019
	1/21/10		41,490	31.17	1/20/2020
						38,520	1,013,846
	1/22/09							2,320	61,062
	1/21/10							2,271	59,773

V. A. Staffieri	11/1/10					80,940	2,130,341

(1)	For a better understanding of this table, we have included an additional column showing the grant date of the outstanding stock options and the unearned and unvested performance units.

(2)	Under the terms of PPL’s Incentive Compensation Plan, all stock options for the named executive officers vest, or become exercisable, in three equal annual installments over a three-year period from the grant date. As of December 31, 2010, no stock options had been granted to Mr. Staffieri, and the vesting dates of unvested stock option awards for the other named executive officers are as follows:

		Vesting Dates
		2011			2012
	Grant
Name	Date	1/21	1/22	1/24	1/21	1/22	1/21/13
J. H. Miller	1/24/08			52,640
	1/22/09		88,637			88,637
	1/21/10	81,320			81,320		81,320

W. H. Spence	1/24/08			23,250
	1/22/09		36,493			36,494
	1/21/10	33,483			33,483		33,484

P. A. Farr	1/24/08			15,344
	1/22/09		24,330			24,330
	1/21/10	23,883			23,883		23,884

R. J. Grey	1/24/08			10,060
	1/22/09		15,073			15,074
	1/21/10	13,830			13,830		13,830

(3)	The dates that restrictions lapse for each restricted stock or restricted stock unit award granted to the named executive officers are as follows:

		Vesting Dates
	Grant
Name	Date	1/24/11	1/22/12	12/1/12	1/21/13	4/27/27
J. H. Miller	1/24/08	52,680
	1/22/09		42,100
	1/21/10				58,220

W. H. Spence	1/24/08	44,220
	1/22/09		18,670
	1/21/10				18,670

P. A. Farr	4/22/02					24,600
	1/27/06					15,400
	1/24/08	27,850
	1/22/09		12,440
	1/21/10				17,100

R. J. Grey	1/24/08	20,910
	1/22/09		7,710
	1/21/10				9,900

V. A. Staffieri	11/01/10			80,940

(4)	The number of performance units disclosed in the table for each named executive officer represents the threshold amount for 2010 and 2009 awards. The threshold amount is used because PPL’s total relative shareowner return was below the 40th percentile as compared to its industry peers for the time period of 2009 through 2010, the first two years of the three-year performance period for the 2009 awards and the first year of the three-year performance period for the 2010 awards. These performance units are payable in shares of PPL common stock following the performance period. While the performance period ends on December 31, 2011 for 2009 awards, and December 31, 2012 for 2010 awards, the performance units do not vest until the Compensation, Governance and

Nominating Committee certifies that the performance goals have been achieved. The number of performance units that vest at the time of certification may be more or less than the number of threshold or target awards reflected in this table, depending on whether or not the performance goals have been achieved. With respect to the performance units granted in January 2008, the Compensation, Governance and Nominating Committee met in January of 2011 and certified that the performance goals for such units had not been achieved for the performance period that ended on December 31, 2010, and as a result, such performance units were forfeited.

OPTION EXERCISES AND STOCK VESTED IN 2010

The following table provides information, for each of the named executive officers, on (1) stock option exercises during 2010, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting during 2010 of stock awards in the form of restricted stock units and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value Realized	Acquired	Value Realized
Name	Acquired on Exercise	on Exercise	on Vesting	on Vesting(1)
J. H. Miller	—	—	37,980	$1,163,327

W. H. Spence	—	—	40,390	1,237,146

P. A. Farr	—	—	16,430	503,251

R. J. Grey	—	—	13,780	422,081

V. A. Staffieri	—	—	—	—

(1)	Amounts reflect the closing price of the shares of common stock underlying the restricted stock units on the NYSE on the day the restrictions lapsed.

PENSION BENEFITS IN 2010

The following table sets forth information on the pension benefits for the named executive officers under each of the following pension plans:

•	PPL Retirement Plan. The PPL Retirement Plan is a funded and tax-qualified defined benefit retirement plan that covers approximately 6,102 active employees as of December 31, 2010. As applicable to Messrs. Miller, Spence, Farr and Grey, the plan provides benefits based primarily on a formula that takes into account the executive’s earnings for each fiscal year. Benefits under the PPL Retirement Plan for eligible employees are determined as the greater of the following two formulas:

•	The first is a “career average pay formula” of 2.25% of annual earnings for each year of credited service under the plan.

•	The second is a “final average pay formula” as follows:

1.3% of final average earnings up to the Average Social Security Wage Base ($59,268 for 2010)

plus

1.7% of final average earnings in excess of the Average Social Security Wage Base multiplied by

the sum of years of credited service (up to a maximum of 40 years).

Under the final average pay formula, final average earnings equal the average of the highest 60 months of pay during the last 120 months of credited service. The Average Social Security Wage Base is the average of the taxable Social Security Wage Base for the 35 consecutive years preceding an employee’s retirement date or, for employees retiring at the end of 2010, $59,268. The executive’s annual earnings taken into account under each formula include base salary, plus cash incentive awards, less amounts deferred under the PPL Officers Deferred Compensation Plan, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans ($245,000 for 2010).

The benefit an employee earns is payable starting at retirement on a monthly basis for life. Benefits are computed on the basis of the life annuity form of pension, with a normal retirement age of 65. Benefits are reduced for retirement prior to age 60 for employees with 20 years of credited service, and reduced prior to age 65 for other employees. Employees vest in the PPL Retirement Plan after five years of credited service. In addition, the plan provides for joint and survivor annuity choices, and does not require employee contributions.

Benefits under the PPL Retirement Plan are subject to the limitations imposed under Section 415 of the Internal Revenue Code. The Section 415 limit for 2010 is $195,000 per year for a single life annuity payable at an IRS-prescribed retirement age.

•	PPL Supplemental Executive Retirement Plan. The company offers the PPL Supplemental Executive Retirement Plan, or SERP, to approximately 24 active officers as of December 31, 2010, including Messrs. Miller, Spence, Farr and Grey, to provide for retirement benefits above amounts available under the PPL Retirement Plan described above. The SERP is unfunded and is not qualified for tax purposes. Accrued benefits under the SERP are subject to claims of the company’s creditors in the event of bankruptcy.

The SERP formula is 2.0% of final average earnings for the first 20 years of credited service plus 1.5% of final average earnings for the next 10 years. “Final average earnings” is the average of the highest 60 months of earnings during the last 120 months of credited service. “Earnings” include base salary and annual cash incentive awards.

Benefits are computed on the basis of the life annuity form of pension, with a normal retirement age of 65. Generally, absent a specifically authorized exception, such as upon a qualifying termination in connection with a change in control, no benefit is payable under the SERP if the executive officer has less than 10 years of service. Benefits under the SERP are paid, in accordance with a participant’s advance election, as a single sum or as an annuity, including choices of a joint and survivor or years-certain annuity. At age 60, or at age 50 with 10 years of service, accrued benefits are vested and may not be reduced by an amendment to the SERP or termination by the company. After the completion of 10 years of service, participants are eligible for death benefit protection.

The company does not have a policy for granting additional years of service but has done so under the SERP in individual situations. A grant of additional years of service to any executive officer must be approved by the Compensation, Governance and Nominating Committee, or the CGNC. Mr. Miller has been credited with five years additional service under the SERP, and pursuant to the terms of a retention agreement, the CGNC also granted Mr. Miller additional service up to a maximum of 30 years if he remained employed by the company until he is 60 years old, which occurred on October 1, 2008. The CGNC also granted Mr. Spence an additional year of service for each year of employment under the SERP as a retention mechanism. The total SERP benefit cannot increase beyond 30 years of service for any participant. The following table reflects the additional service amounts based on service as of December 31, 2010. Please refer to the table footnotes for additional information related to credited service under the SERP.

Mr. Grey is credited with service under the SERP commencing as of age 30, based on plan provisions in effect prior to January 1, 1998.

•	PPL Subsidiary Retirement Plan. The PPL Subsidiary Retirement Plan, in which Mr. Farr became a participant before he became an officer of the company, is a defined benefit plan that utilizes a hypothetical account balance to determine a monthly retirement annuity when an individual retires (known as a “cash balance plan”). Age 65 is the normal retirement age, but an individual may receive a reduced benefit as early as age 50 if the participant has at least five years of service.

The benefit formula for yearly increases to the hypothetical account balance is an increasing scale, based on age plus years of service. A participant whose age, plus years of service, is 32 or lower receives the minimum yearly credit of 5% of compensation plus 1.5% of compensation that is in excess of 50% of the Social Security Wage Base for that year. “Compensation” generally means base pay. The amount credited increases as age plus years of service increases, up to a maximum credit, at age plus years of service of 75 or above, of 14% of compensation plus 6% of compensation that is in excess of 50% of the Social Security Wage Base.

A participant has a vested right to a benefit under this plan after three years of service. Benefits are paid as a monthly annuity amount for life, or as a joint and survivor annuity. The amount of the annuity is determined by converting the hypothetical account balance, plus an assumed rate of interest, into a monthly annuity for life or joint lives at the participant’s date of commencement.

•	LG&E and KU Retirement Plan (the “LG&E Retirement Plan”). The LG&E Retirement Plan is a funded and tax-qualified defined benefit retirement plan that was closed to new participants on December 31, 2005. As applicable to Mr. Staffieri, the LG&E Retirement Plan provides benefits based on a formula that takes into account the executive’s average monthly earnings and years of service. Benefits for eligible employees are determined as the greater of the following two formulas:

•	The first formula is 1.58% of average monthly earnings plus 0.40% of average monthly earnings in excess of “covered compensation” multiplied by years of credited service (maximum 30 years).

•	The second formula is 1.68% of average monthly earnings multiplied by years of credited service (maximum 30 years).

Under the LG&E Retirement Plan, the average monthly earnings is the average of the highest five consecutive monthly earnings prior to termination of employment. Monthly earnings is defined as total compensation as indicated on Form W-2 including deferrals to the 401(k) plan, but excluding any earnings from the exercise of stock options, limited to the IRS-prescribed limit applicable to tax-qualified plans ($245,000 for 2010), divided by 12.

“Covered compensation” is one-twelfth of the average of the Social Security Wage Base for the 35-year period ending with the year of a participant’s social security retirement age. The Social Security Wage Base for future years is assumed to be equal to the Social Security Wage Base of the current year.

The benefit an employee earns is payable starting at retirement on a monthly basis for life. Benefits are calculated on the basis of the life annuity form of pension with a normal retirement age of 65. Early retirement occurs at the earlier of age 55 or 30 years of service. There is no early retirement reduction after attainment of age 62. Prior to age 62, benefits are reduced. Employees vest in the LG&E Retirement Plan after five years of service.

Benefits under the LG&E Retirement Plan are subject to the limitations imposed under Section 415 of the Internal Revenue Code. The Section 415 limit for 2010 is $195,000 per year for a single life annuity payable at an IRS-prescribed retirement age.

•	LG&E and KU Supplemental Executive Retirement Plan (LG&E SERP). Mr. Staffieri is a participant in the LG&E SERP. The LG&E SERP is unfunded and is not qualified for tax purposes. Accrued benefits under the LG&E SERP are subject to claims of the company’s creditors in the event of bankruptcy.

The LG&E SERP formula is equal to 64% of the average monthly compensation less

•	100% of the monthly qualified LG&E Retirement Plan payable at age 65;

•	100% of the primary Social Security Benefit payable at age 65;

•	100% of any matching contribution or the employer contribution for those participants where the defined contribution plan is the primary retirement vehicle; and

•	100% of any other employer-provided benefit payable at age 65 as a life annuity from any qualified defined benefit plan or defined contribution plan (provided such qualified defined contribution plan was the employer’s primary vehicle for retirement) sponsored by previous employers.

Net benefit is multiplied by a fraction, not to exceed one, the numerator of which is years of service at date of termination and the denominator is 15.

Average monthly compensation is the average compensation for the highest 36 consecutive months preceding termination of employment. Compensation is defined as base salary plus short-term incentive pay prior to any deferrals under any qualified or non-qualified deferred compensation plan.

Normal retirement is age 65. Early retirement for a member who has been credited with at least five years of service and whose age is at least age 50, is the later of separation of service or age 55. There is no early retirement reduction after attainment of age 62. The reduction prior to age 62 is 4% per year from age 62 to age 60 and 6% per year from age 60 to age 55.

				Present Value of
		Number of Years		Accumulated	Payments During
Name	Plan Name	Credited Service(1)		Benefit(2)(3)	Last Fiscal Year
J. H. Miller	PPL Retirement Plan	9.8		$ 465,523	—
	SERP	30.0	(4)	18,615,814	—

W. H. Spence	PPL Retirement Plan	4.5		145,678	—
	SERP	9.0	(5)	2,507,459	—

P. A. Farr	PPL Retirement Plan	6.3		171,645	—
	PPL Subsidiary Retirement Plan	4.8		29,484	—
	SERP	12.6		1,312,723	—

R. J. Grey	PPL Retirement Plan	15.8		615,307	—
	SERP	30.0	(6)	5,371,481	—

V. A. Staffieri	LG&E Retirement Plan	18.8		693,309	—
	LG&E SERP	18.8		7,645,065	—

(1)	See “PPL Supplemental Executive Retirement Plan” above for a description of the years of service that have been granted under the SERP to Messrs. Miller, Spence and Grey.

(2)	The assumptions used in estimating the present values of each named executive officer’s accumulated pension benefit are as follows:

	Assumed
	Retirement	Discount
Plan	Date(a)	Rate	Post-retirement Mortality Assumption
PPL Retirement Plan	60	5.41%

PPL SERP	60	4.71%	RP-2000 with projection to 2015(b)

PPL Subsidiary Retirement Plan	65	5.47%

LG&E Retirement Plan	62	5.52%	Mortality table used for 2011 Pension Protection Act target liability purposes as prescribed by the Internal Revenue Service, or IRS, for December 31, 2010 present values and mortality table used for 2010 Pension Protection Act target liability purposes as prescribed by the IRS for December 31, 2009 present values

LG&E SERP	62	5.46%

(a)	Age provided or current age if later. For the PPL Retirement Plan, PPL Subsidiary Retirement Plan and PPL SERP, the age at which retirement may occur without any reduction in benefits is provided; for the PPL Retirement Plan, the employee has at least 20 years of service, and the benefit payable under the available forms of annuity is age 65. For the LG&E Retirement Plan and LG&E SERP, the age at which retirement may occur without any reduction in benefits is age 62.

(b)	The post-retirement mortality assumption is based on the retirement plan table published by the Society of Actuaries, known as RP-2000 projected to 2015, which is a table used for determining accounting obligations of pension plans.

(3)	The present values in the table above are theoretical figures prescribed by the SEC for disclosure and comparison purposes. The table below reflects the actual benefits payable under the listed events assuming termination of employment occurred as of December 31, 2010.

SERP Payments upon Termination
as of December 31, 2010(a)
Name	Retirement	Death	Disability
J. H. Miller	$19,019,328	$9,234,717	$19,019,328

W. H. Spence(b)	—	—	—

P. A. Farr(b)	—	—	—

R. J. Grey	5,468,942	2,547,452	5,468,942

V. A. Staffieri(c)	8,825,464	6,703,996	6,220,019

(a)	Messrs. Miller, Spence, Farr and Grey have elected to receive benefits payable under the SERP as a lump-sum payment, subject to applicable law. For Mr. Staffieri, the LG&E SERP does not provide for a lump-sum provision, but a lump-sum amount is shown here for comparison purposes. See note (c) below for Mr. Staffieri’s monthly LG&E SERP benefits. The amounts shown in this table represent the values that would have become payable based on a December 31, 2010 termination of employment. Actual payment would be made following

December 31, subject to plan rules and in compliance with Section 409A of the Internal Revenue Code.

(b)	Messrs. Spence and Farr are not eligible to retire nor are they vested under the SERP. Mr. Spence is also not vested in the PPL Retirement Plan, meaning that if he had left the company on December 31, 2010, under any circumstance, he would not be eligible for any benefit. If Mr. Farr had left the company on December 31, 2010, voluntarily or as a result of a disability or death, he, or his spouse, would have been vested in a deferred benefit under the PPL Retirement Plan and PPL Subsidiary Retirement Plan. The PPL Retirement Plan benefit is first payable at age 55 on a reduced basis. The PPL Subsidiary Retirement Plan is first payable at age 50, but the death benefit is payable at the surviving spouse’s chosen date of commencement.

(c)	If Mr. Staffieri retired on December 31, 2010 and commenced his LG&E SERP benefit on January 1, 2011, the monthly LG&E SERP benefit payable as a life annuity is $48,297. If he had died on December 31, 2010, the monthly LG&E SERP benefit payable to his spouse for her lifetime on January 1, 2011 is $36,588. If Mr. Staffieri had become disabled on December 31, 2010, the monthly LG&E SERP disability benefit payable at age 65 as a life annuity (assuming continued accrual) is $69,321.

(4)	Includes 20.2 additional years of service provided to Mr. Miller. The years of credited service in excess of actual years of service provided to the company resulted in an increase to the present value of accumulated benefits for Mr. Miller as of December 31, 2010 under the SERP of $12,534,648.

(5)	Includes 4.5 additional years of service provided to Mr. Spence. The years of credited service in excess of actual years of service provided to the company resulted in an increase to the present value of accumulated benefits for Mr. Spence as of December 31, 2010 under the SERP of $1,253,730.

(6)	Includes 14.2 additional years of service provided to Mr. Grey. The years of credited service in excess of actual years of service provided to the company resulted in an increase to the present value of accumulated benefits for Mr. Grey as of December 31, 2010 under the SERP of $2,542,501.

NONQUALIFIED DEFERRED COMPENSATION IN 2010

The PPL Officers Deferred Compensation Plan allows participants to defer all but $75,000 of their base salary and up to all of their annual cash incentive awards. In addition, the company made matching contributions to this plan during 2010 of up to 3% of an executive’s cash compensation (salary plus annual cash incentive award) to match executive contributions that would have been made to PPL’s tax-qualified deferred savings plan, which is a 401(k) plan, also known as the Deferred Savings Plan, except for Internal Revenue Service-imposed limitations on those contributions. The PPL Officers Deferred Compensation Plan is unfunded and is not qualified for tax purposes. All benefits under this plan are subject to the claims of the company’s creditors in the event of bankruptcy. A hypothetical account is established for each participant who elects to defer, and the participant selects one or more deemed investment choices that generally mirror those that are available generally to employees under the PPL Deferred Savings Plan at Fidelity Investments. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. The company maintains each account as a bookkeeping entry. During 2010, Messrs. Miller, Spence, Farr and Grey notionally invested in one or more of the following Fidelity funds, with the annual return shown for each fund: Blended Interest Rate Fund (2.39%); Fidelity Freedom 2015 Fund (11.75%); Fidelity Freedom 2020 Fund (12.93%); Fidelity Overseas Fund (6.59%); Fidelity Growth Company Fund — Class K (20.75%); Invesco Value II Class A Fund (16.24%); Spartan 500 Index — Investor Class Fund (14.98%); Spartan Total Market Index Fund — Investor Class (17.41%); Spartan International Index Fund — Investor Class (7.70%); Templeton Foreign Fund Class Advisor (8.87%); JPMorgan Core Bond Fund Class R5 (7.48%); and Wells Fargo Government Securities Institutional Class Fund (5.88%).

In general, the named executive officers who participate in this plan cannot withdraw any amounts from their deferred accounts until they either leave or retire from the company. The company’s Corporate Leadership Council, which consists of the chief executive officer, chief financial officer, chief operating officer and general counsel, has the discretion to make a “hardship distribution” if there is an unforeseeable emergency that causes a severe financial hardship to the participant. Participants may elect one or more annual installments for a period of up to 15 years, provided the participant complies with the election and timing rules of Section 409A of the Internal Revenue Code. No withdrawals or distributions were made by the named executive officers in 2010.

Mr. Staffieri is a participant in the LG&E and KU Nonqualified Savings Plan. The plan allows participants to defer up to a maximum of 75% of base compensation and annual incentive awards. In addition, the participant receives a matching contribution equal to 70% of the first 6% deferred; provided that the participant is not eligible for matching contributions in the LG&E and KU Savings Plan (tax-qualified 401(k) plan) at the time the deferred compensation would have otherwise been paid to the participant. The LG&E and KU Nonqualified Savings Plan is unfunded and is not qualified for tax purposes. All benefits under the LG&E and KU Nonqualified Savings Plan are subject to the claims of the company’s creditors in the event of bankruptcy. A hypothetical account is established for each participant who elects to defer. The amount in the participant’s hypothetical account is credited with interest at an annual rate equal to the Prime Interest Rate reset as of the immediately preceding March 31, June 30, September 30 and December 31. Mr. Staffieri’s rate of return for 2010 was 3.25%.

In general, distributions under the LG&E and KU Nonqualified Savings Plan are made at the time specified by the named executive officer at the time of completion of the deferral agreement. However, a “hardship distribution” will be approved if there is an unforeseeable emergency, as defined by Section 409A of the Internal Revenue Code, that causes a severe financial hardship to the participant.

Participants may elect a lump-sum payment or annual installment payments for a period of not less than two years and not more than 10 years, provided the participant complies with the election and timing rules of Section 409A of the Internal Revenue Code.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	Withdrawals/	Balance
Name	Name of Plan	in Last FY(1)	in Last FY(2)	Last FY(3)	Distributions	at Last FYE(4)

J. H. Miller	PPL Officers Deferred Compensation Plan	$0	$0	$36,853	—	$297,139

W. H. Spence	PPL Officers Deferred Compensation Plan	20,775	16,912	18,822	—	154,373

P. A. Farr	PPL Officers Deferred Compensation Plan	120,000	11,882	34,138	—	530,038

R. J. Grey	PPL Officers Deferred Compensation Plan	0	0	56,988	—	459,918

V. A. Staffieri	LG&E and KU Nonqualified Savings Plan	7,488	5,242	9,100	—	1,691,080

(1)	All amounts deferred 2010 are included in the “Salary” column of the Summary Compensation Table. The amount deferred by Mr. Staffieri reflects contributions made during November and December 2010.

(2)	Amounts in this column are company matching contributions during 2010 and are included in the Summary Compensation Table under the heading “All Other Compensation.” For Mr. Staffieri, the amount reflects matching company contributions made during November and December 2010.

(3)	Aggregate earnings for 2010 are not reflected in the Summary Compensation Table because such earnings are not deemed to be “above-market” earnings. The aggregate earnings shown for Mr. Staffieri are earnings from November and December 2010.

(4)	Represents the total balance of each named executive officer’s account as of December 31, 2010. Of the totals in this column, the following amounts have previously been reported in the Summary Compensation Table for previous years:

	Executive	Registrant
Name	Contributions	Contributions	Total
J. H. Miller	$101,139	$79,728	$180,867

W. H. Spence	58,206	36,739	94,945

P. A. Farr	148,955	28,160	177,115

R. J. Grey	130,021	26,022	156,043

V. A. Staffieri	—	—	—

Change-in-Control Arrangements

The company has entered into severance agreements with each of Messrs. Miller, Spence, Farr and Grey, which provide benefits to these officers upon qualifying terminations of employment in connection with a change in control of the company. Mr. Staffieri has an employment and severance agreement with LG&E and KU Energy LLC, which is separately described in “Employment and Severance Agreement for Mr. Staffieri” on page 69. A “change in control” in the severance agreements with respect to Messrs. Miller, Spence Farr and Grey is defined as the occurrence of any five specific events. These events are summarized as follows:

•	a change in the majority of the members of our Board of Directors occurs through contested elections;

•	an investor or group acquires 20% or more of the company’s common stock;

•	a merger occurs that results in less than 60% control of the company or the surviving entity by the current shareowners;

•	shareowner approval of the liquidation or dissolution of the company; or

•	the Board of Directors declares that a change in control is anticipated to occur or has occurred.

A voluntary termination of employment by the named executive officer would only result in the payment of benefits if there was “good reason” for leaving. “Good reason” includes a number of circumstances where the named executive officer has a substantial adverse change in the employment relationship or the duties assigned. For example, a reduction in salary, a relocation of the place of work more than 30 miles away, or a cutback or exclusion from a compensation plan, pension plan or welfare plan, would be “good reason.” The benefits provided under these agreements replace any other severance benefits that the company or any prior severance agreement would provide to these named executive officers.

There is no benefit payable before or after a change in control if the officer is discharged for “cause.” “Cause” generally means willful conduct that can be shown to cause material injury to the company or the willful refusal to perform duties after written demand by the Board of Directors.

Each of the severance agreements with respect to Messrs. Miller, Spence, Farr and Grey continues in effect until December 31, 2011, and the agreements generally are automatically extended for additional one-year periods. If a change in control occurs during the agreements’ respective terms, the agreements will expire no earlier than 36 months after the month in which the change in control occurs. Each agreement provides that the named executive officer will be entitled to the severance benefits described below if, in connection with a change in control, the company terminates the named executive officer’s employment for any reason other than death, disability, retirement or “cause,” or the officer terminates employment for “good reason.”

These benefits include:

•	a lump-sum payment equal to three times the sum of (1) the named executive officer’s base salary in effect immediately prior to the date of termination, or if higher, immediately prior to the first occurrence of an event or circumstance constituting “good reason” and (2) the highest annual bonus in respect of the last three fiscal years ending immediately prior to the fiscal year in which the change in control occurs, or if higher, the fiscal year immediately prior to the fiscal year in which an event or circumstance constituting “good reason” first occurs;

•	a lump-sum payment having an actuarial present value equal to the additional pension benefits the officer would have received had the officer continued to be employed by the company for an additional 36 months;

•	the continuation of welfare benefits for the officer and his or her dependents for the 36-month period following separation (reduced to the extent the officer receives comparable benefits from another employer);

•	unpaid incentive compensation that has been allocated or awarded for a previous performance period;

•	vesting of all contingent incentive compensation awards for all then uncompleted periods, calculated on a prorated basis of months of completed service, assuming performance achievement at 100% of the target level, except for performance units;

•	vesting of all performance units outstanding calculated on a pro rata basis of months of completed service, assuming achievement at the maximum (200% of target), but offset by the value of performance units required to be paid pro rata at target upon a change in control in accordance with the performance unit agreement;

•	outplacement services for up to three years;

•	a gross-up payment for any excise tax imposed under the golden parachute provisions of the Internal Revenue Code; and

•	post-retirement health care and life insurance benefits to officers who would have become eligible for such benefits within the 36-month period following the change in control.

See the “Potential Payments upon Termination or Change in Control of PPL Corporation” table on page 73 for the estimated value of benefits to be paid if a named executive officer was terminated on December 31, 2010 after a change in control of PPL for qualifying reasons.

In addition to the benefits that the severance agreements provide, the following events would occur in the event of a change in control under the company’s compensation arrangements:

•	the restriction period applicable to any outstanding restricted stock or restricted stock unit awards lapses for those awards granted as part of the company’s compensation program (excluding restricted stock granted under our retention agreements);

•	the performance period applicable to any outstanding performance unit awards will be deemed to conclude prior to the change in control, and a pro rata portion of all unvested units will become immediately vested as though there had been achievement of goals satisfying the target award;

•	all restrictions on the exercise of any outstanding stock options lapse;

•	all participants in the SERP immediately vest in their accrued benefit, even if not yet vested due to age and service; and

•	upon a qualifying termination, the SERP benefit improves by a pro rata portion of the additional years of service granted to the officer, if any, that otherwise would not be earned until a specified period of years had elapsed or the officer had reached a specified age.

The value of the SERP enhancements is included under the “Change in Control Termination” column of the “Potential Payments upon Termination or Change in Control of PPL Corporation” table provided below at page 73.

PPL has trust arrangements in place to facilitate the funding of benefits under the SERP, the Officers Deferred Compensation Plan, severance agreements and the Directors Deferred Compensation Plan if a change in control were to occur. Currently, the trusts are not funded. The trusts provide for the company to fund the trusts at the time a “potential change in control” occurs. The funds are refundable to the company if the change in control does not actually take place.

A “potential change in control” is triggered when:

•	the company enters into an agreement that would result in a change in control;

•	the company or any investor announces an intention to enter into a change in control;

•	the Board of Directors declares that a potential change in control has occurred; or

•	an investor obtains 5% or more of the company’s common stock and intends to control or influence management (requiring a Schedule 13D to be filed by the investor with the SEC).

Within 60 days of the end of each year after the change in control occurs, PPL is required to irrevocably deposit additional cash or property into the trusts in an amount sufficient to pay participants or beneficiaries the benefits that are payable under terms of the plans that are being funded by the trusts as of the close of each year. Any income on the trust assets would be taxed to

PPL and not to the beneficiaries of the trusts, and such assets would be subject to the claims of general creditors in the event of PPL’s insolvency or bankruptcy.

Retention Agreements

PPL had previously entered into a retention agreement with Mr. Miller that granted to him 60,000 shares of restricted PPL common stock; the restrictions with respect to these shares of restricted stock lapsed effective October 1, 2008, which was Mr. Miller’s 60th birthday. PPL has entered into a retention agreement with Mr. Farr pursuant to which he was granted 40,000 shares of restricted PPL common stock. The restriction period with respect to these shares of restricted stock will lapse on April 27, 2027 for Mr. Farr. PPL has also entered into a retention agreement with Mr. Staffieri pursuant to which he was granted 80,940 restricted stock units. The restriction period with respect to these restricted stock units will lapse on December 1, 2012 for Mr. Staffieri.

In the event of death or disability, the restriction period on a prorated portion of these shares, or stock units in the case of Mr. Staffieri, will lapse immediately. In the event of a “change in control” of PPL, the restriction period on all of these shares will lapse immediately if there is an involuntary termination of employment that is not for “cause.” In the event Mr. Farr is terminated for “cause” or he terminates his employment with all PPL-affiliated companies prior to April 27, 2027, all shares of his restricted stock will be forfeited. In the event Mr. Staffieri is terminated for “cause” or he terminates his employment with all PPL-affiliated companies prior to December 1, 2012, all of his restricted stock units will be forfeited.

Pursuant to the terms of Mr. Staffieri’s retention agreement, restrictions on the restricted stock units will lapse on December 1, 2012 and shares of PPL common stock will be issued upon Mr. Staffieri’s delivery of a release of liability agreement in connection with specified agreements between Mr. Staffieri and LG&E and KU Energy LLC regarding his employment. In addition to encouraging Mr. Staffieri to remain with the company, the award of the restricted stock units also compensates Mr. Staffieri for, among other things, the loss of a number of fringe benefits and perquisites previously provided by LG&E and KU Energy LLC.

Mr. Miller’s agreement also included a grant of additional years of service under the SERP, as described above in “— Pension Benefits in 2010 — PPL Supplemental Executive Retirement Plan.”

Termination Benefits

The named executive officers are entitled to various benefits in the event of a termination of employment, but the value of that benefit and its components vary depending upon the circumstances. A qualifying termination in connection with a change in control of PPL Corporation triggers contractual benefits under the severance and equity agreements described above. A retirement provides benefits and payments in cash or stock that are set forth in various executive plans referred to above. A termination resulting from death or disability also has a number of benefit consequences under various benefit plans.

The following table, “Potential Payments upon Termination or Change in Control of PPL Corporation,” sets forth the company’s estimates of the probable incremental value of benefits that are payable assuming a termination of employment as of December 31, 2010, for reasons of voluntary termination, retirement, death, disability or qualifying termination in connection with a change in control. However, as permitted by SEC disclosure rules, the table does not reflect any amount provided to a named executive officer that is generally available to all salaried employees. Also, the following table does not repeat information disclosed in the “Pension Benefits in 2010” table, the “Nonqualified Deferred Compensation in 2010” table or, except to the extent that vesting or payment may be accelerated, the “Outstanding Equity Awards at Fiscal Year-End 2010” table. If a named executive officer does not yet qualify for full retirement benefits or other benefits requiring longer service, that additional benefit is not reflected below. If a named executive officer has the ability to elect retirement and thereby avoid a forfeiture or decreased benefits, the tables assume that retirement was elected and is noted as such in the footnotes to the table.

In the event that an executive is terminated for “cause” by the company, no additional benefits are due under the applicable plans and agreements.

Severance. See “CD&A — Compensation Elements — Special Compensation — Severance” for a discussion of the company’s practice on severance benefits. PPL has entered into agreements with particular executives, typically in connection with a mid-career hire situation and as part of our offer of employment, in which we have promised a year’s salary in severance pay in the event the executive is terminated by the company for reasons other than “cause.” Severance benefits payable under these arrangements are conditioned on the executive agreeing to release the company from any liability arising from the employment relationship.

Specifically, the company agreed at the time of hiring Mr. Miller to provide up to 52 weeks of salary should he be terminated after one year of employment. Payment during the 52-week timeframe would stop if Mr. Miller became re-employed during the 52-week period. The company also agreed at the time of hiring Mr. Spence to provide up to 24 months of salary should he be terminated after one year of employment. Payment during the 24-month timeframe would stop if Mr. Spence became re-employed during the 24-month period. In addition, for a period equal to the severance payment period, the company would continue active employee health, dental and basic life insurance benefits.

As discussed above in “Change-In-Control Arrangements,” there is a structured approach to separation benefits for involuntary and select “good reason” terminations of employment in connection with a change in control of PPL Corporation. PPL has entered into agreements with each of Messrs. Miller, Spence, Farr and Grey that provide benefits to the officers upon qualifying terminations of employment in connection with a change in control of PPL Corporation. The benefits provided under these agreements replace any other severance benefits provided to these officers by PPL Corporation, or any prior severance agreement.

The table below includes the severance payments, the value of continued welfare benefits and outplacement benefits as “Other separation benefits”, and the value of “gross-up” payments for required Federal excise taxes on excess parachute payments as “Tax gross-up amount payable.” The value of additional pension benefits provided under the severance agreements is discussed above in “Change-in-Control Arrangements” and is included as “SERP” in the table below.

Employment and Severance Agreement for Mr. Staffieri. In connection with PPL’s acquisition of E.ON U.S. LLC, referred to here as LKE, Mr. Staffieri entered into an amended and restated employment and severance agreement with LKE that replaced Mr. Staffieri’s previous employment and severance agreement. Both the current and prior versions of the agreement provide severance, change in control protection and other benefits on substantially similar terms, which are described below. The agreement provides for changes needed to reflect PPL’s acquisition of LKE, Mr. Staffieri’s retention with LKE and his anticipated role at the company and LKE after the acquisition. Pursuant to both versions of the agreement, Mr. Staffieri received certain payments during 2010, as described in the Summary Compensation Table.

The term of the amended agreement is two years and is automatically extended for subsequent one-year terms unless terminated upon 90 days notice. Pursuant to the terms of his amended agreement, in addition to an annual base salary, Mr. Staffieri is entitled to participate in an annual bonus plan and a long-term incentive plan with target awards of 75% and 175%, respectively, of the annual base salary amount. Additionally, Mr. Staffieri is provided $2 million in life insurance protection, along with participation in the employee benefit plans offered by LKE to its senior executives.

The agreement provided for payment of a divestment bonus, which was previously authorized by LKE’s former parent, E.ON AG. The divestment bonus was in the amount of $2,129,453 and was paid in cash, less applicable withholdings, upon successful closing of the sale of LKE to PPL. The amended agreement also provided for a retention award at the time of acquisition, in the form of restricted stock units under the PPL Incentive Compensation Plan, with a grant value of $2,129,531, effective November 1, 2010. Restrictions on the restricted stock units are scheduled to lapse on December 1, 2012, subject to Mr. Staffieri’s continued employment through that date. The award also establishes additional conditions for the lapse of restrictions and amends eligibility for certain perquisites specified in the amended agreement.

If, within 24 months following the acquisition of LKE by PPL or a subsequent change in control of LKE, as defined in the amended agreement, Mr. Staffieri’s employment is terminated for “good reason” or for reasons other than cause, disability or death, Mr. Staffieri will be entitled to a severance payment equal to 2.99 times the sum of (1) his annual base salary and (2) his bonus amount. The bonus amount is the greater of:

•	the most recent annual bonus paid or payable to Mr. Staffieri;

•	the annual bonus paid or payable to Mr. Staffieri under the annual bonus plan for the full fiscal year ended prior to the fiscal year during which the acquisition of the company or a future change in control, as applicable, occurred; or

•	Mr. Staffieri’s target award under the annual bonus plan for the full fiscal year ended prior to the fiscal year during which the acquisition of LKE or a future change in control, as applicable, occurred.

If, during the term of the agreement, but after the second anniversary of the PPL acquisition and prior to a future change in control, Mr. Staffieri’s employment is terminated for “good reason” or for reasons other than cause, disability or death, Mr. Staffieri will be entitled an amount equal to two times his annual base salary and bonus amount, as defined above.

In addition to the severance amount described above, upon a termination of Mr. Staffieri’s employment for “good reason” or for reasons other than cause, disability or death, Mr. Staffieri would be entitled to receive any earned but unpaid base salary as of the date of termination, together with any earned, but unpaid (1) vacation pay, (2) annual bonus for the prior performance year, as determined pursuant to the terms of the applicable plan, (3) accrued, but unreimbursed expenses, and (4) all other payments and benefits owed to him in accordance with terms of the plans, programs and policies of LKE. Additionally, Mr. Staffieri would be entitled to a payment for outplacement services equal to 20% of his annual base salary. Benefit continuation is provided for a period of 36 months, except in the case of a severance occurring after the second anniversary of the PPL acquisition and prior to a future change in control, in which case the period is 24 months.

Payments pursuant to Mr. Staffieri’s agreement may be made to him that would equal or exceed an amount which would constitute a nondeductible payment pursuant to Section 280G of the Internal Revenue Code. In such event, Mr. Staffieri would become entitled to an additional payment equal to the additional cost of the excise tax on the payment.

Mr. Staffieri may terminate employment with LKE for “good reason” if:

•	his base salary, annual target bonus percentage, or long-term target bonus percentage is reduced;

•	his present place of employment is relocated in excess of 50 miles;

•	his authorities, duties, responsibilities or reporting are materially reduced from those in effect immediately prior to the acquisition of LKE; or

•	any other action or inaction that constitutes a material breach by LKE of his agreement occurs.

Prior to any termination by Mr. Staffieri pursuant to this provision, he must provide notice to LKE within 90 days of the occurrence of any of these actions, and LKE has a 30-day period to remedy the cause of the “good reason.”

The agreement also provides for the continuation of benefits for 36 months to Mr. Staffieri’s dependents and beneficiaries in the event of his death during the term of the amended agreement. A disability benefit equal to 60% of his annual base salary, less 100% of the Social Security benefit, is provided until age 65.

SERP and PPL Officers Deferred Compensation Plan. See “Pension Benefits in 2010” above for a discussion of the SERP and “Change-in-Control Arrangements” for a discussion of enhanced benefits that are triggered if Messrs. Miller, Spence, Farr or Grey is terminated in connection with a change in control of PPL. The “Potential Payments upon Termination or Change in Control of PPL Corporation” table below only includes enhancements to benefits previously disclosed in the “Pension Benefits in 2010” table available as a result of the circumstances of termination of employment.

Account balances under the PPL Officers Deferred Compensation Plan and the LG&E and KU Nonqualified Savings Plan become payable as of termination of employment, or as of the time previously elected, for any reason. Current balances are included in the “Nonqualified Deferred Compensation in 2010” table on page 64 above and are not included in the table below.

Annual Cash Incentive Awards. It is PPL’s practice to pay a pro rata portion of the accrued but unpaid annual cash incentive award to executives who retire or who are eligible to retire and (1) die while employed or (2) terminate employment due to a disability during the performance year. Only Messrs. Miller and Grey are currently eligible to retire. In the event any of Messrs. Spence, Farr or Staffieri were to die or terminate employment due to a disability, the CGNC has the power to consider an award. If any of Messrs. Spence, Farr or Staffieri were to leave voluntarily, such named executive officer would not be entitled to an annual cash incentive award.

In the event of a qualifying termination in connection with a change in control of PPL Corporation, annual cash incentive awards that have been determined, but not yet paid, are payable under the terms of the severance agreements entered into with Messrs. Miller, Spence, Farr and Grey. Also in the case of a change in control of PPL Corporation, if a termination under these severance agreements occurs during the performance year, accrued incentive cash awards are payable on a pro rata basis for the period worked during the year using the assumption that performance goals were attained at target.

Except as noted above for Messrs. Spence, Farr and Staffieri, the annual cash incentive awards discussed in the CD&A and detailed for the 2010 performance year would be payable, without enhancement, in the event of retirement, death, disability, involuntary termination for reasons other than cause or in the event of a qualifying termination in connection with a change in control and are not included in the table below.

Long-term Incentive Awards. Restrictions on restricted stock units generally lapse upon retirement, death or termination of employment due to disability or in the event of a change in control. Restricted stock units are generally forfeited in the event of voluntary termination; however, for executives eligible to retire, which includes Messrs. Miller and Grey, we have assumed for the table below that the executive retires and restrictions lapse. Likewise, in the table below we have assumed that, in the event of involuntary termination for reasons other than “cause” for executives eligible to retire, the restrictions lapse. Premium units granted under the Premium Exchange Program are forfeited in the event of voluntary termination or retirement prior to age 60, are prorated in the event of retirement or termination of employment without cause on or after age 60, and in the event of death or disability all restrictions lapse. Premium units are included in the table below based on these assumptions.

For those named executive officers who have retention agreements, the restrictions on the retention shares or units lapse if the executive’s employment is terminated: (1) involuntarily for reasons other than for cause; (2) for qualifying reasons in connection with a change in control; or (3) in the event of death or disability. The value of these shares or units is included in the appropriate column.

The following table, “Potential Payments upon Termination or Change in Control of PPL Corporation,” includes the value, as of December 31, 2010 (based on a closing price of PPL stock on the NYSE of $26.32), of accelerated restricted stock units under each termination event.

Performance units that have not yet vested as a result of the completion of the performance period remain outstanding and eligible for pro rata vesting through the conclusion of the performance period upon retirement, disability or death. Upon completion of the performance period, a pro rata portion of the total of the performance units, reinvested cash dividend equivalent amounts and any dividends on shares of common stock in the form of stock become payable. Otherwise, performance units are generally forfeited in the event of voluntary termination. In the table below for executives eligible to retire (Messrs. Miller and Grey), we have assumed the executive retires. Likewise, in the table below we have assumed that in the event of involuntary termination for reasons other than “cause,” performance units for executives eligible to retire remain outstanding subject to future pro rata vesting. For all executives, we have assumed disability or death as of December 31, 2010. In all events, we have included the future pro rata value based on performance achievement at target.

Stock options that are not yet exercisable, other than those granted 12 months before termination of employment, become exercisable upon retirement. In the event of death or termination of employment due to disability, stock options not yet exercisable continue to become exercisable in accordance with the vesting schedule (in one-third increments on each anniversary of the grant). Options that are not yet exercisable are generally forfeited in the event of voluntary termination; however, for executives eligible to retire (Messrs. Miller and Grey), we have assumed the executive retires. Likewise, in the table below we have assumed that in the event of involuntary termination for reasons other than “cause,” options not yet exercisable for executives eligible to retire become exercisable. In the event of voluntary termination of employment for reasons other than noted above, all executives have a maximum of 60 days to exercise options that are exercisable but that have not yet been exercised before they are forfeited.

Stock options granted within 12 months prior to termination of employment are normally forfeited. In the event of a change in control, all options, including those granted within the preceding 12 months, become exercisable upon the closing of the transaction that results in the change in control.

The term of all PPL stock options is 10 years. In the event of retirement, the executive has the full term to exercise the options. In the event of termination of employment as a result of death or disability, the term is reduced to the earlier of the remaining term of the option or 36 months. In the event of a qualifying termination of employment in connection with a change in control, the term is reduced to 36 months for all outstanding options. Effective for grants of options made in 2010 and after, the exercise periods in the event of a change in control were extended to the full term.

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL OF PPL CORPORATION

The following table includes the value (based on the closing price of PPL stock on the NYSE of $26.32 on December 31, 2010) of options that are not yet exercisable, assuming the options were “in-the-money” and exercised as of December 31, 2010 under each termination event. None of the options had any value as of December 31, 2010 because the exercise price for such options was greater than the market price for PPL stock at that time (in other words, the options were “under water” rather than “in-the-money”). Footnote 7 following the table identifies the options and those that have no value as of December 31, 2010 may be exercised in the future. Also, in the event of death and disability, if an executive were eligible to retire (Messrs. Miller and Grey) as of the event date, we have assumed the named executive officer elected to retire. For the table below, options already exercisable as of the termination event are excluded. The value of these options is provided in the “Outstanding Equity Awards at Fiscal Year-End 2010” table above.

	Retirement or			Involuntary			Change in
	Voluntary			Termination		Change in	Control
Named Executive Officer	Termination	Death	Disability	Not for Cause(8)		Control	Termination

J. H. Miller
Severance payable in cash(1)	$0	$0	$0	$1,179,500		$0	$11,323,200
Other separation benefits(2)	0	0	0	0		0	182,445
Tax gross-up amount payable(3)	0	0	0	0		0	9,102,578
SERP(4)	0	0	0	0		0	2,380,000
Restricted stock/units(5)	4,026,960	4,026,960	4,026,960	4,026,960		4,026,960	4,026,960
Performance units(6)	713,009	713,009	713,009	713,009		713,009	1,426,018
Stock options(7)	0	0	0	0		0	0

W. H. Spence
Severance payable in cash(1)	0	0	0	1,386,000		0	5,613,300
Other separation benefits(2)	0	0	0	0		0	153,397
Tax gross-up amount payable(3)	0	0	0	0		0	6,258,560
SERP(4)	0	0	0	0		0	2,090,000
Restricted stock/units(5)	394,010	2,286,155	2,286,155	394,010	(9)	2,286,155	2,286,155
Performance units(6)	0	293,731	293,731	0	(9)	293,731	587,462
Stock options(7)	0	0	0	0	(9)	0	0

P. A. Farr
Severance payable in cash(1)	0	0	0	0		0	3,222,200
Other separation benefits(2)	0	0	0	0		0	141,942
Tax gross-up amount payable(3)	0	0	0	0		0	4,882,739
SERP(4)	0	0	0	0		0	2,200,000
Restricted stock/units(5)	234,774	2,563,305	2,563,305	1,287,574	(9)	2,563,305	2,563,305
Performance units(6)	0	200,295	200,295	0	(9)	200,295	400,590
Stock options(7)	0	0	0	0	(9)	0	0

R. J. Grey
Severance payable in cash(1)	0	0	0	0		0	3,015,300
Other separation benefits(2)	0	0	0	0		0	134,894
Tax gross-up amount payable(3)	0	0	0	0		0	0
SERP(4)	0	0	0	0		0	0
Restricted stock/units(5)	1,011,478	1,013,846	1,013,846	1,011,478		1,013,846	1,013,846
Performance units(6)	121,072	121,072	121,072	121,072		121,072	242,144
Stock options(7)	0	0	0	0		0	0

V. A. Staffieri
Severance payable in cash(1)	0	0	0	4,572,964		0	4,572,964
Other separation benefits(2)	0	0	0	203,619		0	203,619
Tax gross-up amount payable(3)	0	0	0	0		0	0
SERP(4)	0	0	0	0		0	0
Restricted stock/units(5)	0	2,130,341	2,130,341	2,130,341		2,130,341	2,130,341
Performance units(6)	0	0	0	0		0	0
Stock options(7)	0	0	0	0		0	0

(1)	Mr. Miller has an agreement under which he is entitled to receive up to 52 weeks of salary following involuntary termination for reasons other than cause. The full 52 weeks of salary are shown as “Severance payable in cash” under the “Involuntary Termination Not for Cause” column. Mr. Spence also has an agreement under which he is entitled to receive up to 24 months of salary following involuntary termination for reasons other than cause. The full 24 months are shown as “Severance payable in cash” under the “Involuntary Termination Not for Cause” column. Mr. Staffieri has an employment and severance agreement with LKE under which he is entitled to cash severance equal to 2.99 times base salary and bonus if terminated by PPL for any reason other than for cause or by reason of his death or disability, or for “good reason” as that term is defined in his agreement, provided such separation occurs prior to November 1, 2012.

In the event of termination of employment in connection with a change in control of PPL Corporation, Messrs. Miller, Spence, Farr and Grey are eligible for severance benefits if termination occurs within 36 months of a change in control (a) due to termination by the company for reasons other than cause or (b) by the executive on the basis of “good reason” as that term is defined in the agreement.

For purposes of this table, we have assumed the named executive officers are eligible for benefits under their respective severance agreements.

Amounts shown as “Severance payable in cash” under the “Change in Control Termination” column for Messrs. Miller, Spence, Farr and Grey are three times their annual salary as of the termination date plus three times the highest annual cash incentive payment made in the last three years as provided under their agreements. For Mr. Staffieri, the bonus amount used for determining his cash severance amount includes the greater of (a) the most recent bonus earned or payable (2010), (b) the bonus for the full year ended prior to the year in which the change in control of LKE occurs (2009) and (c) the target bonus for the full fiscal year ended prior to the year in which the change in control of LKE occurred (2009).

(2)	Under the terms of each named executive officer’s severance agreement, the executive is eligible for continued medical and dental benefits, life insurance premiums, disability coverage and outplacement services. The amounts shown as “Other separation benefits” are the estimated present values of these benefits.

(3)	In the event excise taxes become payable under Section 280G and Section 4999 of the Internal Revenue Code as a result of any “excess parachute payments,” as that phrase is defined by the Internal Revenue Service, the severance agreements provide that the company will pay the excise tax as well as gross-up the executive for the impact of the excise tax payment. (The tax payment and gross-up do not extend to normal income taxes due on any separation payments.) The amounts shown as “Tax gross-up amount payable” include the company’s estimate of the excise tax and gross-up payments that would be made if each named executive officer had been terminated on December 31, 2010, under the terms of their respective severance agreement.

(4)	Amounts shown as “SERP” under the “Change in Control Termination” column include the value of the incremental benefits payable under the terms of the severance agreements — each of Messrs. Miller, Spence, Farr and Grey is eligible for a severance payment equal to the value of the SERP benefit that would be determined by adding an additional three years of service. Mr. Staffieri is not eligible for enhanced SERP benefits upon termination for any reason. Mr. Grey has earned the maximum of 30 years of SERP service and his SERP benefit would not increase with three additional years of service.

(5)	Total outstanding restricted stock and restricted stock unit awards are reflected in the “Outstanding Equity Awards at Fiscal Year-End 2010” table above at page 56. The table above includes the value of the restricted stock and stock units as of December 31, 2010 that would become immediately vested as a result of each event as of December 31, 2010. In the table below, the number of units accelerated and payable as of the event, as well as the number forfeited, is set forth. The gross value in the above table would be reduced by the amount of taxes required to be withheld; and the net shares would be distributed, determined based on the closing price of PPL stock on the NYSE of $26.32 as of December 31, 2010. For purposes of the table below, the total number of shares is provided without regard for the tax impact.

For Messrs. Farr and Staffieri, the totals shown below for death, disability, involuntary termination not for cause and change in control termination include the acceleration of outstanding retention shares or units.

Restricted Stock and Restricted Stock Units
(#)

	Retirement or			Involuntary			Change in
	Voluntary			Termination		Change in	Control
Named Executive Officer	Termination	Death	Disability	Not for Cause		Control	Termination

J. H. Miller
Accelerated	153,000	153,000	153,000	153,000		153,000	153,000
Forfeited	0	0	0	0		0	0

W. H. Spence
Accelerated	14,970	86,860	86,860	14,970		86,860	86,860
Forfeited	71,890	0	0	71,890	(9)	0	0

P. A. Farr
Accelerated	8,920	97,390	97,390	48,920		97,390	97,390
Forfeited	88,470	0	0	48,470	(9)	0	0

R. J. Grey
Accelerated	38,430	38,520	38,520	38,430		38,520	38,520
Forfeited	90	0	0	90	(9)	0	0

V. A. Staffieri
Accelerated	0	80,940	80,940	80,940		80,940	80,940
Forfeited	80,940	0	0	0		0	0

(6)	The table above includes the value of the performance units as of December 31, 2010 that would become payable as a result of each event as of December 31, 2010 assuming target performance was achieved (the value of these units for “Change in Control” are: Miller-$713,009; Spence-$293,731; Farr-$200,295; and Grey-$121,072). As of December 31, 2010, Mr. Staffieri held no performance unit awards. In the case of “Change in Control Termination,” this value is comprised of units that become payable upon a change in control of PPL Corporation plus an amount payable under the severance agreements to provide payment for the maximum payout value less the value of the units that become payable at target performance. In the table below, the number of units accelerated and payable as of the event, or the number of units that become payable after the performance period is completed, as well as the number forfeited, is set forth. The gross value in the above table would be reduced by the amount of taxes required to be withheld; and the net shares, determined based on the stock price as of December 31, 2010, would be distributed based on a closing price of PPL stock on the NYSE of $26.32. For purposes of the table below, the total number of shares is provided without regard to the tax impact.

Performance Units
(#)

	Retirement or			Involuntary		Change in
	Voluntary			Termination	Change in	Control
Named Executive Officer	Termination	Death	Disability	Not for Cause	Control	Termination

J. H. Miller
Accelerated	0	0	0	0	27,090	27,090
Forfeited	26,909	26,909	26,909	26,909	0	0
Available after performance period completed	27,090	27,090	27,090	27,090	0	0

W. H. Spence
Accelerated	0	0	0	0	11,160	11,160
Forfeited	22,244	11,084	11,084	22,244	0	0
Available after performance period completed	0	11,160	11,160	0	0	0

P. A. Farr
Accelerated	0	0		0	7,610	7,610
Forfeited	15,335	7,725	7,725	15,335	0	0
Available after performance period completed	0	7,610	7,610	0	0	0

R. J. Grey
Accelerated	0	0	0	0	4,600	4,600
Forfeited	4,582	4,582	4,582	4,582	0	0
Available after performance period completed	4,600	4,600	4,600	4,600	0	0

V. A. Staffieri
Accelerated	N/A	N/A	N/A	N/A	N/A	N/A
Forfeited	N/A	N/A	N/A	N/A	N/A	N/A
Available after performance period completed	N/A	N/A	N/A	N/A	N/A	N/A

(7)	Total outstanding stock options are set forth in the “Outstanding Equity Awards at Fiscal Year-End 2010” table. The table above includes the value of the options not yet exercisable that would become exercisable as a result of each event as of December 31, 2010. Note that all options were “under water,” or the exercise price of the option was greater than the market value, as of December 31, 2010, and therefore had no value. Exercisable options as of December 31, 2010 are excluded from this table. The table below details the number of options that accelerate and become exercisable as of the termination event, the number of options that become exercisable in the future in the event of death or disability and the number forfeited. For illustrative purposes, it is assumed that all options not yet exercisable that become exercisable as of the event are exercised as of December 31, 2010, based on a PPL stock price of $26.32. In the event of death or disability, unexercisable options become exercisable in the future, and no value is anticipated for these options. As of December 31, 2010, Mr. Staffieri held no stock options.

Stock Options Not Yet Exercisable
(#)

	Retirement or			Involuntary			Change in
	Voluntary			Termination		Change in	Control
Named Executive Officer	Termination	Death	Disability	Not for Cause		Control	Termination

J. H. Miller
Accelerated	229,914	229,914	229,914	229,914		473,874	473,874
Forfeited	243,960	243,960	243,960	243,960	(9)	0	0

W. H. Spence
Accelerated	0	0	0		(9)	196,687	196,687
Forfeited	196,687	196,687	196,687		(9)	0	0

P. A. Farr
Accelerated	0	0	0		(9)	135,654	135,654
Forfeited	135,654	135,654	135,654		(9)	0	0

R. J. Grey
Accelerated	40,207	40,207	40,207	40,207		81,697	81,697
Forfeited	41,490	41,490	41,490	41,490	(9)	0	0

V. A. Staffieri
Accelerated	N/A	N/A	N/A	N/A		N/A	N/A
Forfeited	N/A	N/A	N/A	N/A		N/A	N/A

(8)	In addition to any amounts provided in this column, in the event of involuntary termination for reasons other than for cause, any severance payable in cash and/or other separation benefits, if any, would be determined as of the date of termination on a case-by-case basis and would require the approval of the Compensation, Governance and Nominating Committee.

(9)	In the event of involuntary termination for reasons other than for cause, Messrs. Spence and Farr would forfeit all outstanding restricted stock units, performance units and stock options because they are not eligible to retire. Messrs. Miller and Grey would forfeit stock options granted within 12 months of termination of employment. Mr. Grey would forfeit any premium units granted under the Premium Exchange Program. Any exceptions to the automatic forfeitures would require the approval of the Compensation, Governance and Nominating Committee. Mr. Farr would be eligible to receive the 40,000 shares of restricted stock that he holds under his Retention Agreements.

PROPOSAL 2: APPROVAL OF SHORT-TERM INCENTIVE PLAN

On March 24, 2011, the CGNC authorized and adopted the PPL Corporation Short-term Incentive Plan (the “Plan”). The purpose of the Plan is to advance the interests of PPL and its shareowners by providing incentives in the form of periodic cash bonus awards (“Awards”) to certain senior executive officers of PPL and its affiliates, thereby motivating such executive officers to attain corporate performance goals under the Plan (described below) while preserving for the benefit of PPL and its affiliates the associated U.S. federal income tax deduction. Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), imposes limitations on the amount of compensation expense that a publicly held corporation may deduct for income tax purposes. Shareowner approval of the Plan is required so that these cash awards to any “covered employees” can continue to be excluded from the $1 million limit on deductible compensation under Section 162(m) of the Code. Therefore, the company is seeking shareowner approval of the Plan at the Annual Meeting.

SUMMARY DESCRIPTION OF THE PLAN

The following is a brief summary of the terms of the Plan. The summary does not purport to be complete and is qualified in its entirety by the full text of the Plan set forth in Annex A to this Proxy Statement.

Administration

The Plan is to be administered by two or more “outside directors” as defined under Section 162(m) of the Code. This function currently is performed by PPL’s Compensation, Governance and Nominating Committee, or the CGNC. The CGNC has the exclusive authority to select the senior executives to be granted Awards under the Plan, to determine the size and terms of the Award, to modify the terms of any Award that has been granted (except for any modification that would increase the amount of the Award payable to an executive), to determine the time when Awards will be made and the performance period to which they relate, to establish performance objectives in respect of such performance periods and to certify that such performance objectives were attained; provided, however, that any such action shall be consistent with the applicable provisions of Section 162(m) of the Code.

Participation

Awards may be granted to senior executives of PPL and its affiliates who are “covered employees,” as defined in Section 162(m) of the Code, or who the Committee anticipates may become covered employees. An executive to whom an Award is granted is deemed to be a “Participant.” As of December 31, 2010, the number of eligible individuals was approximately 21.

Awards under the Plan

A Participant’s Award is to be determined based on the attainment of written performance goals approved by the CGNC for a performance period which is established by the CGNC while the outcome for that performance period is substantially uncertain and no more than 90 days after the commencement of that performance period or, if less, the number of days which is equal to 25 percent of that performance period. The performance goals, which must be objective, must be based upon one or more of the following criteria: (1) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (2) net income; (3) operating income; (4) earnings per share; (5) book value per share; (6) return on shareholders’ equity (including total shareholders’ return); (7) expense management; (8) return on investment before or after the cost of capital; (9) improvements in capital structure; (10) profitability of an identifiable business unit or product; (11) maintenance or improvement of profit margins; (12) stock price; (13) market share; (14) revenues or sales; (15) costs; (16) cash flow (or free cash flow); (17) working capital; (18) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (19) return on assets; (20) credit ratings; (21) improvement in workforce diversity; (22) employee retention; (23) closing of corporate transactions; (24) strategic plan development and implementation; and (25) independent industry ratings or assessments. The maximum amount of an Award to any participant in the Plan with respect to a fiscal year of PPL (or other designated performance period) shall be $4 million.

The CGNC must determine whether the performance goals have been met with respect to any affected participant of the Plan and, if they have, so certify and ascertain the amount of the applicable Award. No Awards will be paid for that performance period until such certification is made by the CGNC. The amount of the Award actually paid to any affected participant of the Plan may be less than the amount determined by the applicable performance goal formula, at the discretion of the CGNC.

Amendment and Termination of the Plan

The CGNC may at any time, or from time to time, suspend or terminate the Plan in whole or in part or amend it in such respects as the CGNC may deem appropriate. No Awards may be granted under the Plan after the date of the company’s first shareholder meeting that occurs during 2016, but Awards granted prior to such date will continue to be payable under the Plan. No amendment, suspension or termination of the Plan will, without the participant’s consent, impair any of the rights or obligations under any Award theretofore granted to a participant under the Plan.

Miscellaneous

If the Plan is approved by the shareowners, it will become effective as of January 1, 2011. However, if the Plan is not approved, prior to the payment of any Awards, by the affirmative vote of holders of a majority of the shares of PPL present, or represented by proxy, and entitled to vote, the Plan and all Awards thereunder shall terminate.

Vote Required for Approval. The affirmative vote of a majority of the votes cast by all shareowners entitled to vote thereon is required to approve the Short-term Incentive Plan.

The Board of Directors recommends
that you vote FOR Proposal 2.

The table below sets forth information, as of December 31, 2010, with respect to compensation plans (including individual compensation arrangements) under which equity securities of PPL are authorized for issuance.

Equity Compensation Plan Information

	Number of securities to be		Number of securities
	issued upon exercise of	Weighted-average exercise	remaining available for
	outstanding options,	price of outstanding	future issuance under equity
	warrants and rights(3)	options, warrants and rights(3)	compensation plans(4)
Equity compensation plans approved by security holders(1)			2,484,121 - ICP
	3,394,915 - ICP	$32.67 - ICP	9,025,897 - ICPKE
	2,209,066 - ICPKE	$31.77 - ICPKE	14,518,081 - DDCP
	5,603,981 - Total	$32.31 - Combined	26,028,099 - Total

Equity compensation plans not approved by security holders(2)

(1)	Includes: (a) the Amended and Restated Incentive Compensation Plan (ICP), under which stock options, restricted stock, restricted stock units, performance units, dividend equivalents and other stock-based awards may be awarded to executive officers of PPL; (b) the Amended and Restated Incentive Compensation Plan for Key Employees (ICPKE), under which stock options, restricted stock, restricted stock units, performance units, dividend equivalents and other stock-based awards may be awarded to non-executive key employees of PPL and its subsidiaries; and (c) the Directors Deferred Compensation Plan (DDCP), under which stock units may be awarded to directors of PPL. See Note 12 to the financial statements included in PPL’s 2010 Annual Report on Form 10-K for additional information.

(2)	All of PPL’s current compensation plans under which equity securities of PPL are authorized for issuance have been approved by PPL’s shareowners.

(3)	Relates to common stock issuable upon the exercise of stock options awarded under the ICP and ICPKE as of December 31, 2010. In addition, as of December 31, 2010, the following other securities had been awarded and are outstanding under the ICP, ICPKE and DDCP: 45,400 shares of restricted stock, 511,190 restricted stock units and 173,774 performance units under the ICP; 24,600 shares of restricted stock, 1,081,932 restricted stock units and 112,266 performance units under the ICPKE; and 424,170 stock units under the DDCP.

(4)	Based upon the following aggregate award limitations under the ICP, ICPKE and DDCP: (a) under the ICP, 15,769,431 awards (i.e., 5% of the total PPL common stock outstanding as of April 23, 1999) granted after April 23, 1999; (b) under the ICPKE, 16,573,608 awards (i.e., 5% of the total PPL common stock outstanding as of January 1, 2003) granted after April 25, 2003, reduced by outstanding awards for which common stock was not yet issued as of such date of 2,373,812 resulting in a limit of 14,199,796; and (c) under the DDCP, 15,052,856 securities. In addition, each of the ICP and ICPKE includes an annual award limitation of 2% of total PPL common stock outstanding as of January 1 of each year.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees to Independent Auditor for 2010 and 2009

For the fiscal years ended December 31, 2010 and 2009, Ernst & Young LLP, or E&Y, served as our principal independent registered public accounting firm, or “ principal independent auditor.” The following table presents fees billed, including expenses, by E&Y for the fiscal years ended December 31, 2010 and 2009, for professional services rendered for the audit of our company’s annual financial statements and for fees billed for other services rendered.

	2010	2009
	(In thousands)

Audit fees(a)	$5,324	$5,365
Audit-related fees(b)	1,235	915
Tax fees(c)	683	—
All other fees(d)	2,601	14

(a)	Includes estimated fees for audit of annual financial statements and review of financial statements included in our company’s Quarterly Reports on Form 10-Q and services in connection with statutory and regulatory filings or engagements including comfort letters and consents for financings and filings made with the SEC.

(b)	Fees for due diligence work, review of internal controls, performance of specific agreed-upon procedures and a review of eXtensible Business Reporting Language tags assigned to financial statement line items. Also includes approximately $3,900 of 2009 fees that were reimbursed to PPL by UGI Utilities, Inc. for services performed in connection with the sale of PPL Gas Utilities Corporation to UGI Utilities, Inc.

(c)	Includes fees for tax advice in connection with the November 1, 2010 acquisition of E.ON U.S. LLC, now known as LG&E and KU Energy LLC (“LKE”), the funding of the Western Power Utilities Pension Scheme, review and consultation related to PPL’s recognition of tax benefits resulting from favorable U.S. Tax Court decisions, consultation and analysis related to non-income tax process improvements initiated by PPL, review, consultation and analysis related to investment tax credits, related capital expenditures on certain hydroelectric plant upgrades and consultation on various tax matters.

(d)	Fees relating to LKE integration activities. Also includes an International Financial Reporting Standards diagnostic readiness assessment, access to an E&Y online accounting research tool and training on financial accounting and reporting topics.

Approval of Fees. The Audit Committee has procedures for pre-approving audit and non-audit services to be provided by the principal independent auditor. These procedures are designed to ensure the continued independence of the principal independent auditor. In particular, the use of our company’s principal independent auditor to perform either audit or non-audit services is prohibited unless specifically approved in advance by the Audit Committee. As a result of this approval process, the Audit Committee has pre-approved specific categories of services. All services outside of the specified categories and all amounts exceeding the authorized levels are reviewed and pre-approved by the Chair of the Audit Committee, who serves as the Committee designee to review and pre-approve audit and non-audit related services during the year. A listing of the approved audit and non-audit services is reviewed with the full Audit Committee no later than its next meeting.

The Audit Committee pre-approved 100% of the 2010 and 2009 services provided by E&Y.

* * * * * *

Representatives of E&Y are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors has determined that it would be desirable to request an expression of opinion from the shareowners on the appointment of E&Y. If the shareowners do not ratify the selection of E&Y, the selection of the principal independent auditor will be reconsidered by the Audit Committee.

The Board of Directors
recommends that shareowners vote FOR Proposal 3

PROPOSAL 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Board of Directors is asking you to approve, on a non-binding advisory basis, the 2010 compensation of our named executive officers as described in this proxy statement on pages 28-77.

In considering your vote, shareowners may wish to review with care the information on PPL’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis and Executive Compensation Tables beginning on page 28, as well as the discussion regarding Compensation Processes and Procedures beginning on page 14.

In particular, we would like to emphasize that performance during 2010 as a whole was mixed, and our compensation program operated accordingly. While earnings per share were better than expected, resulting in higher annual cash incentive payouts, total shareowner return was low, resulting in zero payouts of performance unit awards, and stock options issued since 2005 have no value for our executive officers. Moreover, the structure of our compensation program appropriately encourages both long-term and short-term perspectives among our senior executive team, as evidenced by the efforts of our executives, in 2010 and early 2011, to fundamentally transform PPL Corporation into a significantly larger, more financially robust company, through the acquisitions of E.ON U.S. LLC, now known as LG&E and KU Energy LLC, in Louisville, Kentucky, and the Central Networks businesses in the United Kingdom. These acquisitions have not only grown the company but also re-balanced its business mix. As a result of this recent transformation, our regulated operations will provide a significant majority of the company’s annual earnings and cash flows, materially improving our risk profile. For 2011 and beyond, we expect that our regulated businesses will produce an increasing proportion of our earnings, reducing our relative exposure to commodity market swings. In addition, our competitive supply segment is well-positioned to benefit when wholesale electricity markets rebound. This new balance in our business provides the company with the ability to thrive in a wide variety of future scenarios, which should benefit shareowners over the long term.

While the results of the vote are non-binding and advisory in nature, the Board intends to thoughtfully consider the results of this vote.

The Board of Directors recommends approval of the following resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related material disclosed in the proxy statement, is hereby approved.

Your Board of Directors recommends
that you vote FOR Proposal 4.

PROPOSAL 5: ADVISORY VOTE ON FREQUENCY OF FUTURE EXECUTIVE COMPENSATION VOTES

As required by Section 14A of the Exchange Act, the company is submitting for shareowner consideration a separate resolution to determine, in a non-binding advisory vote, whether a shareowner vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding, advisory vote in Proposal 4 above) should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the Board intends to thoughtfully consider the results of this vote.

After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate policy for the company at this time, and, therefore, our Board of Directors recommends that you vote for future advisory votes on executive compensation to occur each year.

In formulating its recommendation, our Board of Directors recognized that the company’s executive compensation programs are designed to promote a long-term connection between pay and performance. Because executive compensation disclosures are made annually, however, the Board of Directors considered that an annual advisory vote on executive compensation will allow our shareowners to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareowners on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our shareowners may have different views as to what is the best approach for the company, so we look forward to hearing from our shareowners on this proposal.

The Board of Directors recommends that shareowners vote “1 YEAR”
with respect to how frequently a shareowner vote to approve the compensation of our named executive officers should occur.

SHAREOWNER PROPOSALS

There are two shareowner proposals included in this year’s proxy statement for shareowner consideration, if properly presented at the Annual Meeting.

The first shareowner proposal is submitted by the United Association S&P 500 Index Fund, located c/o United Association of Journeyman and Apprentices of the Plumbing and Pipe Fitting Industry of the United States and Canada, Three Park Place, Annapolis, Maryland 21401. The Fund has advised the company that its proxy, ProxyVote Plus, LLC or its designee, plans to introduce the following resolution at the Annual Meeting. We have been notified that the Fund is the beneficial owner of 10,182 shares of PPL’s common stock.

PROPOSAL 6: DIRECTOR ELECTION MAJORITY VOTE STANDARD PROPOSAL

“Resolved: That the shareholders of PPL Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (articles of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

“Supporting Statement: In order to provide shareholders a meaningful role in director elections, the Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

“In response to strong shareholder support for a majority vote standard, over 70% of companies in the S&P 500 have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. However, our Company has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. The plurality standard remains in place.

“We believe that a post election director resignation policy without a majority vote standard in Company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the Board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the Board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.”

PPL’S STATEMENT IN RESPONSE

Your Board of Directors opposes this proposal for the following reasons:

The shareowner proposal requests that your Board of Directors initiate the appropriate process to amend PPL’s governance documents to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareowners, with a plurality vote standard retained for contested director elections. At PPL’s 2010 Annual Meeting of Shareowners, the United Association S&P 500 Index Fund presented a similar shareowner proposal, which was rejected by shareowners with approximately 67% of the shares that voted voting against it. Your Board of Directors has again carefully considered the proposal this year and the arguments for and against the proposal. After careful consideration, your Board of Directors continues to believe that implementing the majority vote standard advanced in this shareowner proposal would not enhance shareowner value and would not be in the best interests of PPL and its shareowners.

PPL Has Already Addressed the Concerns Expressed in the Proposal. PPL’s current director election policies are provided for under its Bylaws and Guidelines for Corporate Governance. PPL’s Bylaws provide that directors are elected under a plurality vote standard, meaning that the nominees who receive the most affirmative votes will be elected to your Board. Plurality voting is the default standard under the law of the Commonwealth of Pennsylvania, where PPL is incorporated, and has long been the accepted standard among large public companies. Consequently, the rules governing plurality voting are well-established and understood.

Notwithstanding the foregoing, in order to address concerns about the plurality standard, in January 2010, the Board adopted an amendment to its Guidelines for Corporate Governance to include a director resignation policy (the “Director Resignation Policy”). Your Board believes that this policy serves the interests of PPL’s shareowners by establishing direct and effective consequences for any director who does not receive a majority vote in a non-contested election. The Director Resignation Policy, the full text of which can be found in our Guidelines for Corporate Governance on the Corporate Governance section of PPL’s website (www.pplweb.com/about/corporate+governance), provides that:

•	In any uncontested election of directors, any incumbent director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to your Board of Directors following the final tabulation of the shareowner vote.

•	The Compensation, Governance and Nominating Committee, which consists entirely of independent directors, will consider the director’s resignation and will make a recommendation for consideration by your Board of Directors. Within 90 days following the final vote tabulation, your Board of Directors will act on the tendered resignation and the recommendation of the Compensation, Governance and Nominating Committee.

•	Thereafter, your Board of Directors will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation (or the reason(s) for rejecting the resignation, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission.

Your Board of Directors believes that the Director Resignation Policy promotes a good balance between providing shareowners a meaningful and significant role in the process of electing directors and allowing the Board flexibility to exercise its independent judgment on a case-by-case basis.

History of Strong Directors under the Plurality Vote Standard. The Company’s plurality vote standard has resulted in an excellent history of electing strong and independent directors. The average of the highest withhold vote for any director for the past 10 years is only 4.83% of the shares voted with respect to such directors at the annual meeting of shareowners. As a result, changing our current voting requirement to majority voting would have had no effect on the outcome of our election process during the past 10 years. Moreover, your Board of Directors has historically been comprised of highly qualified directors from diverse backgrounds, substantially all of whom have been “independent” within the meaning of standards adopted by the New York Stock Exchange. Accordingly, your Board of Directors believes that PPL’s current standards and policies continue to promote the best interests of PPL’s shareowners.

Your Board of Directors recommends that
you vote AGAINST Proposal 6

The second shareowner proposal is submitted by Emil Rossi, P.O. Box 249, Boonville, CA 95415-0249, who has advised the company that his proxy, John Chevedden or his designee, plans to introduce the following resolution at the Annual Meeting. We have been notified that Mr. Rossi is the beneficial owner of 2,000 shares of PPL’s common stock.

PROPOSAL 7: SPECIAL SHAREOWNER MEETINGS

“RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowner meeting.

“This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by law) in regard to calling a special meeting that apply only to shareowners but not to management and/or the board.

“Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowner input on the timing of shareowner meetings is especially important during a major restructuring — when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board’s current power to call a special meeting.

“We gave greater than 52%-support to a 2010 shareholder proposal on this same topic. The Council of Institutional Investors www.cii.org recommends that management adopt a shareholder proposal upon receiving its first 50%-plus vote.

“This proposal topic also won more than 60% support at the following companies: CVS Caremark, Sprint Nextel, Safeway, Motorola and R. R. Donnelley.

“The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

“The Corporate Library www.thecorporatelibrary.com, an independent investment research firm rated our company “D” with “High Governance Risk” and “Very High Concern” in Executive Pay — $11 million for CEO James Miller — plus only 45% of CEO pay was incentive based.

“CEO James Miller’s pension value increased more than $4 million in 2009 and was greatly due to 21 years of work added to his pension account. Executive performance unit awards were to be paid based on sub-par Total Shareholder Return. And our Board did not have a separate Committee for Executive Pay.

“Allen Deaver, age 74 (our Lead Director no less) and Stuart Heydt, age 70 each had 19-years long-tenure — independence concerns. Director Heydt attracted our highest negative votes. Plus the trend in new directors was disturbing with one of our newest directors, Natica von Althann, arriving retired and with no major corporate board experience.

“Plus our board was the only significant directorship for 60% of our directors. This could indicate a significant lack of current transferable director experience.

“Please encourage our board to respond positively to this proposal to help turnaround the above type practices: Special Shareowner Meetings — Yes on 7.”

PPL’S STATEMENT IN RESPONSE

Your Board of Directors opposes this proposal for the following reasons:

The shareowner proposal requests that your Board of Directors take the steps necessary to amend PPL’s governing documents to allow holders of 10% of PPL’s outstanding common stock the power to call a special shareowner meeting. Your Board of Directors continues to carefully consider this issue and the arguments for and against the proposal. We have again concluded that modifying our governing documents to permit a relatively small minority of shareowners to call special meetings is unnecessary and could result in a counterproductive use of PPL’s resources, to the detriment of shareowner value.

Your Board is committed to providing our shareowners with an effective means of making their voices heard in the governance of PPL and ensuring that their interests are at all times protected. We believe that the interests of our shareowner base as a whole are best served by adopting procedures that allow shareowners to exercise their rights in an efficient and orderly manner, without causing an undue burden on the operations and management of PPL. Your Board considered that your directors are required to be elected annually and are already accountable to PPL’s shareowners. In addition, under our Bylaws, a special meeting of shareowners may be called at any time by the Chairman of the Board or by resolution of your Board of Directors. This provision conforms to the requirements of the Pennsylvania Business Corporation Law and is an appropriate corporate governance provision because it (1) enables the orderly conduct of our business, (2) affords your Board of Directors ample notice and opportunity to respond to proposals and (3) allows your directors, according to their fiduciary obligations, to exercise their business judgment to determine when it is in the best interests of shareowners to convene a special meeting. Shareowner approval is also currently required for many key corporate actions. Under Pennsylvania law and the rules of the NYSE, PPL must submit certain significant matters to a shareowner vote, including mergers and consolidations, the adoption of equity compensation plans and amendments to PPL’s Articles of Incorporation.

Moreover, the governing documents of PPL include a number of procedures by which shareowners may participate in the governance of PPL. For example, our shareowners have the ability to present proposals at our annual meetings and make director nominations, in accordance with our Bylaws or the requirements of the Securities Exchange Act of 1934, as applicable. Shareowners also have the ability to recommend director nominees to the Compensation, Governance and Nominating Committee of the Board and to communicate concerns to the Board outside of the framework of the annual meeting. See “Communications with the Board” on page 13. We believe these avenues of participation in the governance of PPL provide an effective voice for shareowners in an efficient and cost-effective manner.

Your Board also considered that, for a company with as many shareowners as PPL, a special meeting of shareowners is both expensive and time-consuming. PPL must prepare the required disclosure documents and distribute the information to all shareowners. In addition, your Board of Directors and members of senior management must dedicate a significant amount of time to prepare for and conduct the meeting — time that would otherwise be spent in the operation of our business. Because of the substantial costs to all of our shareowners, we believe special meetings should be called only when the interests of a substantial number of shareowners are implicated. In contrast, the proposal effectively allows a relatively small minority of shareowners to unilaterally direct company resources and management attention to an agenda that could very well be of limited importance and interest to the entire shareowner body. Furthermore, the proposal includes no limit on the number of special meetings such a small minority of shareowners could call, which could significantly distract management and disrupt the conduct of our business.

Your Board of Directors recommends that
you vote AGAINST Proposal 7

ANNEX A

PPL CORPORATION
SHORT-TERM INCENTIVE PLAN

Section 1. Purpose.

The purpose of the Short-term Incentive Plan (the “Plan”) is to advance the interests of PPL Corporation (“PPL”), and its shareholders by providing incentives in the form of periodic bonus awards (“Awards”) to certain senior executive employees of PPL and its affiliates, thereby motivating such executives to attain corporate performance goals articulated under the Plan.

Section 2. Administration.

(a)  The Plan shall be administered by two or more “outside directors”, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, who have been designated by PPL’s Board of Directors to act as the committee (the “Committee”).

(b)  The Committee shall have the exclusive authority to select the senior executives to be granted Awards under the Plan, to determine the size and terms of the Award (subject to the limitations imposed on Awards in Section 4 below), to modify the terms of any Award that has been granted (except for any modification that would increase the amount of the Award payable to an executive), to determine the time when Awards will be made and the performance period to which they relate, to establish performance objectives in respect of such performance periods, and to certify that such performance objectives were attained; provided, however, that any such action shall be consistent with the applicable provisions of Section 162(m) of the Code. The Committee is authorized to interpret that Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall be final, conclusive and binding on all parties concerned.

Section 3. Participation.

Awards may be granted to senior executives of PPL and its affiliates who are “covered employees,” as defined in Section 162(m) of the Code, or who the Committee anticipates may become covered employees. An Executive to whom an Award is granted shall be a “Participant.”

Section 4. Awards under the Plan.

(a)  A Participant’s Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period which is established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of that performance period or, if less, the number of days which is equal to 25 percent of that performance period. The performance goals, which must be objective, shall be based upon one or more of the following criteria: (1) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (2) net income; (3) operating income; (4) earnings per share; (5) book value per share; (6) return on shareholders’ equity (including total shareholders’ return); (7) expense management; (8) return on investment before or after the cost of capital; (9) improvements in capital structure; (10) profitability of an identifiable business unit or product; (11) maintenance or improvement of profit margins; (12) stock price; (13) market share; (14) revenues or sales; (15) costs; (16) cash flow (or free cash flow); (17) working capital; (18) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital); (19) return on assets; (20) credit rating; (21) improvement in workforce diversity; (22) employee retention; (23) closing of corporate transactions; (24) strategic plan development and implementation; and (25) independent industry ratings or assessments. The foregoing criteria may relate to PPL, one or more of its affiliates or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or other indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) of the Code, the performance goals may be calculated without regard to extraordinary items or accounting changes. The maximum amount of an Award to any Participant with respect to a fiscal year of PPL (or other designated performance period) shall be $4 million.

(b)  The Committee shall determine whether the performance goals have been met with respect to any affected Participant and, if they have, so certify and ascertain the amount of the applicable Award. No Awards will be paid for that performance period until such certification is made by the Committee. The amount of the Award actually paid to any affected Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion during the calendar year that follows the end of the applicable performance period; provided, however that a Participant may, if and to the extent permitted by the Committee and consistent with the requirements of Section 409A of the Code, elect to defer payment of an Award.

(c)  The provisions of this Section 4 shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by PPL or its affiliates of the payment of Awards.

Section 5. Amendment and Termination of the Plan.

(a)  The Committee may at any time, or from time to time, suspend or terminate the Plan in whole or in part or amend it in such respects as the Committee may deem appropriate. No Awards may be granted under the Plan after the date of the Company’s first shareholders’ meeting that occurs during 2016, but Awards granted prior to such date shall continue to be payable hereunder.

(b)  No amendment, suspension or termination of the Plan shall, without the Participant’s consent, impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan.

Section 6. Miscellaneous Provisions.

(a)  Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any right to be retained as an employee of PPL or an affiliate.

(b)  A Participant’s rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant’s death or disability) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that, subject to applicable law, any amounts payable to any Participant hereunder are subject to reduction to satisfy any liabilities owed to PPL or any of its affiliates by the Participant. Any attempted assignment or transfer, hypothecation or encumbrance shall be void and of no effect.

(c)  PPL and its affiliates shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment.

(d)  Each person who is or at any time serves as a member of the Committee or PPL’s Board of Directors shall be indemnified and held harmless by PPL against and from: (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under the Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to the Plan. Each person covered by this indemnification shall give PPL an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the bylaws of PPL, as a matter of law, or otherwise, or any power that PPL may have to indemnify such person or hold such person harmless.

(e)  Each member of the Committee and PPL’s Board of Directors shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of, or counsel for, PPL and upon any other information furnished in connection with the Plan. In no event shall any person who is or shall have been a member of the Committee or PPL’s Board of Directors be liable for any determination made or other action taken or any failure to act in reliance upon any such report or information or for any action taken, including without limitation the furnishing of information, or failure to act, if in good faith.

(f)  All matters relating to the Plan or to Awards granted hereunder shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

(g)  The Plan shall be effective as of January 1, 2011. However, if the Plan is not approved, prior to the payment of any Awards, by the affirmative vote of holders of a majority of the shares of PPL present, or represented by Proxy, and entitled to vote, the Plan and all Awards thereunder shall terminate.

DIRECTIONS TO PPL CORPORATION
ANNUAL MEETING OF SHAREOWNERS

10 A.M. WEDNESDAY, MAY 18, 2011

ZOELLNER ARTS CENTER
420 E. Packer Ave., on the campus of Lehigh University, Bethlehem, Pa

From Interstate 78

•	Take the Hellertown Exit (Exit #67 — Rt. 412).
•	Turn right onto Rt. 412 north toward Bethlehem.
•	Follow Rt. 412 north for 1.8 miles.
•	At stop light, bear left onto 4th St.
•	Follow 4th St. for 1 mile.
•	Turn left onto Filmore St.
•	Turn right onto E. Packer Ave.
•	Free parking in garage immediately on left (follow signs).

PPL Shareowner News and Information Line (800-345-3085)

Shareowner Inquiries:

PPL Shareowner Services
Wells Fargo Bank, N.A.
161 North Concord Exchange
South St. Paul, MN 55075-1139

Toll Free: 1-800-345-3085
Outside U.S.: 651-453-2129
FAX: 651-450-4085
www.wellsfargo.com/shareownerservices

Online Account Access:  Registered shareowners can access account information by visiting www.shareowneronline.com.

For questions about PPL Corporation or its subsidiaries:

Manager — PPL Investor Services
Two North Ninth Street (GENTW13)
Allentown, PA 18101
FAX: 610-774-5106
Via e-mail: invserv@pplweb.com

PPL, PPL Energy Supply, LLC and PPL Electric Utilities Corporation file a joint Form 10-K Report with the Securities and Exchange Commission. The Form 10-K Report for 2010 is available without charge by writing to the Investor Services Department at the address printed above, by calling 1-800-345-3085, or by accessing it through the Investor Center page of PPL’s Internet website identified below.

Whether you plan to attend the Annual Meeting or not, you may vote over the Internet, by telephone or by returning your proxy. To ensure proper representation of your shares at the Annual Meeting, please follow the instructions at the website address on your proxy or follow the instructions that you will be given after dialing the toll-free number on your proxy. You may also mark, date, sign and mail the accompanying proxy as soon as possible. An envelope, which requires no postage if mailed in the United States, is included for your convenience.

For the latest information on PPL Corporation,
visit our location on the Internet at
http://www.pplweb.com

     Address Change? Mark box, sign, and indicate changes below: ☐

COMPANY #

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1. Election of directors:	01 Frederick M. Bernthal	06 Stuart Heydt	☐	Vote FOR	☐	Vote WITHHELD
	02 John W. Conway	07 James H. Miller		all nominees		from all nominees
	03 Steven G. Elliott	08 Craig A. Rogerson		(except as marked)
	04 Louise K. Goeser	09 Natica von Althann
	05 Stuart E. Graham	10 Keith W. Williamson

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

ò Please fold here — do not separate ò

2. Approval of the Short-term Incentive Plan	☐ For	☐ Against	☐ Abstain

3. Ratification of the appointment of Independent Registered Public Accounting Firm	☐ For	☐ Against	☐ Abstain

4. Advisory vote on executive compensation	☐ For	☐ Against	☐ Abstain
The Board of Directors Recommends you vote for “1 YEAR” for Item 5.

5. Advisory vote on the frequency of future executive compensation votes	☐ 1 Year	☐ 2 Years	☐ 3 Years	☐ Abstain
The Board of Directors Recommends a Vote AGAINST Items 6 and 7.

6. Shareowner Proposal — Director Election Majority Vote Standard Proposal	☐ For	☐ Against	☐ Abstain

7. Shareowner Proposal — Special Shareowner Meetings	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date	Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

PPL CORPORATION
ANNUAL MEETING OF SHAREOWNERS
WEDNESDAY, MAY 18, 2011
10 A.M. EASTERN DAYLIGHT TIME
ZOELLNER ARTS CENTER
420 E. PACKER AVENUE
(on the campus of Lehigh University)
BETHLEHEM, PA

PPL Corporation
Two North Ninth Street	proxy
Allentown, PA 18101

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 18, 2011.
James H. Miller and Robert J. Grey, and each of them, are hereby appointed proxies, with the power of substitution, to vote the shares of the undersigned, as directed on the reverse side of this proxy, at the Annual Meeting of Shareowners of PPL Corporation to be held on May 18, 2011, and any adjournments or postponements thereof, and in their discretion to vote and act upon any other matters as may properly come before said meeting and any adjournments or postponements thereof.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4, “1 year” for Item 5 and “AGAINST” Items 6 and 7.
By signing the proxy, you revoke all prior proxies and appoint James H. Miller and Robert J. Grey, and each of them, will full power substitution, to vote your shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof.
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your Telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
If you have consented to access the annual report and proxy information electronically, you may view it by going to PPL Corporation’s website at http://www.pplweb.com/PPLCorpProxy.

INTERNET	PHONE	MAIL

www.eproxy.com/ppl	1-800-560-1965	Mark, sign and date your proxy card

Use the Internet to vote your proxy	Use any touch-tone telephone to	and return it in the postage-paid
24 hours a day, 7 days a week, until	vote your proxy 24 hours a day,	envelope we’ve provided or return it
11:59 p.m. (CDT) on May 17, 2011.	7 days a week, until 11:59 p.m.	to PPL Corporation, c/o Shareowner
	(CDT) on May 17, 2011.	ServicesSM, P.O. Box 64873, St. Paul,
MN 55164-0873.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

     Address Change? Mark box, sign, and indicate changes below: ☐

COMPANY #

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS BALLOT CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1. Election of directors:	01 Frederick M. Bernthal	06 Stuart Heydt	☐	Vote FOR	☐	Vote WITHHELD
	02 John W. Conway	07 James H. Miller		all nominees		from all nominees
	03 Steven G. Elliott	08 Craig A. Rogerson		(except as marked)
	04 Louise K. Goeser	09 Natica von Althann
	05 Stuart E. Graham	10 Keith W. Williamson

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

ò Please fold here — do not separate ò

2. Approval of the Short-term Incentive Plan	☐ For	☐ Against	☐ Abstain

3. Ratification of the appointment of Independent Registered Public Accounting Firm	☐ For	☐ Against	☐ Abstain

4. Advisory vote on executive compensation	☐ For	☐ Against	☐ Abstain
The Board of Directors Recommends you vote for “1 YEAR” for Item 5.

5. Advisory vote on the frequency of future executive compensation votes	☐ 1 Year	☐ 2 Years	☐ 3 Years	☐ Abstain
The Board of Directors Recommends a Vote AGAINST Items 6 and 7.

6. Shareowner Proposal — Director Election Majority Vote Standard Proposal	☐ For	☐ Against	☐ Abstain

7. Shareowner Proposal — Special Shareowner Meetings	☐ For	☐ Against	☐ Abstain

Date	Signature(s) in Box

Please sign exactly as your name(s) appears on ballot. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the ballot.

PPL CORPORATION
ANNUAL MEETING OF SHAREOWNERS
WEDNESDAY, MAY 18, 2011
10 A.M. EASTERN DAYLIGHT TIME
ZOELLNER ARTS CENTER
420 E. PACKER AVENUE
(on the campus of Lehigh University)
BETHLEHEM, PA

PPL Corporation
Employee Stock Ownership Plan (ESOP)	Confidential Ballot

This is a ballot for voting your shares of PPL Corporation Common Stock held in the ESOP. Please complete the ballot card and return in the envelope provided or vote by telephone or the Internet. Fidelity Investments, as Trustee of the ESOP, will vote shares held in your ESOP Account as directed on the ballot at the Annual Meeting of Shareowners of PPL Corporation to be held on May 18, 2011.
If you do not return your ballot card, or return it unsigned, or do not vote by telephone or Internet, the ESOP provides that the Trustee will vote your shares in the same percentage as shares held by participants for which the Trustee has received timely voting instructions.
Please review the information carefully and indicate how you wish your shares to be voted at the Annual Meeting. Mark, sign, date and use the return envelope for mailing your ballot (if you do not vote by telephone or Internet) to Fidelity Investments’ agent for tabulation. Timely receipt of your instructions on a signed ballot card or by telephone or Internet is extremely important.
This ballot, if sent by mail, must be received by the close of business on May 13, 2011 in order for your vote to be counted. If you wish to vote by telephone or on the Internet, please follow the attached instructions.
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your Telephone or Internet vote authorizes the PPL Employee Stock Ownership Plan (“ESOP”) Trustee
to vote your shares in the same manner as if you marked, signed and returned your ballot card.
If you have consented to access the annual report and proxy information electronically, you may view it by going to PPL Corporation’s website at http://www.pplweb.com/PPLCorpProxy.

INTERNET	PHONE	MAIL

www.eproxy.com/ppl	1-800-560-1965	Mark, sign and date your proxy card

Use the Internet to vote your ballot	Use any touch-tone telephone to	and return it in the postage-paid
24 hours a day, 7 days a week, until	vote your ballot 24 hours a day,	envelope we’ve provided or return it
11:59 p.m. (CDT) on May 13, 2011.	7 days a week, until 11:59 p.m.	to PPL ESOP Trustee, c/o Shareowner
	(CDT) on May 13, 2011.	ServicesSM, P.O. Box 64873, St. Paul,
MN 55164-0873.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Ballot Card.

ADMISSION TICKET

Please present for admission to meeting.

PPL Corporation Annual Meeting of Shareowners
10 a.m., May 18, 2011
Zoellner Arts Center
420 E. Packer Avenue
(on the campus of Lehigh University)
Bethlehem, Pennsylvania

April 6, 2011

Dear Shareowner,

It is a pleasure to invite you to attend the 2011 Annual Meeting of Shareowners, which will be held at 10 a.m. on Wednesday, May 18, 2011. Please note that the location of the Annual Meeting has changed this year. The Annual Meeting will be held at the Zoellner Arts Center, 420 E. Packer Avenue (on the campus of Lehigh University), Bethlehem. For your convenience, a map showing our meeting location, along with written directions, is enclosed in the Proxy Statement.

Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. We will conclude the formal portion of the meeting with a discussion of the company’s operations, and a question-and-answer period will follow.

We hope you will be able to attend in person. If you plan to attend the meeting, please bring this Admission Ticket with you to the meeting. Please follow the instructions on the enclosed proxy card for voting over the Internet, by telephone or by returning your proxy. If you are unable to attend the meeting but have any questions or comments on the company’s operations, we would like to hear from you.

Your vote is important. Whether you own one share or many, please vote as soon as possible so that you will be represented at the meeting in accordance with your wishes.

Sincerely,

James H. Miller
Chairman, President and Chief Executive Officer